UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.        )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CYGNUS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

$44,600,000 (estimated solely for purposes of calculating the filing fee)

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$5,250

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CYGNUS, INC.

400 Penobscot Drive
Redwood City, California 94063-4719

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held March 23, 2005

To the Stockholders of Cygnus, Inc.:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Meeting”) of Cygnus, Inc. (the “Company”) will be held on Wednesday, March 23, 2005 at 10 a.m., local time at the Sofitel Hotel, 223 Twin Dolphin Drive, Redwood City, California 94065, for the following purposes:

1. To consider and act upon a proposal to approve and adopt the Asset Purchase Agreement, attached as Annex A to the accompanying Proxy Statement, and the sale of certain of our assets to Animas Corporation for a cash purchase price of $10.0 million pursuant thereto, as described in more detail in the Proxy Statement;

2. To consider and act upon a proposal to approve the Plan of Complete Liquidation and Dissolution attached as Annex B to the Proxy Statement, including the dissolution of the Company contemplated thereby;

3. To vote to adjourn the Meeting even if a quorum is present, if necessary to solicit additional votes in favor of approval of the Asset Purchase Agreement and/or the Plan of Complete Liquidation and Dissolution; and

4. To consider and transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Asset Purchase Agreement, dated as of December 16, 2004, by and between the Company, Animas Corporation, a Delaware corporation, and Animas Technologies LLC, a Delaware limited liability company, is attached as Annex A to the Proxy Statement.

      The Board of Directors unanimously recommends that you vote (i) FOR the approval and adoption of the Asset Purchase Agreement and the asset sale described therein, (ii) FOR the approval of the Plan of Complete Liquidation and Dissolution and (iii) FOR the proposal to adjourn the Meeting even if a quorum is present, if necessary to permit further solicitation of votes if there are not sufficient votes at the time of the Meeting to approve the Asset Purchase Agreement and/or dissolution proposals.

      Our independent financial advisor, First Albany Capital Inc., rendered an opinion to our Board of Directors that the consideration to be received by the Company from the consummation of the transactions contemplated by the Asset Purchase Agreement is fair, from a financial point of view, to the Company.

      If the Asset Purchase Agreement is not consummated, whether due to lack of stockholder approval or other reasons, it is likely we will file for, or will be forced to resort to, bankruptcy protection and it is unlikely that there would be funds available for a distribution to stockholders.

      Only stockholders of record at the close of business on February 10, 2005 (the “Record Date”) are entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof. The stock transfer books of the Company will remain open between the Record Date and the date of the Meeting.

      To ensure your representation at the Meeting and the presence of a quorum at the Meeting, please vote as soon as possible, even if you plan to attend the Meeting. If a quorum is not reached, the Company may have the added expense of re-issuing these proxy materials. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed, dated and returned to ensure that all of your shares will be voted. If you hold your shares through a broker, bank or other nominee, promptly return the voting instruction card you receive; you may also be able to vote electronically via the Internet or by telephone if your broker, bank or other nominee offers such a program. Submitting your instructions by any of these methods will not affect your right to attend the Meeting to vote your shares in person. However, if you do hold your shares through a broker, bank or other nominee, you must obtain a proxy from the record holder in order to vote in person at the Meeting. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors

/s/ BARBARA G. MCCLUNG

Barbara G. McClung
Corporate Secretary

Redwood City, California

February 9, 2005

i

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The Proposals to Be Voted On

Q:	What proposals will be voted on at the meeting?

A:	The following three proposals will be voted on at the meeting:

•	The first proposal to be voted on is whether to approve and adopt the Asset Purchase Agreement, attached as Annex A to the accompanying proxy statement, and the sale of certain of our assets to Animas Corporation, a Delaware corporation, described in the Asset Purchase Agreement, for $10.0 million in cash. In addition, certain assets are excluded from the assets to be sold. See “Proposal No. 1 — Approval and Adoption of Asset Purchase Agreement” for a more detailed description of the transaction with Animas.

•	The second proposal to be voted on is whether to approve the Plan of Complete Liquidation and Dissolution of Cygnus, Inc., substantially in the form of Annex B attached to the accompanying proxy statement, including the dissolution of Cygnus contemplated thereby.

•	The third proposal to be voted on is whether to adjourn the meeting even if a quorum is present. The third proposal will be voted on only if necessary to solicit additional votes in favor of approval of the Asset Purchase Agreement and/or the plan of dissolution.

        See “Notice of Special Meeting of Stockholders.”

Recommendation of the Board of Directors

Q:	What is the Board of Directors’ recommendation with respect to the asset sale proposal and the plan of dissolution proposal?

A:	Our Board has unanimously:

•	determined that the Asset Purchase Agreement and the transactions contemplated thereby, are fair to the Company and in the best interests of the Company and its stockholders,

•	approved and adopted the Asset Purchase Agreement and the transactions contemplated thereby, in accordance with the requirements of the Delaware General Corporation Law,

•	declared that the Asset Purchase Agreement is advisable, and

•	resolved to recommend that stockholders of the Company approve and adopt this Agreement.

      Our Board has also unanimously determined that it is advisable in its judgment that the plan of dissolution be adopted and that the Company be dissolved. See “Proposal No. 1: Approval of the Asset Sale — Reasons for the Asset Purchase Agreement and the Plan of Dissolution; Board Recommendation.”

        Accordingly, our Board of Directors recommends a vote “FOR” approval of the asset sale, “FOR” approval of the plan of dissolution and “FOR” the adjournment of the meeting even if a quorum is present, if necessary to solicit additional votes in favor of the asset sale and/or the plan of dissolution.

The Asset Sale

Q:	What will happen if the asset sale to Animas is approved?

A:	If the asset sale provided for in the Asset Purchase Agreement is approved, we will consummate the sale of certain of our assets subject to satisfaction of the closing conditions set forth in the Asset Purchase Agreement. We anticipate that the transaction will close shortly after the meeting.

Q:	Why did Cygnus enter into the Asset Purchase Agreement?

A:	After due consideration of all other alternatives reasonably available to Cygnus, the Cygnus Board of Directors concluded that the completion of the sale of certain of our assets to Animas for $10.0 million in cash was the only alternative reasonably likely to enable Cygnus to satisfy Cygnus’ outstanding obligations and to maximize value to its stockholders and creditors. See “Proposal No. 1: Approval of the Asset Sale — Background of the Asset Sale and Dissolution” and “— Reasons for the Asset Purchase Agreement and the Plan of Distribution; Board Recommendation.”

Q:	Who is the purchaser?

A:	The purchaser of Cygnus’ assets will be Animas Technologies LLC, a wholly owned subsidiary of Animas Corporation. Animas Technologies LLC has not engaged in any activity other than activities for the purpose of acquiring Cygnus’s assets. Animas Corporation, the parent company of Animas Technologies LLC, is a manufacturer and distributor of insulin infusion pumps and related products. Animas Corporation became a publicly traded company in May 2004. Both Animas Corporation and Animas Technologies LLC have a principal place of business at 200 Lawrence Drive, West Chester, PA 19380.

Q:	What is the purchase price for Cygnus’ assets?

A:	Animas will pay us a total purchase price of $10.0 million in cash for the assets to be sold to it. See “Proposal No. 1: Approval of the Asset Sale — Principal Provisions of the Asset Purchase Agreement.”

Q:	What assets are being sold to Animas

A:	The assets Cygnus proposes to sell to Animas primarily consist of our intellectual property rights, product development and production equipment, inventory and certain assumed contracts, including all supplier, manufacturing and license agreements related to our products. See “Proposal No. 1: Approval of the Asset Sale — Principal Provisions of the Asset Purchase Agreement.”

Q:	What assets are not being sold to Animas?

A:	We are not selling our cash, cash equivalents and investments, accounts receivable or our arbitration claim against Ortho-McNeil Pharmaceutical, Inc., a Johnson & Johnson company, potential tax refunds, the lease for our Redwood City, California, facility or certain other assets. See “Proposal No. 1: Approval of the Asset Sale — Principal Provisions of the Asset Purchase Agreement.”

Q:	What liabilities will be assumed by Animas?

A:	Animas will assume only liabilities under certain assumed contracts arising on or after the closing date, certain liabilities, at the option of Animas, should there be a casualty loss prior to the closing date to the assets it is purchasing, and any tort liability related to or arising out of any of the GlucoWatch Biographer line of products sold on or after the closing date. See “Proposal No. 1: Approval of the Asset Sale — Principal Provisions of the Asset Purchase Agreement.”

Q:	What liabilities will not be assumed by Animas?

A:	All other liabilities will remain Cygnus’ obligation, including tort liabilities and warranties in connection with any products sold by us prior to the closing date. See “Proposal No. 1: Approval of the Asset Sale — Principal Provisions of the Asset Purchase Agreement.”

Q:	What will Cygnus do with the $10.0 million of asset sale proceeds?

A:	In general, we would use the $10.0 million of asset sale proceeds, along with our remaining cash, to satisfy our remaining obligations, fund the operating expenses of our further scaled-down operations and fund the expenses of prosecuting the arbitration matter against Ortho-McNeil. Upon the closing of the asset sale, we would satisfy our remaining arbitration obligation (currently $11.5 million, but would be reduced to $10.0 million if paid before February 28, 2006) to Sanofi Aventis in order to release our assets, including our intellectual property, from the security interests that Sanofi has in those assets. We need to do this to effectuate the asset sale, rather than adhering to the existing repayment schedule, which requires installments over three years beginning in 2005 and involves a greater payment amount. See “Proposal No. 1: Approval of the Asset Sale — Principal Provisions of the Asset Purchase Agreement,” “— General.”

Q:	What will happen if the asset sale to Animas is not approved?

A:	We are not currently manufacturing products and are not conducting research and development on new products. We do not have a comprehensive sales, marketing and distribution partner and we know of no other parties interested in having such a partnership at this time. As previously publicly disclosed, we have incurred recurring operating losses and will require additional cash to continue in operation. These conditions raise substantial doubt about our ability to continue as a going concern beyond March 31, 2005. Accordingly, if the asset sale to Animas is not completed, whether due to the failure of stockholders to approve the transaction or to the failure to satisfy closing conditions, we would likely file for, or be forced to resort to, bankruptcy protection and it is unlikely that there would be funds available for a distribution to stockholders. In that scenario, while we would seek to sell our assets, we cannot assure you that the assets could be sold at all. If we were to seek bankruptcy protection, it is unclear whether we would have the funds to continue pursuing our claim in the arbitration matter. See “Proposal No. 1: Approval of the Asset Sale — Reasons for the Asset Purchase Agreement and the Plan or Dissolution; Board Recommendation” and “— General.”

The Arbitration Matter

Q:	What is the arbitration claim against Ortho-McNeil, or arbitration matter?

A:	It is a claim we have arising out of the sale of substantially all of our drug delivery business segment assets to Ortho-McNeil in 1999 and we refer to it as the arbitration matter. Under the terms of our agreement, Ortho-McNeil paid us $20.0 million and was supposed to pay us up to an additional $55.0 million in cash, contingent on the achievement of certain milestones. Of this $55.0 million, $20.0 million was not paid to us because certain Ortho-McNeil technical and regulatory accomplishments relating to the Ortho Evra® (Johnson & Johnson, New Brunswick, New Jersey) contraceptive patch were not met. In addition, Ortho-McNeil apparently decided not to pursue certain FDA approvals contemplated by our asset purchase agreement with it, which resulted in the milestones related to $30.0 million in contingent payments not having been met. Ortho-McNeil also made changes to pre-existing contracts with a third party that could prevent Cygnus from receiving up to an additional $4.6 million payment. We believe that these actions by Ortho-McNeil were improper, and caused the Company to suffer damages totaling at least $34.6 million. We intend to vigorously pursue our claims that are the subject of this arbitration matter until final resolution, although our Board of Directors will have the discretion to resolve matters relating to the pursuit of our claims at any time it determines such course to be in the best interests of our creditors and stockholders. We expect final resolution of the arbitration matter to occur prior to the end of December 2005. See “Proposal No. 2: Approval of Plan of Complete Liquidation and Dissolution — the Arbitration Matter.”

Q:	What is the range of recovery in the arbitration matter?

A:	We are seeking $34.6 million in damages in the arbitration matter. The arbitration matter is at an early stage, and the outcome of the arbitration matter is inherently uncertain. Although we believe we have meritorious claims, it is impossible to predict whether we will prevail in the arbitration matter, or to determine the amount of money, if any, we will recover. It is possible that we could receive no recovery at all. This is a risk inherent in all litigation. See “Caution Regarding Forward-Looking Statements,” “Proposal No. 2: Approval of Plan of Complete Liquidation and Dissolution — the Arbitration Matter” and “— Liquidating Distributions; Nature; Amount; Timing.”

The Plan of Dissolution and Possible Distributions to Stockholders

Q:	What will happen if the plan of dissolution is approved?

A:	If the plan of dissolution is approved, at such time after the closing the Asset Purchase Agreement as our Board of Directors determines in its discretion, we anticipate that we will file a certificate with the Delaware Secretary of State to dissolve Cygnus as a legal entity, complete the liquidation of our remaining assets (other than the arbitration matter, which we would continue to pursue if not resolved by then), and satisfy (or make provisions to satisfy) our remaining obligations. We may decide to wait to file the certificate of dissolution for a year or more (but no more than three years from the date the stockholders approve the plan of dissolution), though we would begin the process of winding down our business as soon as the asset sale closes so that we can devote our resources to pursuing the arbitration matter. We would take all steps necessary to reduce our operating expenses through the termination of employees and other cost-cutting measures so that the focus of our operations would be to pursue the arbitration matter. We would hold the cash proceeds of the asset sale to Animas and all of our other cash to fund the satisfaction of our obligations, including the arbitration obligation to Sanofi (currently $11.5 million, but would be reduced to $10.0 million if paid before February 28, 2006), our ongoing operating expenses and the expenses of prosecuting the arbitration matter until its resolution and then make distributions to our stockholders of any available liquidation proceeds following the resolution of the arbitration matter. Our current intention is to file a certificate of dissolution after the resolution of the arbitration matter. We intend to make a public announcement of the anticipated filing date of the certificate of dissolution at least 10 business days in advance of the filing. See “Proposal No. 2 — Approval of Plan of Complete Liquidation and Dissolution — Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution” and “— Principal Provisions of the Plan.”

Q:	When will stockholders receive any payment from our liquidation?

A:	Subject to the stockholder approval of the plan of dissolution, we anticipate that we would hold onto our liquidation proceeds, if any, including any remaining proceeds of the asset sale to Animas, if approved and consummated, until the arbitration matter is resolved. The proceeds of the asset sale to Animas will be used first toward satisfaction of our arbitration obligation to Sanofi. The timing of distributions to stockholders, if any, would depend on the timing of the resolution of the arbitration matter and distributions may not occur, if at all, until at least January 2006. During such time, the liquidation proceeds would be used to satisfy (or make provision to satisfy) our remaining obligations and the costs of operating our further scaled back business. Thereafter, we will distribute liquidation proceeds, if any, to our stockholders as our Board of Directors deems appropriate. See “Proposal No. 2 — Approval of Plan of Complete Liquidation and Dissolution — Liquidating Distributions; Nature; Amount; Timing.”

Q:	What is the amount of the payment that stockholders will receive from our liquidation assuming that the sale to Animas is consummated on the terms described in the accompanying proxy statement?

A:	The biggest variable in the amount we would distribute to stockholders is the result of the arbitration matter, in which we are seeking $34.6 million in damages and in which it is impossible to predict whether we will prevail or to determine the amount of money, if any, we will recover. Assuming that the sale of assets to Animas is consummated on the terms described in the accompanying proxy statement, and that we complete our dissolution by the beginning of 2006, we estimate that the amount ultimately distributed to our stockholders would be in the range of $0.03 per share at the low recovery end of the range (which assumes no recovery in the arbitration matter), $0.43 per share at the mid recovery point of the range (which assumes a recovery of 50% of the damages claimed in the arbitration matter), and $0.82 per share at the high recovery end of the range (which assumes a recovery of 100% of the damages claimed in the arbitration matter). Stockholders should not assume we will recover any particular amount, or any amount, in the arbitration matter because its outcome is inherently uncertain. Moreover, the arbitration matter is at an early stage. Stockholders should not assume that one outcome (e.g., the mid recovery range) is any more likely an outcome than any other outcome. Other factors that may affect the per share distribution amount to stockholders include the actual amount of expenses we incur for such things as legal and accounting fees in the proposed transaction and in pursuing the arbitration matter, operating expenses and other liabilities we incur that would reduce the per share distribution amount. Such factors could reduce the estimated distribution amounts and, in particular, could reduce the estimated distribution amount at the low recovery end of the range to zero. The above estimates are also based on the assumption that there would be only a modest tax liability, due to the federal alternative minimum tax of 2%, on any award received in the arbitration matter. Under certain circumstances, significant portions of our net operating loss carryforwards could be unavailable to shelter the gain associated with any such award, thereby reducing the per share estimates listed above. See “Proposal No. 2 — Approval of Plan of Complete Liquidation and Dissolution — Liquidating Distributions; Nature; Amount; Timing” and “— The Arbitration Matter.”

Q:	Do our executive officers and directors have any interest in the plan of dissolution or the asset sale?

A:	Our four executive officers have employment agreements entered into in 2000 that provide for lump sum severance payments and continuation of health and life insurance payments for twelve months and full vesting of all unvested stock options in the event that an executive officer’s employment is terminated without cause. The employment of each of these executive officers is likely to be terminated during the wind down of our activities whether or not the plan of dissolution or asset sale is approved by the stockholders. The total severance amount payable to all executive officers is approximately $2.0 million. In addition, our directors and executive officers have vested and unvested stock options at various exercise prices; the unvested stock options of executive officers would vest upon termination of employment.

We are considering asking Mr. Hodgman and Ms. McClung to remain with us after the closing of the Asset Purchase Agreement. We have had preliminary discussions with Mr. Hodgman and Ms. McClung, but no definitive arrangements have been reached. In addition to salary payments, we are also considering setting aside a portion of any arbitration award in the arbitration matter as a reserve for discretionary bonuses that our Board of Directors may decide to award to Mr. Hodgman and Ms. McClung. Such bonuses would not exceed $500,000 in the aggregate. Our Board of Directors would retain the discretion to determine whether any such bonus, up to the aggregate amount, would be paid. See “Proposal No. 1: Approval of the Asset Sale — Interests of Certain Persons in the Asset Sale and the Plan of Dissolution” and “Proposal No. 2: Approval of Plan of Complete Liquidation and Dissolution — Interests of Certain Persons in the Asset Sale and the Plan of Dissolution.”

Q:	Does the plan of dissolution involve any risk of liability to our stockholders?

A:	As part of our plan of dissolution, we are obligated to pay, or make provision for the payment of, our expenses and our fixed and contingent liabilities. Under Delaware law, a stockholder could be held personally liable to our creditors for any deficiency, to the extent of such stockholder’s previous distributions from us in dissolution, if we fail to make adequate provision for the payment of our expenses and liabilities. Moreover, if a stockholder has paid taxes on distributions previously received by the stockholder, a repayment of all or a portion of the prior distribution could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable by that stockholder. See “Proposal No. 2 — Approval of Plan of Complete Liquidation and Dissolution — Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution — If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, our stockholders could be held liable for payment to our creditors for amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.”

Relationship Between the Asset Sale and Plan of Dissolution Proposals

Q:	Is the plan of dissolution conditioned upon the completion of the asset sale to Animas?

A:	No. The plan of dissolution as currently proposed is not conditioned upon completion of the asset sale to Animas. If the proposed asset sale to Animas is not approved by our stockholders or is otherwise not consummated, we would still intend to dissolve the Company and complete the liquidation of our assets. It is uncertain what amount, if any, would be received upon the sale of our assets, when such amounts would be received, if such amount would be enough to pay all of our outstanding liabilities, or if there would be any funds available to distribute to stockholders thereafter. In the absence of a sale of assets to Animas, it is also likely that we would not have sufficient funds to fully pursue our arbitration matter, which could have a material adverse effect on our ability to recover funds in such claim. In that scenario, we would likely file for, or be forced to resort to, bankruptcy protection and it is unlikely that there would be funds available for a distribution to stockholders. See “General” and “Proposal No. 1 — Approval of the Asset Sale — Principal Provisions of the Asset Purchase Agreement — Relationship to Plan of Dissolution.”

Q:	Is the asset sale to Animas conditioned upon the plan of dissolution being approved?

A:	No. The asset sale to Animas is not conditioned upon plan of dissolution being approved. See “General” and “Proposal No. 1 — Approval of the Asset Sale — Principal Provisions of the Asset Purchase Agreement — Relationship to Plan of Dissolution.”

Q:	What will happen if the asset sale to Animas is approved and the plan of dissolution is not approved?

A:	If our stockholders do not also approve the plan of dissolution, we will still complete the asset sale to Animas if it is approved by our stockholders and the other conditions to closing are met. In that case, we will have transferred substantially all of our operating assets and contracts to Animas and will not have any operations to generate revenue, with the exception of a possible recovery in the arbitration matter. With no foreseeable assets with which to generate revenues (with the exception of a possible recovery in the arbitration matter) and no plan of dissolution approved, we would use the cash received from the asset sale, as well as our other cash, to satisfy our arbitration obligation to Sanofi as mandated by the Asset Purchase Agreement, to fund the pursuit of our claims in the arbitration matter and, instead of making a distribution to stockholders pursuant to the plan of dissolution, pay ongoing operating expenses. We would have no business or operations after the sale of our assets to Animas, and will have retained only those employees required to maintain our corporate existence and to pursue the arbitration matter. We do not intend to invest in another operating business. See “General” and “Proposal No. 1 — Approval of the Asset Sale — Principal Provisions of the Asset Purchase Agreement — Relationship to Plan of Dissolution.”

Voting Matters

Q:	What vote is required?

A:	The proposal to approve the asset sale to Animas requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. The proposal to approve the plan of dissolution also requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Since the affirmative vote of a majority of outstanding shares is required for both proposals, it is critical that as many stockholders as possible vote their shares. See “Voting and Quorum; Broker Non-Votes.”

Q:	What happens if we don’t have a quorum or enough affirmative votes at the meeting?

A:	If we don’t have a quorum at the stockholders meeting or if we don’t have sufficient affirmative votes in favor of the two proposals, we may adjourn the meeting to a later time to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing items. We may adjourn the meeting without notice, other than by the announcement made at the meeting. Under our bylaws, the chairman of the meeting has the power to adjourn the meeting if a quorum is not present. If a quorum is present, then we can adjourn the meeting by approval of the holders of a majority of the stock having voting power present in person or represented by proxy. We are soliciting proxies to vote in favor of adjournment of the meeting even if a quorum is present, if necessary to provide additional time to solicit votes in favor of approval of the asset sale and/or the plan of dissolution. If adjourning the meeting does not enable a quorum to be established or attract sufficient affirmative votes in favor of the proposals, the proposals will not pass. See “Voting and Quorum; Broker Non-Votes.”

Q:	What do I need to do now?

A:	You should read the accompanying proxy statement carefully and promptly submit your proxy card in the enclosed pre-addressed envelope or promptly submit your voting instruction card to your broker, banker or other nominee (or vote by telephone or Internet if your broker, bank or other nominee offers such a program) to ensure that your vote is counted at the special meeting.

Q:	Do I have to attend the meeting in order to vote?

A:	No. If you want to have your vote count at the meeting, but not actually attend the meeting in person, you may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to your broker, bank or other nominee. If you hold your shares in street name, most brokerage firms, banks and other nominees offer telephone and Internet voting options. Check the information forwarded by your bank, broker or other nominee to see which options are available to you. You can vote by the following methods:

       Proxy Cards

       You may submit your proxy by mail by signing your proxy card and mailing it in the enclosed pre-addressed envelope. Proxy cards properly executed, duly returned to us and not revoked will be voted in accordance with the specifications made in the proxy card.

       Voting Instruction Cards

       If you hold your shares through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Most of these organizations offer voting by telephone or Internet.

Q:	What happens if I do not return a proxy card or vote in person at the meeting?

A:	The failure to vote will have the same effect as voting AGAINST approval of the asset sale and the plan of dissolution. See “Voting Procedures” and “Voting and Quorum; Broker Non-Votes.”

Q:	What happens if I vote to ABSTAIN?

A:	A vote to abstain will have the same effect as a vote AGAINST a proposal. See “Voting and Quorum; Broker Non-Votes.”

Q:	What happens if I return a signed proxy card but do not indicate how to vote my proxy?

A:	If you do not include instructions on how to vote your properly signed and dated proxy, your shares will be voted FOR approval of the asset sale, the plan of dissolution and the proposal to adjourn the meeting even if a quorum is present, if necessary to solicit additional votes.

Q:	Can I change my vote after I have mailed my signed proxy or voting instruction card?

A:	Yes. You can change your vote at any time before proxies are voted at the meeting. Proxies may be revoked by any of the following actions:

•	delivering a written notice to our Corporate Secretary at our principal executive offices (400 Penobscot Drive, Redwood City, CA 94063) revoking your proxy;

•	delivering a new proxy bearing a later date to our Corporate Secretary; or

•	attending the meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

    If your shares are held in “street name” by your broker, bank or other nominee, you must submit new voting instructions to your broker, bank or other nominee. See “Revocability of Proxies.”

Q:	If my Cygnus shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A:	If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting, unless you request a proxy from your broker, bank or other nominee. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Asset Purchase Agreement and the plan of dissolution and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be considered as “present” for purposes of determining a quorum but are not considered as voting power present with respect to the proposals. “Broker non-votes” will have the effect of a vote against proposals 1 and 2 and no effect on proposal 3. Your broker will send you information to instruct it on how to vote on your behalf. If you don’t receive a voting instruction card from your broker, please contact your broker to get the voting instruction card. YOUR VOTE IS CRITICAL TO THE SUCCESS OF OUR PROPOSALS. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote. See “Voting and Quorum; Broker Non-Votes.”

Q:	Can I still sell my shares of Cygnus common stock?

A:	Yes. Our common stock is traded on the OTC Bulletin Board under the symbol “CYGN.” If the plan of dissolution is approved by our stockholders, our Board will then decide when to file the certificate of dissolution with the Delaware Secretary of State, which filing may be done on a delayed basis up to three years after the meeting. We will close our stock transfer books and discontinue recording transfers of shares of our common stock at the close of business on the date we file the certificate of dissolution with the Delaware Secretary of State. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books. After the filing of our certificate of dissolution, in order to reduce our operating expenses, we intend to request approval from the Securities and Exchange Commission to eliminate our public reporting obligations. We intend to make a public announcement of the anticipated filing date of the certificate of dissolution at least 10 business days in advance of the filing. See “Proposal No. 2 — Approval of Plan of Complete Liquidation and Dissolution — Listing and Trading of the Common Stock.”

Q:	Do I have any appraisal rights in connection with the asset sale or dissolution?

A:	No. Our stockholders do not have appraisal rights in connection with the asset sale or plan of dissolution. See “Proposal No. 1 — Approval of the Asset Sale — Absence of Appraisal Rights” and “Proposal No. 2 — Approval of Plan of Complete Liquidation and Dissolution — Absence of Appraisal Rights.”

Stockholder Questions

Q:	Who can help answer my questions?

A:	If you have any questions about the meeting or the proposals to be voted on at the meeting, or if you need additional copies of the accompanying proxy statement or copies of any of our public filings referred to in the accompanying proxy statement, you should contact our Corporate Communications department at:

Cygnus, Inc.

400 Penobscot Drive
Redwood City, California 94063-4719
Telephone: (650) 369-4300 (option 2)
Attention: Cygnus Corporate Communications

      Our public filings can also be accessed at the Securities and Exchange Commission’s web site at www.sec.gov. and at our corporate website at www.cygn.com. Except to the extent expressly incorporated herein, neither our public filings nor the contents of our corporate website are a part of the accompanying proxy statement.

      If you have questions, you can also contact our proxy solicitor, Georgeson Shareholder Communications, Inc., at:

Georgeson Shareholder Communications, Inc.

17 State Street
New York, NY 10004
Toll Free Telephone: (877) 868-4956

CYGNUS, INC.
400 Penobscot Drive
Redwood City, California 94063

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held March 23, 2005

General

      This Proxy Statement is furnished in connection with the solicitation on behalf of the board of directors (the “Board of Directors” or the “Board”) of Cygnus, Inc., a Delaware corporation (“Cygnus” or the “Company”), of proxies in the enclosed form for use in voting at the Special Meeting of Stockholders (the “Meeting”) to be held on Wednesday, March 23, 2005 at 10 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The Meeting will be held at the Sofitel Hotel, 223 Twin Dolphin Drive, Redwood City, California 94065. The telephone number at that location is (650) 598-9000. As used herein, the terms “we,” “us,” “our” and similar terms refer to Cygnus.

      These proxy solicitation materials are being mailed on or about February 14, 2005 to all stockholders entitled to vote at the Meeting.

      The first proposal to be acted upon at the Meeting is the approval and adoption of the Asset Purchase Agreement, dated as of December 16, 2004 (the “Asset Purchase Agreement”), by and among the Company, Animas Corporation, a Delaware corporation (“Animas”) and Animas Technologies LLC, a Delaware limited liability company, and the sale of certain assets of the Company to Animas described therein. A copy of the Asset Purchase Agreement, which provides for a sale of certain assets to Animas for a purchase price of $10.0 million in cash, is attached as Annex A to this Proxy Statement. We encourage you to read the Asset Purchase Agreement in its entirety. Pursuant to the Asset Purchase Agreement, the Company will sell to Animas substantially all of its assets, including, among other things, intellectual property, product development and production equipment, inventory and certain assumed contracts, including all supplier, manufacturing and license agreements related to our products. However, the Company is not selling its cash, cash equivalents and investments, accounts receivable and claims that are the subject of the Arbitration Matter (defined below under “Proposal No. 2: Approval of Plan of Complete Liquidation and Dissolution — the Arbitration Matter”). This sale is referred to in this Proxy Statement as the “Asset Sale”, and the assets being sold are referred to as the “Purchased Assets”. See “Proposal No. 1: Approval of the Asset Sale” for a more complete description of the Asset Purchase Agreement. References to “Animas” in this Proxy Statement refer to Animas and/or its wholly-owned subsidiary, Animas Technologies LLC, as the case may be. Animas became a publicly traded company in May 2004. Animas Corporation and Animas Technologies LLC each has a principal place of business at 200 Lawrence Drive, West Chester, PA 19380.

      If the Asset Purchase Agreement is not consummated, whether due to lack of stockholder approval or other reasons, it is likely we will file for, or will be forced to resort to, bankruptcy protection and it is unlikely that there would be funds available for a distribution to stockholders.

      The second proposal to be acted upon at the Meeting is the approval of the Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Dissolution”). A copy of the Plan of Dissolution is attached as Annex B to this Proxy Statement. We encourage you to read the Plan of Dissolution in its entirety. Pursuant to the Plan of Dissolution, the Company will be completely liquidated at a date to be determined by the Board following the closing of the Asset Sale and the resolution of the Arbitration Matter, and, subject to paying or providing for all claims, obligations, liabilities and expenses, distribute the remaining cash, if any, of the Company pro rata to the stockholders of the Company of record on the date of liquidation or dissolution. Due to the pendency of the Arbitration Matter, the initial distribution to stockholders (if one is made) may not be made for up to a year or more following the closing of the Asset Sale. The Company’s Board of Directors also has the discretion to determine when to file the certificate of dissolution with the Delaware Secretary of State (but may not defer such filing longer than three years from the date the stockholders approve the Plan of

Dissolution). That filing may also take place closer in time to the initial distribution to stockholders (if one is made).

      The proposed Asset Sale is not conditioned upon the Plan of Dissolution being approved. If our stockholders do not also approve the Plan of Dissolution, we will still complete the Asset Sale if it is approved by our stockholders and the other conditions to closing are met. In this case, we will have transferred substantially all of our operating assets and contracts to Animas and will not have any operations to generate revenue, with the exception of possible revenues from the Arbitration Matter. With no assets with which to generate revenues (with the exception of a possible recovery in the Arbitration Matter) and no Plan of Dissolution approved, we would use the cash received from the Asset Sale, as well as our other cash, to satisfy our arbitration obligation to Sanofi Aventis (“Sanofi”) (currently $11.5 million, but would be reduced to $10.0 million if paid before February 28, 2006) as mandated by the Asset Purchase Agreement, and to pay ongoing operating expenses, instead of making a distribution to stockholders pursuant to the Plan of Dissolution.

      Similarly, our liquidation and dissolution pursuant to the Plan of Dissolution is not conditioned upon the completion of the Asset Sale. Approval of the Plan of Dissolution will constitute stockholder approval of the liquidation of assets of the Company following the dissolution of the Company. See “Proposal No. 2: Approval of Plan of Complete Liquidation and Dissolution” for a more complete description of the Plan of Dissolution.

      If we don’t have a quorum at the Meeting or if we don’t have sufficient affirmative votes in favor of the two proposals, we may adjourn the Meeting to a later time to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing proposals. We may adjourn the Meeting without notice, other than by the announcement made at the Meeting. Under our bylaws, the chairman of the meeting has the power to adjourn the Meeting if a quorum is not present. If a quorum is present, then we can adjourn the Meeting by approval of the holders of a majority of the shares of Cygnus stock having voting power present in person or represented by proxy. The Company is soliciting proxies to vote in favor of adjournment of the Meeting even if a quorum is present, if necessary to provide additional time to solicit votes in favor of approval of the Asset Purchase Agreement and/or the Plan of Dissolution. The Company’s Board of Directors recommends that you vote FOR the proposal to adjourn the Meeting.

      Except as described in this Proxy Statement, the Board of Directors does not know of any other matters that may be brought before the Meeting. In the event that any other matter should come before the Meeting, the persons named on the proxy cards will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment. A proxy may be revoked at any time before being voted by written notice to such effect received by the Company at the address set forth above, attn: Corporate Secretary, by delivery of a subsequently dated proxy or by a vote cast in person at the Meeting. Presence at the Meeting does not itself revoke the proxy.

Record Date; Voting Securities

      The Board of Directors has fixed the close of business on February 10, 2005 as the record date for the Meeting (the “Record Date”). Only stockholders of record on the Record Date are entitled to notice of and to vote at the Meeting. As of the close of business on the Record Date, the Company had 41,009,251 shares of common stock issued and outstanding (collectively, the “Shares”). The Company’s stock is traded in the over-the-counter market on the OTC Bulletin Board of the National Association of Securities Dealers under the symbol “CYGN.”

      A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours, at the Company’s offices, 400 Penobscot Drive, Redwood City, California 94063, for a period of ten days prior to the Meeting and will also be available at the Meeting. The Company’s telephone number is (650) 369-4300 (option 2), Corporate Communications.

Solicitation

      The costs of soliciting proxies will be borne by the Company. These costs will include the expenses of preparing and mailing proxy materials for the Meeting and reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Meeting to beneficial owners of the Company’s common stock. The Company has retained Georgeson Shareholder Communications, Inc. as its proxy solicitor for a fee of $7,000 plus out-of-pocket costs and expenses, such as telephone calls to stockholders. The Company may conduct further solicitation personally, telephonically, by Internet, by e-mail or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation of proxies.

Voting Procedures

      You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to your broker, bank or other nominee. You can also vote at the Meeting. You can vote by the following methods:

      By Mail —

      Proxy Cards. You may submit your proxy by mail by signing your proxy card and mailing it in the enclosed pre-addressed envelope. Proxy cards properly executed, duly returned to us and not revoked will be voted in accordance with the specifications made in the proxy card. If you received more than one proxy card, it means that you hold Shares in more than one account. Please sign and return all proxy cards to ensure that all your Shares are voted.

      Voting Instruction Cards. If you hold your Shares through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your Shares.

      In Person at the Meeting — We will pass out written ballots to anyone who wants to vote at the Meeting. If your Shares are held in street name and you wish to attend and vote at the Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation to vote your Shares at the Meeting.

      Possible Telephone and Internet Voting of Shares Held in Street Name — If you hold your Shares in street name, most brokerage firms, banks and other nominees offer telephone and Internet voting options. These programs may differ from the program provided to registered stockholders. Check the information forwarded by your bank, broker or other nominee to see which options are available to you.

Revocability of Proxies

      You can change your vote at any time before proxies are voted at the Meeting. Proxies may be revoked by any of the following actions:

•	delivering a written notice to our Corporate Secretary at our principal executive offices (400 Penobscot Drive, Redwood City, CA 94063) revoking your proxy;

•	delivering a new proxy bearing a later date to our Corporate Secretary; or

•	attending the Meeting and voting in person (although attendance at the Meeting will not, by itself, revoke a proxy).

      If your Shares are held in “street name” by your broker, bank or other nominee, you must submit new voting instructions to your broker, bank or other nominee.

Voting and Quorum; Broker Non-Votes

      Each Share is entitled to one vote on all matters. A majority of the Shares of common stock issued and outstanding and entitled to vote as of the Record Date, or 20,504,626 shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions will be counted as present for purposes of determining whether the quorum requirement is satisfied.

      Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval on non-routine matters, such as the approval of the Asset Purchase Agreement and the Plan of Dissolution and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be considered as “present” for purposes of determining a quorum but will not be considered as voting power present with respect to the proposals. Your broker will send you information to instruct it on how to vote on your behalf. If you do not receive voting instruction card from your broker, bank or other nominee please contact your broker bank or other nominee to get the voting instruction card. YOUR VOTE IS CRITICAL TO THE SUCCESS OF OUR PROPOSALS. We encourage all stockholders whose Shares are held in street name to provide their brokers with instructions on how to vote.

      The affirmative vote of the holders of a majority of the Shares of common stock issued and outstanding and entitled to vote is required for approval and adoption of the Asset Purchase Agreement and for approval of the proposed Plan of Dissolution. Accordingly, abstentions and broker non-votes have the effect of negative votes on the proposals to approve and adopt the Asset Purchase Agreement and to approve the Plan of Dissolution. Abstentions will have the effect of votes against the proposal to adjourn the Meeting; broker non-votes will have no effect on the proposal to adjourn the Meeting.

      If we don’t have a quorum at the Meeting or if we don’t have sufficient affirmative votes in favor of the proposals to approve the Asset Purchase Agreement and the Plan of Dissolution, we may adjourn the Meeting to a later time to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing proposals. We may adjourn the Meeting without notice, other than by the announcement made at the Meeting. Under our bylaws, the chairman of the meeting has the power to adjourn the Meeting if a quorum is not present. If a quorum is present, then we can adjourn the Meeting by approval of the holders of a majority of the shares of Cygnus stock having voting power present in person or represented by proxy. The Company is soliciting proxies to vote in favor of adjournment of the Meeting even if a quorum is present, if necessary to provide additional time to solicit votes in favor of approval of the Asset Purchase Agreement and/or the Plan of Dissolution.

      All proxies duly executed and received will be voted on all matters presented at the Meeting in accordance with the specifications made in such proxies. In the absence of specified instructions, proxies so received will be voted (i) FOR the proposal to approve and adopt the Asset Purchase Agreement and the Asset Sale described therein, (ii) FOR the proposal to approve the Plan of Dissolution, (iii) FOR the proposal to vote to adjourn the Meeting even if a quorum is present, if necessary in order to solicit additional affirmative votes, and (iv) in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Meeting.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

      This Proxy Statement contains certain forward-looking statements, including statements concerning the value of our net assets, the estimated distribution to stockholders assuming that the Asset Sale is consummated, the outcome of the Arbitration Matter, including ranges of damages recovery, the ability to satisfy our obligations without resorting to protection under the bankruptcy laws, the timing and amounts of distribution of liquidation proceeds to stockholders, the estimates of ongoing expenses including litigation expenses in pursuing the Arbitration Matter, and the likelihood of stockholder value resulting from the sale of substantially all of our assets. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that we may not obtain stockholder approval of the Asset Sale and the Plan of Dissolution or satisfy the other closing conditions to the Asset Sale, that we may incur additional liabilities that we do not now anticipate, that our expenses may be higher than estimated and that the settlement of our liabilities could be higher than expected, all of which conditions would substantially reduce the distribution to our stockholders.

      In addition, the estimated liquidation value per share information is based substantially on various values assigned to the Arbitration Matter, in which we are seeking $34.6 million in damages. The outcome of the Arbitration Matter is inherently uncertain and there is risk in all litigation. Moreover, the Arbitration Matter is at an early stage. Accordingly, it is impossible to predict whether we will prevail in the Arbitration Matter, or to determine the amount of money, if any, that we will recover. It is possible that we will receive no recovery at all.

      In addition, the estimated liquidation value per share information is also based upon an estimate of the costs associated with pursuing a resolution to the Arbitration Matter and the estimated amount of operating expenses we will incur during the time we are pursuing the Arbitration Matter. Both of these estimates could prove to be materially inaccurate. The actual amount, if any, to be received by stockholders in liquidation will depend significantly upon the length of time and costs associated with pursuing the Arbitration Matter, as well as the amount, if any, that the Company receives with respect to such matter. In addition, in estimating the amount of the possible distribution to stockholders, we have assumed that we will not incur any material product liability, tax liability or warranty claim.

      Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

      The estimates of the Company’s liabilities are subject to numerous uncertainties beyond the Company’s control. No assurance can be given that the amount to be received in liquidation will equal or exceed the price or prices at which the Common Stock has generally traded or is expected to trade in the future.

SELECTED HISTORICAL FINANCIAL DATA

      The selected consolidated financial data presented below for full fiscal years and December 31 dates are derived from the audited consolidated financial statements of the Company. The table also presents selected consolidated financial data for the nine months ended September 30, 2004 and 2003 and as of September 30, 2004, which are derived from our unaudited consolidated financial statements. The unaudited consolidated selected financial data include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, that are necessary for a fair presentation of the financial position and the results of operations for the interim unaudited periods. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. The following data should be read in conjunction with the consolidated financial statements and related notes, and other financial information included in the Company’s annual reports, quarterly reports and other information on file with the Securities and Exchange Commission including the reports incorporated by reference herein.

	Nine Months Ended
	September 30,		Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Net product revenues	$329	$1,770	$2,684	$3,453	$489	$—	$—
Contract revenues	—	217	234	401	5,300	1,052	2,061

Total revenues	329	1,987	2,918	3,854	5,789	1,052	2,061
Costs and expenses:
Costs of product revenues	213	12,584	15,447	6,396	271	—	—
Research and development	—	4,116	5,119	13,883	27,405	21,170	15,745
Sales, marketing, general and administrative	7,730	5,430	6,440	22,544	15,481	10,072	4,794

Total costs and expenses	7,943	22,130	27,006	42,823	43,157	31,242	20,539

Loss from operations	(7,614)	(20,143)	(24,088)	(38,969)	(37,368)	(30,190)	(18,478)
Interest and other income/(expense), net	116	103	114	417	2,416	1,970	194
Interest expense	(429)	(1,628)	(2,210)	(3,153)	(3,721)	(3,687)	(3,690)
Gain from Sankyo Pharma settlement (1)	132	—	75,825	—	—	—	—
Gain on early retirement of Convertible Debentures (2)	2,891	—	—	—	—	—	—

Income/(loss) from continuing operations before tax	(4,904)	(21,668)	49,641	(41,705)	(38,673)	(31,907)	(21,974)
Provision for income taxes	—	2	199	23	527	100	200

Net income/(loss) from continuing operations	(4,904)	(21,670)	49,442	(41,728)	(39,200)	(32,007)	(22,174)

Discontinued operations:
Income from operations of a discontinued segment	—	—	—	—	—	—	3,031
Gain on disposal of a segment	—	—	—	—	—	—	16,308

Net income/(loss) before cumulative effect of a change in accounting principle	(4,904)	(21,670)	49,442	(41,728)	(39,200)	(32,007)	(2,835)
Cumulative effect of a change in accounting principle	—	—	—	—	—	(5,026)	—

Net income/(loss)	$(4,904)	$(21,670)	$49,442	$(41,728)	$(39,200)	$(37,033)	$(2,835)

	Nine Months Ended
	September 30,		Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In thousands, except per share data)
Amounts per share, basic:
Income/(loss) from continuing operations	$(0.12)	$(0.56)	$1.28	$(1.11)	$(1.31)	$(1.22)	$(0.95)
Income from a discontinued segment	—	—	—	—	—	—	0.83
Cumulative effect of a change in accounting principle	—	—	—	—	—	(0.19)	—

Net income/(loss)	$(0.12)	$(0.56)	$1.28	$(1.11)	$(1.31)	$(1.41)	$(0.12)

Shares used in computation of amounts per share, basic	40,256	38,479	38,480	37,580	30,028	26,315	23,354

Amounts per share, diluted:
Income/(loss) from continuing operations	$(0.12)	$(0.56)	$1.01	$(1.11)	$(1.31)	$(1.22)	$(0.95)
Income from a discontinued segment	—	—	—	—	—	—	0.83
Cumulative effect of a change in accounting principle	—	—	—	—	—	(0.19)	—

Net income/(loss)	$(0.12)	$(0.56)	$1.01	$(1.11)	$(1.31)	$(1.41)	$(0.12)

Shares used in computation of amounts per share, diluted	40,256	38,479	49,640	37,580	30,028	26,315	23,354

		December 31,
	September 30,
	2004	2003	2002	2001	2000	1999

	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalent and short-term investments	$12,779	$33,483	$26,617	$23,749	$22,939	$38,892
Working capital/ (deficiency)	$8,106	$18,265	$(12,438)	$6,480	$9,869	$30,111
Total assets	$15,581	$37,707	$40,477	$35,681	$32,889	$46,976
Long-term obligations	$7,065	$14,830	$35,690	$33,101	$32,189	$38,476
Accumulated deficit	$(252,213)	$(247,309)	$(296,751)	$(255,023)	$(215,823)	$(178,790)
Stockholders’ equity/(net capital deficiency)	$3,181	$6,822	$(42,622)	$(18,048)	$(13,023)	$(1,204)

(1)	See Note 2 to the Consolidated Financial Statements for the year ended December 31, 2003 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 incorporated by reference herein.

(2)	See Note 3 to the Condensed Consolidated Financial Statements (Unaudited) appearing in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 incorporated by reference herein.

PROPOSAL NO. 1

APPROVAL OF THE ASSET SALE

General

      On December 16, 2004, the Board of Directors of the Company unanimously approved the Asset Purchase Agreement, dated as of December 16, 2004, by and among the Company, Animas Corporation and Animas Technology LLC. A copy of the Asset Purchase Agreement is attached as Annex A to this Proxy Statement. The Asset Purchase Agreement provides for the sale of substantially all of our assets, other than certain excluded assets, to Animas for $10.0 million in cash. The material terms of the Asset Purchase Agreement are summarized below; this summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Asset Purchase Agreement. Stockholders are urged to read the Asset Purchase Agreement in its entirety.

      Under the Asset Purchase Agreement, the Company would retain the rights to the Arbitration Matter, which pertains to its claims arising out of the 1999 sale of substantially all of its drug delivery business segment assets to Ortho-McNeil Pharmaceutical, Inc. The Company is seeking $34.6 million in the Arbitration Matter. The Arbitration Matter is at an early stage, and the outcome of the Arbitration Matter is inherently uncertain. Although we believe we have meritorious claims, it is possible that we could receive no recovery at all. This is a risk inherent in all litigation.

      The Company intends to vigorously pursue its claims in the Arbitration Matter until final resolution, although the Board of Directors will have the discretion to resolve the Arbitration Matter at any time it determines such course to be in the best interests of the Company’s creditors and stockholders. The Company expects final resolution of the Arbitration Matter to occur prior to the end of December 2005. There can be no assurance that the Company’s funds, including from the proceeds of the Asset Sale, will be sufficient to pursue the Arbitration Matter to a satisfactory resolution. See “Proposal No. 2: Approval of Plan of Complete Liquidation and Dissolution — The Arbitration Matter.”

      In general, the Company would use the $10.0 million of Asset Sale proceeds, along with its remaining cash, to satisfy its remaining obligations, fund the operating expenses of its further scaled-down operations and fund the expenses of prosecuting the Arbitration Matter against Ortho-McNeil Pharmaceutical. Upon the closing of the Asset Sale, the Company would satisfy its remaining arbitration obligation to Sanofi (currently $11.5 million, but would be reduced to $10.0 million if paid before February 28, 2006) in order to release its assets, including its intellectual property, from the security interest that Sanofi has in those assets. This is required to effectuate the Asset Sale, rather than adhering to the existing repayment schedule, which requires installments over three years beginning in 2005.

      In addition, on December 16, 2004, Cygnus signed a lease termination agreement with its Redwood City, California, facility landlord whereby Cygnus paid a termination fee of $500,000, paid rent through March 31, 2005, forfeited its security deposit of approximately $77,600 and will leave certain trade fixtures and personal property (including office furniture) in the facility when the Company vacates on or before March 31, 2005. The early termination relieves the Company of its contractual obligations of approximately $3.7 million for the remaining lease term through April 30, 2009.

      On January 27, 2005, Cygnus entered into an amendment of the arbitration obligation with Sanofi to fully satisfy the remaining arbitration obligation in exchange for an aggregate of $10.0 million, subject to certain terms and conditions. Under the amendment, Sanofi would receive $10.0 million when the Asset Purchase Agreement closes; provided, however, in the event the closing of the Asset Purchase Agreement has not occurred prior to March 31, 2005, the $4.5 million payment due Sanofi on February 28, 2005 will be due and payable on March 31, 2005. Thereafter, Cygnus would pay the remaining $5.5 million at the closing of the Asset Purchase Agreement. Prior to this amendment, the remaining arbitration obligation totaled $11.5 million and was payable as follows: $4.5 million on February 28, 2005; $4.0 million on February 28, 2006; and $3.0 million on February 28, 2007.

      In the event that the closing of the Asset Purchase Agreement has not occurred prior to February 28, 2006 and Cygnus has not closed any asset purchase with a third party prior to that same date, then Cygnus would be obligated to make the remaining payments (which, together with the March 31, 2005 payment, would total $11.5 million) as follows: (i) $4.0 million would be due February 28, 2006, and (ii) $3.0 million would be due February 28, 2007. In such event, the security interests in favor of Sanofi would remain in full force and effect until full satisfaction of the arbitration award.

Background of the Asset Sale and Dissolution of Cygnus

      During 2003, Cygnus encountered a challenging and difficult business environment. Although Cygnus had signed an exclusive U.S. Sales, Marketing and Distribution Agreement with Sankyo Pharma Inc. in July 2002, product sales of Cygnus’ GlucoWatch G2® Biographer and AutoSensor continued to be lower than expected since the launch of the products by Cygnus’ sales, marketing and distribution partner in September 2002. Additionally, in January 2003, Cygnus’ stock was delisted from the Nasdaq National Market and transferred to the OTC Bulletin Board, as a result of a failure to meet the minimum price per share and minimum market capitalization listing requirements of the Nasdaq National Market and the Nasdaq Small Cap Market. Finally, in October 2003, Sankyo Pharma and its Japanese parent corporation ceased performing under the U.S. Sales, Marketing and Distribution Agreement, prompting a lawsuit by Cygnus against them for breach of contract and intentional interference with contract. As a result of our loss of a distribution partner, because of Sankyo Pharma’s actions, Cygnus announced a reduction of approximately 60% of its work force and suspended its manufacturing activities and research and development efforts for future products. In December 2003, Cygnus entered into an Agreement for Global Resolution and Mutual Release of All Claims with Sankyo Pharma that terminated the U.S. Sales, Marketing and Distribution Agreement as well as resolved and dismissed the pending litigation. Cygnus received $30.0 million in cash from the resolution and Sankyo Pharma also provided certain distribution and customer services for the GlucoWatch Biographer products during the first six months of 2004.

      Prior to the receipt of $30.0 million from Sankyo Pharma in December 2003, Cygnus had cash, cash equivalents and investments of approximately $4.0 million. At that time, Cygnus had liabilities of approximately $30.3 million, consisting of the remaining $12.0 million due under the 1997 Sanofi $37.0 million arbitration award against Cygnus and $18.3 million in aggregate principal amount outstanding of Cygnus’ convertible debentures.

      After receiving $30 million from Sankyo Pharma and paying $0.5 million in accelerated payments to Sanofi, Cygnus had, as of December 31, 2003, cash, cash equivalents and investments of $33.5 million. In March 2004, Cygnus paid $13.75 million in cash plus 2.5 million shares of Cygnus’ common stock to the holders of Cygnus’ convertible debentures to retire all of the outstanding convertible debentures, thus relieving Cygnus of the obligation to pay a total of $18.3 million in principal amount. Thus, at the end of March 31, 2004, after paying approximately $3 million of operating expenses, Cygnus’ cash, cash equivalents and investments totaled $16.8 million.

      During the first six months of 2004, Cygnus received 30% of the product revenues from sales made by Sankyo Pharma under the transition provisions of the Agreement for Global Resolution; the total amount received was $132,000. During the third quarter of 2004, after we entered into a non-exclusive agreement with a direct mail supplier of diabetic products, our net product revenues for that quarter were $236,000. Net cash used in operating expenses for the nine months ended September 30, 2004 was $6.9 million; thus, even after substantial work force reduction and significant cost-cutting measures, ongoing expenses were and are far in excess of product revenues. We have incurred recurring operating losses and will require additional cash to continue in operation. As previously disclosed, these conditions raised substantial doubt about our ability to continue as a going concern beyond March 31, 2005.

      Cygnus’ Biographer products have not been widely accepted by the market due, Cygnus believes, to a combination of factors, including adoption barriers for new technology, the need for a paradigm shift in the management of diabetes, lack of widespread medical reimbursement and the performance characteristics of the device. Cygnus does not have the resources or infrastructure to perform the full range of functions necessary to successfully market and sell its products. Cygnus’ Biographer products require a sizeable sales force to create product awareness and provide education to health care professionals and end-user customers, a managed care sales force to work with national and regional health plans to secure medical reimbursement, significant advertising and promotional resources, a variety of customer support and education programs, a technical support group, logistics and distribution expertise and personnel, and marketing management resources and personnel.

      Cygnus ceased manufacturing the G2® Biographer or third-generation product and conducting research and development on new products in October 2003. Since that time, after the U.S. Sales, Marketing and Distribution Agreement with Sankyo Pharma was terminated, Cygnus had been seeking a new comprehensive sales, marketing and distribution partner.

      However, despite exhaustive search, no such partnership materialized, and, accordingly, at a Special Meeting of the Board of Directors on February 9, 2004, a decision was made to retain First Albany Capital Inc. (“First Albany”) as Cygnus’ exclusive financial advisor to actively seek an acquiror for Cygnus. As an alternative to a sale, the Board also considered continuing to search for a new comprehensive sales, marketing and distribution partner, but believed that the Company had contacted all likely candidates and that the termination of the sales, marketing and distribution arrangement by Sankyo Pharma made it extremely difficult to find a new partner. The Board also considered the Company’s ability to handle sales, marketing and distribution of its product on its own, but was concerned that Cygnus didn’t have the necessary infrastructure or resources to handle associated tasks such as sales and marketing activities and managed care efforts. Accordingly, the Board determined to actively seek an acquiror.

      During the spring of 2004, First Albany contacted over 50 public and private companies in the diabetes, pharmaceutical, diagnostics and similar fields to gauge the interest in acquiring Cygnus. No offers or commitments for an acquisition of Cygnus were received, although one company conducted diligence on Cygnus during the summer of 2004, but then had a change in its market condition and, in September 2004, informed First Albany that it could not continue discussions. Additionally, several parties indicated an interest in acquiring the intellectual property (principally patents) of Cygnus during this time.

      Throughout 2004, Cygnus endeavored to keep its expenses at a minimum level, did not fill vacancies left by exiting employees and brought numerous product marketing and logistics functions in-house. As of December 15, 2004, Cygnus has 20 employees.

      Throughout the past several years, Cygnus’ CEO John Hodgman and Animas’ CEO Katherine Crothall have spoken regarding possible synergies between the companies and their respective products. On June 1, 2004, the parties entered into a mutual Confidential Disclosure Agreement to discuss a potential business arrangement. Mr. Hodgman and Dr. Crothall met at Animas’ facility on June 1, 2004, and Mr. Hodgman presented a summary of Cygnus’ products, technology, intellectual property, manufacturing capability and financial status. During July 2004, Animas sent a series of written questions regarding the information presented by Mr. Hodgman and also received samples of Cygnus’ third-generation Biographer and AutoSensors, which are FDA-approved but not commercially available, for study. Such exchange of questions and answers continued into August 2004.

      On August 26, 2004, Cygnus received an indication of interest stating Animas’ interest in an asset purchase of Cygnus’ intellectual property and, depending upon the results of Animas’ due diligence investigation, certain product inventory and equipment. Animas indicated a potential purchase price of $5.0 million for this asset purchase and requested that Cygnus enter into a 30-day exclusive negotiating period with Animas. Both Mr. Hodgman and First Albany conveyed to Animas that Cygnus was interested in a complete sale of its business, and not an asset purchase arrangement and that the proposed price was insufficient and, accordingly, that Cygnus was not willing to enter into an exclusive negotiating arrangement with Animas at that time. In early September 2004, Dr. Crothall informed First Albany that Animas was still interested in Cygnus’ technology and intellectual property and that Animas would work on another possible structure for a deal. During the month of September 2004, there were additional exchanges of technical questions and answers between the parties.

      As a result of the apparent interest of some companies in acquiring Cygnus’ assets, in October 2004 Cygnus instructed First Albany to contact companies regarding a sale of assets and not necessarily the acquisition of Cygnus as a whole. First Albany revised its initial slate of possible candidates and in late October through early November 2004 approached 10 companies that either had indicated some interest in acquiring Cygnus’ intellectual property and/or had research and development in areas relating to Cygnus’ patent portfolio. Initial indications of interest for the Company’s intellectual property were conveyed from four companies; however, only two such companies immediately pursued further discussions, Animas and a major electronics manufacturer. Potential asset purchasers expressed concern over the security interests in all of Cygnus’ assets, including its intellectual property, in favor of Sanofi to secure the $11.5 million arbitration award obligation then owed by Cygnus. In October 2004, Mr. Hodgman contacted Dr. Crothall regarding a possible meeting between technical teams at Animas’ facility in Pennsylvania prior to Cygnus’ November 11, 2004 Board meeting in New York.

      On November 1, 2004, Animas announced that it has entered into license and development agreements with the Swiss company, Debiotech, SA for MEMS (micro electromechanical systems) technology and intellectual property related to next-generation insulin pumps and micro-needles. Under the terms of the agreements, Animas acquired the exclusive worldwide license to make, use and sell products utilizing the intellectual property portfolio owned by Debiotech relating to micro-pumps and micro-needles for use related to insulin administration and in-vivo glucose sensing.

      On November 2, 2004, Dr. Crothall and Mr. Hodgman discussed Animas’ acquisition of the rights to use Debiotech micro-needle technology and the potential application of Cygnus’ biosensor in combination with micro-needles for a continuous glucose monitoring approach. In light of its entry into the micro-needle market arising from the Debiotech agreements, Animas expressed an interest in determining whether to seriously pursue a purchase of Cygnus’s assets or to decide definitively not to do so.

      In early November, a major electronics manufacturer, whose business is largely unrelated to Cygnus’, contacted Cygnus regarding a possible technology collaboration. First Albany indicated to the electronics manufacturer that Cygnus would be interested in discussing a possible sale of assets rather than a technology collaboration. Cygnus entered into a confidentiality agreement with, and sent some preliminary information to, the electronics manufacturer.

      Cygnus and Animas met on November 10, 2004 at Animas’ offices to explore the possible benefits of Animas’ acquiring Cygnus’ technology. At this time, Cygnus reiterated that Animas’ prior proposed purchase price of $5.0 million was not acceptable. On November 11, 2004, Cygnus received another indication of interest from Animas with an indicative offer of $9.25 million in cash for the non-cash tangible and intangible assets of Cygnus, as solely determined by Animas, but including intellectual property, product inventory, equipment and regulatory packages. The offer required that Cygnus enter into a 45-day exclusive negotiating period. On November 12, 2004, Cygnus made a counter proposal of $10.0 million, which was accepted in principle by Animas later that day. Cygnus determined that there was a much greater probability of obtaining an acceptable proposal from Animas than from the electronics manufacturer, which was at the very preliminary stages of its evaluation and for whom the acquisition of Cygnus technology did not present obvious synergies. In view of the limited responses elicited in Cygnus’ lengthy search for an acquiror, and the concern that Animas’ proposal might be withdrawn if the Company did not agree to an exclusive negotiation period, Cygnus determined to enter into a letter of intent with Animas. On November 15, 2004, the parties entered into a non-binding letter of intent with a 35-day exclusive negotiation period, terminating at midnight on December 20, 2004. At that time, the parties commenced active due diligence. A first draft of the Asset Purchase Agreement was sent to Cygnus on November 23, 2004.

      The parties then exchanged drafts of the Asset Purchase Agreement, and negotiated the terms of the purchase of certain assets. During this period, the Company also furnished Animas with requested due diligence materials.

      On December 16, 2004, the Company’s Board of Directors held a meeting to consider the Asset Purchase Agreement for approval. The Company’s Board discussed the terms of the Asset Sale, including the purchase price to be paid, the risks of not consummating the sale, the risks of passing up this opportunity since the

Company’s efforts over the past year to find a new comprehensive distribution partner or acquisition candidate (other than Animas) had not been successful, the fact that the Asset Purchase Agreement allows the Company to terminate the agreement if a superior proposal is presented by another party, and the anticipated timing and amounts of possible distributions to stockholders following the Asset Sale and subsequent liquidation. The Board considered the alternatives to entering into the Asset Purchase Agreement, including selling assets piecemeal, but concluded that such a sale would not be optimal since the value of the assets would seem to be maximized by keeping the intellectual property, equipment and the inventory together. The Board concluded that, given the level of the purchase price, the Company’s remaining cash position, the concern expressed by other interested parties over Sanofi’s security interests in the Company’s intellectual property, and the fact that, based on Cygnus’ previous lack of success in finding acquisition partners and comprehensive distribution sources, it was unlikely that other acquisition or merger opportunities providing the benefit of a cash purchase price at this level would become available to Cygnus before Cygnus could no longer continue as a going concern. The Board also concluded that continuing as a stand-alone operating business was not a viable option for the reasons discussed above.

      At this Board meeting, the Board’s financial advisor, First Albany rendered its opinion that the purchase price to be received under the Asset Purchase Agreement is fair, from a financial point of view, to the Company. For these reasons, and others, the Board of Directors concluded that the sale of assets to Animas and subsequent dissolution and liquidation would have the highest probability of returning the greatest value to our stockholders and unanimously approved the Asset Purchase Agreement and the sale of substantially all of our operating assets to Animas on the terms set forth in the Asset Purchase Agreement. For the reasons described above, the Board also unanimously deemed it advisable in its judgment, whether or not the Asset Sale was consummated, that, at the appropriate time, Cygnus be dissolved following the consummation or termination of the Asset Purchase Agreement and then approved the Plan of Dissolution.

      On December 16, 2004, the Company entered into the Asset Purchase Agreement with Animas. The Company publicly announced the execution of the Asset Purchase Agreement by press release on December 17, 2004.

Reasons for the Asset Purchase Agreement and the Plan of Dissolution; Board Recommendation

      In approving the proposed Asset Purchase Agreement, and recommending that the stockholders approve the proposed Asset Sale, the Board of Directors considered a number of factors before recommending that our stockholders approve the proposed Asset Sale, including those listed below. The Board has also determined that it is in the best interests of the Company and its stockholders to liquidate and wind-up the affairs of the Company for the same factors described in this section. Those factors are:

•	that Cygnus had vigorously explored alternative strategic options, such as finding a sales, marketing and distribution partner or an acquiror of the Company;

•	that Cygnus attempted to sign up multiple non-exclusive distributors and also substantially lowered the price of the Gluco Watch G2® Biographer to try to drive product sales, and neither effort was successful;

•	that Cygnus’ cash expenditure rate far exceeds product revenues and there is considerable doubt that Cygnus would be able to increase product revenues or further decrease cash expenditures because of the costs of marketing an FDA-approved product;

•	that, as of September 30, 2004, Cygnus had cash, cash equivalents and investments of $12.8 million, but had contractual obligations and liabilities of $16.0 million over the next three years (including $11.5 million then owing to Sanofi and an operating lease obligation of $2.6 million);

•	that the Board believes that all realistic potential acquirors of the Company or of its intellectual property had been contacted with no committed response other than from Animas, with many of the potential acquirors expressing concern that the Cygnus’ intellectual property was encumbered by liens in favor of Sanofi;

•	that we would be entitled to terminate the Asset Sale, with the payment to Animas of a termination fee (including expenses), and to sell the Purchased Assets to a third party in the event that we receive an offer from a third party that our Board determines to be superior to the offer from Animas;

•	that substantial synergy between Animas’ technology, particularly its recently acquired micro-needle platform, and Cygnus’ continuous glucose sensor technology exists, thus creating a potential market in the future when continuous glucose monitoring is more accepted by the diabetes community;

•	that the value of our assets, particularly our intellectual property and supplier and manufacturing contracts, would decline over time, and may decline precipitously, and that the Asset Sale and Plan of Dissolution represent the best opportunity to monetize the value of the Company’s assets at their present value;

•	that the Asset Sale would maximize the amount of cash available for Cygnus to maximize the value of the enterprise to its creditors and stockholders;

•	that the proceeds to be received from the Asset Sale plus existing cash would enable the Company to pursue the Arbitration Matter and thus create the possibility for a greater return to stockholders, even though pursuing the Arbitration Matter would also require a significant expenditure that might otherwise be available for distribution to stockholders; and

•	that First Albany, the Company’s financial advisor, rendered an opinion to the Company that the purchase price under the Asset Purchase Agreement for the Purchased Assets is fair, from a financial point of view, to the Company, which opinion is described below under the section entitled “— Fairness Opinion of First Albany Inc.”

      The foregoing includes the material factors considered by the Board of Directors. In view of its many considerations, the Board of Directors did not quantify or otherwise assign relative weight to the specific factors considered. In addition, individual members of the Board of Directors may have given different weights to different factors.

      After weighing all of these considerations, the Board of Directors unanimously:

•	determined that the Asset Purchase Agreement and the transactions contemplated thereby, are fair to the Company and in the best interests of the Company and its stockholders,

•	approved and adopted the Asset Purchase Agreement and the transactions contemplated thereby, in accordance with the requirements of the Delaware General Corporation Law,

•	declared that the Asset Purchase Agreement is advisable, and

•	resolved to recommend that stockholders of the Company approve and adopt the Asset Purchase Agreement.

      Our Board has also unanimously determined that it is advisable in its judgment that the plan of dissolution be adopted and that the Company be dissolved.

      For the reasons set forth above, our Board of Directors believes that the Asset Sale and the subsequent liquidation pursuant to the Plan of Dissolution are in the best interests of the Company and its stockholders and unanimously recommends that stockholders vote FOR the approval and adoption of the Asset Purchase Agreement and the Asset Sale described therein and FOR approval of the Plan of Dissolution.

Fairness Opinion of First Albany Capital Inc.

      The Company engaged First Albany Capital Inc. (“First Albany”) to act as the financial advisor to the Company with respect to rendering an opinion to the Board of Directors and the Company as to the fairness, from a financial point of view, of the purchase price (the “Consideration”) to be paid to the Company in the sale of the Purchased Assets and the assumption of the Assumed Liabilities (each as defined in the section captioned “— Principal Provisions of the Asset Purchase Agreement”) of the Company (the “Transaction”).

No instructions were provided to and no limitations were imposed by the Board of Directors upon First Albany with respect to the investigation made or the procedures followed by First Albany in rendering its opinion.

      First Albany delivered its oral opinion to the Board of Directors on December 16, 2004 as to the fairness of the Consideration to be paid to the Company in the Transaction. First Albany’s opinion is that, as of December 16, 2004 and based upon and subject to the factors and assumptions set forth therein, the Consideration to be paid to the Company is fair, from a financial point of view, to the Company. Such oral opinion was followed by delivery of the written fairness opinion dated December  16, 2004 to the Board of Directors of the Company to the same effect.

      THE FULL TEXT OF FIRST ALBANY’S OPINION DATED DECEMBER 16, 2004, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY FIRST ALBANY, IS ATTACHED HERETO AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY FIRST ALBANY. THE SUMMARY OF THE OPINION AS SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

      First Albany’s opinion is directed only to the fairness, from a financial point of view, as of the date thereof, of the Consideration to be paid to the Company. First Albany was not asked to consider, and First Albany’s opinion does not address, any other aspect of the Transaction or the underlying business decision of the Company to effect the Transaction. First Albany’s opinion does not constitute a recommendation to any Company stockholder as to how such stockholder should vote on, or take any other action with respect to, the Transaction. First Albany’s opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that may exist for the Company. First Albany expressed no opinion, nor should one be implied, as to the fair market value of the common stock of the Company or Animas at any time.

      In connection with rendering its opinion, First Albany, among other things:

•	reviewed certain publicly available business and financial data relating to the Company and the Purchased Assets, including the Company’s annual reports to stockholders on Form 10-K for the fiscal years ended December 31, 2002 and 2003, and the Company’s quarterly report on Form 10-Q for the nine months ended September 30, 2004, and all financial statements therein;

•	reviewed certain financial and operating information with respect to the business, operations and prospects of Cygnus and the Purchased Assets furnished by the Company;

•	reviewed certain projected cash balance data of the Company for periods through 2005 furnished by the Company;

•	compared the financial performance and the prices and trading activity of the Company’s common stock with those of other companies that it deemed relevant;

•	compared the financial terms of the Transaction with the financial terms, to the extent publicly available, of other transactions it deemed relevant;

•	held discussions with the management of the Company concerning the past and current business operations of the Company and the Purchased Assets;

•	reviewed the Execution Copy of the Asset Purchase Agreement dated December 16, 2004; and

•	made such other studies and inquiries, and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria, as it deemed relevant.

      First Albany’s opinion is based on market, economic and other conditions and circumstances involving the Company and the Purchased Assets and the Company’s industry, as they were in effect on, and which, by necessity, could only be evaluated on, the date of First Albany’s opinion. First Albany assumed no responsibility to update, revise or reaffirm its opinion based upon events or circumstances occurring after the date thereof.

      In connection with its review and arriving at its opinion, with the consent of the Board of Directors, First Albany:

•	assumed that the final executed form of the Asset Purchase Agreement did not differ in any material respect from the draft that First Albany examined at the date of its opinion, and that the Company and Animas would comply with all material terms of the Asset Purchase Agreement;

•	relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with First Albany by the Company or otherwise publicly available, and assumed that there were no material changes in the business operations, financial condition or prospects of the Company, or with respect to the Purchased Assets, since the respective dates of such information;

•	did not assume any responsibility for independent verification of any of the information referred to above and relied on it as being complete and accurate in all material respects;

•	assumed that the financial forecasts provided by the Company have been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company; and

•	did not make any independent evaluation or appraisal of any of the assets, properties or facilities of the Company, or the Purchased Assets, nor was First Albany furnished with any such evaluation or appraisal.

      The following is a summary of the significant financial analyses used by First Albany in connection with the rendering of its opinion. The following summary, however, does not purport to be a complete description of the financial data presented or analyses performed by First Albany. Instead, it describes in summary form the material elements of the presentation First Albany made to the Company’s Board of Directors on December 16, 2004 in connection with the preparation of its fairness opinion. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

      SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS: Using publicly available information, First Albany compared selected financial information, ratios and public market multiples for the Purchased Assets to the corresponding data for the following nine publicly-traded medical device companies all of which First Albany deemed to be broadly comparable to the Purchased Assets (the “Comparable Companies”):

Animas Corporation
Cardiac Science, Inc.
CryoLife, Inc.
Osteotech, Inc.
Atrion Corporation
Sonic Innovations, Inc.
Compex Technologies, Inc.
Tutogen Medical, Inc.
NMT Medical, Inc.

Although none of the selected companies is directly comparable to the Purchased Assets, the companies were chosen because, for purposes of the analysis, First Albany considered them comparable to the Purchased Assets in that these companies are small-to-mid-cap, independent medical devices companies in lines of business or with product characteristics that are reasonably similar to those of the Purchased Assets.

      First Albany reviewed, among other information, the Comparable Companies’ multiples of total enterprise value, referred to as TEV, which consists of the market value of the particular company’s equity plus the total debt minus cash, cash equivalents and marketable securities of the company, to:

•	historical calendar year 2003 revenue, referred to as 2003A Revenue;

•	latest twelve months revenue, referred to as LTM Revenue; and

•	projected calendar year 2004 revenue, referred to as 2004E Revenue.

      All of the multiples were based on closing stock prices on December 10, 2004. Projected financial and operating data was based on internal estimates of Company management and for the selected comparable companies was based on publicly available research analysts’ reports. Actual financial and operating data was based on the respective companies’ relevant Securities and Exchange Commission filings.

      First Albany applied a range of selected multiples derived from the selected Comparable Companies to the corresponding LTM Revenues and 2003A Revenues of the Purchased Assets. This analysis indicated the following implied enterprise value range for the Purchased Assets of approximately $2.0 million to $3.4 million, as compared to the value of the Consideration to be paid to the Company in the Transaction of $10.0 million:

Implied Enterprise		Value of Consideration to
Value Range(1)		be Received

Low	High	($ in millions)

$2.0	$3.4	$10.0

(1)	Note that the low end of the range is equal to the median TEV multiple from the selected Comparable Companies multiplied by the relevant operating statistic for the Purchased Assets and the high end of the range is equal to the mean TEV multiple for the selected Comparable Companies multiplied by the relevant operating statistic for the Purchased Assets.

      SELECTED PRECEDENT TRANSACTION ANALYSIS: Using publicly available information, First Albany reviewed financial information relating to the following selected transactions in the medical device industry since January 1, 2003 (the “Precedent Transactions”):

Acquiror	Target

Integra LifeSciences Holdings Corporation	Newdeal Technologies
Smiths Group plc	DHD Healthcare
Respironics, Inc.	Profile Therapeutics plc
Genesis Bioventures, Inc.	Corgenix Medical Corporation
Abbott Laboratories	TheraSense, Inc.
F. Hoffman-La Roche Ltd.	Disetronic Medical Systems AG
Welch Allyn, Inc.	Cardio Control NV

      First Albany chose the selected transactions because they were business combinations that, for the purposes of the analysis, First Albany considered to be reasonably similar to the Transaction in that these transactions involved the acquisition of small to mid-sized companies in the medical device industry and in lines of business or with product characteristics that are reasonably similar to those of the Purchased Assets.

      First Albany reviewed, among other things, the multiples of the transaction enterprise value of the business combination, which consist of the transaction value of the target company’s equity plus the total debt minus cash, cash equivalents and marketable securities, of the target company, to:

•	latest twelve months revenue, referred to as LTM revenue

      Actual financial and operating data for the Purchased Assets was based on information provided by the management of the Company and Securities and Exchange Commission filings. Financial and operating data for the transactions was based on relevant Securities and Exchange Commission filings, press releases and publicly available research analysts’ estimates.

      First Albany applied a range of selected multiples derived from the selected transactions to the corresponding LTM revenues of the Purchased Assets. This analysis indicated the following implied enterprise value range for the Purchased Assets of approximately $3.3 million to $7.1 million, as compared to the value of the consideration to be paid to the Company in the Transaction of $10.0 million:

Implied Enterprise		Value of Consideration to
Value Range(1)		be Received

Low	High	($ in millions)

$3.3	$7.1	$10.0

(1)	Note that the low end of the range is equal to the median multiple from the Precedent Transactions multiplied by the relevant operating statistic for the Purchased Assets and the high end of the range is equal to the high multiple for the Precedent Transactions multiplied by the relevant operating statistic for the Purchased Assets.

      The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, First Albany made qualitative judgments as to the significance and relevance of each analysis and factor considered by it, and based on the results of all the analyses undertaken by it and assessed as a whole. First Albany did not draw conclusions, in isolation, from or with regard to any one factor or method of analysis. Accordingly, First Albany believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses set forth in its opinion.

      In performing its analyses, First Albany made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of the Company. No company, transaction or business used in those analyses as a comparison is identical to the Company, the Purchased Assets or the Transaction, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

      The estimates contained in the analyses performed by First Albany and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. Accordingly, such estimates are inherently subject to substantial uncertainty and neither the Company nor First Albany assumes responsibility for the accuracy of such analyses and estimates. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

      First Albany is a full service investment banking and capital markets securities firm which is engaged on a regular basis in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate, estate and other purposes. First Albany was not retained as an advisor or agent to the stockholders of the Company or any other person. As a customary part of its business, First Albany may from time to time effect transactions for its own account or for the account of its customers, and hold positions (long or short) in securities of, or options on, securities of the Company or Animas.

      The Board of Directors retained First Albany on the recommendation of management and on the basis of its expertise and experience in rendering opinions and expertise and experience in transactions such as the Transaction. First Albany received a fairness opinion fee of $350,000 plus a non-refundable retainer fee of $50,000 plus reimbursement of expenses in connection with its opinion, which fee is not contingent upon the consummation of the Transaction. There are no other current arrangements to compensate First Albany, its affiliates or unaffiliated representatives for any services rendered to the Company, its affiliates, directors or executive officers. The Company has also agreed to indemnify and hold harmless First Albany and its affiliates and any director, officer, agent or employee of First Albany or any of its affiliates, or any person controlling First Albany or its affiliates, for losses, expenses, claims or proceedings relating to or arising out of its engagement by the Company. The terms of the fee arrangement with First Albany, which the Company and First Albany believe are customary in transactions of this nature, were negotiated at arm’s-length between the Company and First Albany.

Principal Provisions of the Asset Purchase Agreement

      The following description of the material terms of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached as Annex A to this Proxy Statement. You are urged to read the Asset Purchase Agreement in its entirety, as it is the legal document which governs the transaction between Cygnus, Animas and Animas Technologies LLC, a wholly-owned subsidiary of Animas created to consummate the transaction. References to “Animas” in the discussion below refer to Animas Corporation and/or Animas Technologies LLC, as the case may be under the Asset Purchase Agreement. In this section, the Asset Purchase Agreement is sometimes referred to as the agreement.

      The tangible assets to be purchased by Animas Technologies LLC (principally our inventory and equipment) are primarily located at our headquarters in Redwood City, California, in third party manufacturing facilities located in Grand Rapids, Michigan and in third party storage facilities in Batavia, Illinois.

      Purchase Price. In consideration for the sale of the assets purchased, Animas Technologies LLC will pay the Company the sum of $10,000,000 (the “Purchase Price”). The Purchase Price will be paid in cash at the closing of the sale.

      Purchase and Sale of Assets. The assets to be sold by the Company include the following assets (collectively, the “Purchased Assets”):

•	all of the Company’s intellectual property rights, including those related to trademarks, patents, copyrights, software and other proprietary rights and any licenses thereto;

•	all of the Company’s product development equipment and production equipment;

•	all of the Company’s inventory including its finished goods, raw materials, work-in-process inventories, packaging materials, products, supplies and other items of tangible property;

•	certain of the Company’s contracts, including supplier, manufacturing and license agreements related to the Company’s products (the “Assumed Contracts”) and rights to any non-refundable prepayments thereunder; and

•	all of the Company’s documents, records and files concerning the GlucoWatch Biographer line of products, including the AutoSensor and Analyzer (the “Products”) relating to the development, testing, clinical study, labeling, manufacture and distribution of the Products and from U.S. Food and Drug Administration and foreign regulatory compliance activities.

      Excluded Assets. The Purchased Assets do not include the following assets of the Company: cash, cash equivalents, investments, accounts and notes receivable, refunds, potential tax refunds or adjustments, the lease for the Redwood City, California facility, office and laboratory equipment not utilized with the Purchased Assets, rights and claims in favor of the Company associated with the Arbitration Matter involving Ortho-McNeil Pharmaceutical, Inc./ Johnson & Johnson, and employment contracts.

      Liabilities. In general, Animas will assume the liabilities of the Company under the Assumed Contracts arising on or after the closing date, certain liabilities at the option of Animas should there be a casualty loss to the Purchased Assets prior to the closing date, and any tort liability (including without limitation, any contingent tort liability) related to or arising out of any of the Products sold on or after the closing date

(collectively, the “Assumed Liabilities”). Apart from these Assumed Liabilities, Animas will not assume liabilities of the Company, including any tort liabilities (including without limitation, any contingent tort liability) and warranties in connection with sales of the Products prior to closing, except that Animas will supply replacement products on warranty claims to the extent available. Furthermore, Animas will not assume liabilities for the following: taxes, accounts or trade payables, environmental laws, the lease for the Company’s Redwood City facility, the Sanofi arbitration liability, employment or severance obligations (including any COBRA (as defined in the Asset Purchase Agreement) obligations to former employees of the Company), royalties due under the Company’s license agreement with the University of California for the year 2004 or any termination or settlement liabilities with the Company’s suppliers or distributors.

      Upon the closing of the Asset Sale, the Company would satisfy the remaining arbitration obligation to Sanofi (currently $11.5 million, but would be reduced to $10.0 million if paid before February 28, 2006) in order to release its assets, including its intellectual property, from the security interests that Sanofi has in those assets. This is required to effectuate the Asset Sale, rather than adhering to the existing repayment schedule, which requires installments over the next three years.

      Guaranty. Animas absolutely and unconditionally guarantees all obligations of Animas Technologies LLC, the Animas wholly-owned subsidiary, under the Asset Purchase Agreement, including the obligation to pay the Purchase Price.

      Representations and Warranties. The Asset Purchase Agreement contains various representations and warranties made by the Company and Animas to each other.

      Pre-Closing Covenants. Until the closing date, the Company has agreed, among other things to observe customary covenants in the pre-closing period, including agreeing to keep in force applicable insurance policies at appropriate coverage levels and, in general, agreeing not to make capital expenditures in excess of $25,000 singly, or $75,000 in the aggregate. The Company is obligated to call, give notice of, convene and hold a meeting of stockholders to approve and adopt the Asset Purchase Agreement, even if the Board of Directors has withdrawn, amended or modified its recommendation of the transaction.

      Covenant with respect to Solicitation. Neither the Company nor any affiliate, officer, director, manager, employee, investment banker, attorney or other advisor or representative of the Company, will:

•	solicit or initiate inquiries relating to, or the submission of, any Acquisition Proposal (as defined herein);

•	participate in any discussions or negotiations regarding any Acquisition Proposal, or in connection with any Acquisition Proposal, or furnish to any person any non-public information or data with respect to or provide access to the properties of the Company, or take any other action in order to facilitate the making of any proposal that constitutes an Acquisition Proposal; or

•	enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal.

      Furthermore, neither the Board of Directors of the Company nor any of its committees will:

•	withdraw or modify, or propose to withdraw or modify, in a manner adverse to Animas, the recommendation of the Board of Directors to approve the Asset Purchase Agreement;

•	approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or

•	enter into any agreement with respect to any Acquisition Proposal.

      The Company and its Board of Directors are not prohibited from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that the Company may not, except as otherwise permitted, withdraw or modify the recommendation of the Company’s Board of Directors, propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal.

      Upon execution of the Asset Purchase Agreement, the Company agreed to immediately cease any existing activities, discussions or negotiations with respect to any Acquisition Proposal.

      However, notwithstanding the above provisions, prior to the closing date, the Company may furnish nonpublic information about its assets and negotiate and participate in discussions with another person or group concerning an Acquisition Proposal, provided that such person or group has entered into a confidentiality agreement, if:

•	the Board of Directors has determined in good faith that the Acquisition Proposal submitted by such person or group is, or would reasonably be expected to result in, a Superior Proposal (as defined herein) to the transaction contemplated by the Asset Purchase Agreement;

•	the Board of Directors, after consultation with outside legal counsel, has determined in good faith that such action is necessary to discharge the Board of Directors’ fiduciary duties to the Company’s stockholders; and

•	the Company has notified Animas in writing of its intention to engage in such discussions or negotiations or to provide such confidential information not less than the third business day prior to so doing.

      Under such circumstances, the Company must promptly notify and inform Animas of such negotiations, the terms discussed therein, the identity of the other person or group, as well as provide Animas with all written materials the Company has received in connection with such proposal and any nonpublic information not previously provided that the Company has made available to the other person or group.

      Furthermore, and notwithstanding other provisions described in this section, before the closing date, the Board of Directors of the Company may withdraw or modify its recommendation to approve the Asset Purchase Agreement, approve or recommend a Superior Proposal, or propose to enter or enter into an agreement with respect to a Superior Proposal, if the Board of Directors determines in good faith after consultation with outside legal counsel that such action would otherwise be required to discharge the Board of Directors’ fiduciary duties to the Company’s stockholders in the absence of the limitations on such action under the Asset Purchase Agreement. In these circumstances, the Company must provide Animas at least three business days prior written notice in advance of such action that it has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of the Superior Proposal and identifying the person making such Superior Proposal. Furthermore, the Board is not prohibited from making any disclosure that, in the good faith judgment of the Board (made after consultation with outside legal counsel), is necessary to satisfy its fiduciary duty of disclosure.

      An “Acquisition Proposal” shall mean any bona fide offer, proposal or other indication of interest regarding any of the following: (i) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving the Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a significant portion of the assets or non-cash assets of the Company (other than claims which are the subject matter of the Arbitration Matter); (iii) any purchase of or tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of capital stock of the Company, or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

      A “Superior Proposal” shall mean an Acquisition Proposal not solicited in violation of the Asset Purchase Agreement that: (i) involves a majority of the Company’s outstanding voting securities or a majority, substantially all, or all of the assets or non-cash assets of the Company (other than claims which are the subject matter of the Arbitration Matter), (ii) the Board of Directors determines in good faith to be more favorable from a financial point of view to the Company’s stockholders than the terms of the Asset Purchase Agreement and (iii) the Board of Directors has determined is reasonably capable of being financed, if necessary.

      Conditions to Closing. The Company and Animas will complete the asset sale subject to the satisfaction of certain conditions. In summary, the conditions to the obligation of Animas to close include the following, among others:

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transaction shall have been issued by any court;

•	in general, each of the representations and warranties of the Company shall be true and correct in all material respects as of the signing date and as of the closing date; it being understood that this condition will be deemed to be satisfied unless the failure of any such representations and warranties to be true and correct, taken together in their entirety, would individually or in the aggregate, reasonably be expected to have a material adverse effect (as defined in the Asset Purchase Agreement) on the Company or the Purchased Assets;

•	no action, event or condition has occurred that would result in a material adverse effect on the Company or the Purchased Assets;

•	no pending proceedings in which a governmental or regulatory authority is a party and no other pending proceeding challenging the transaction which has a reasonable likelihood of success;

•	no termination of the Asset Purchase Agreement;

•	the performance of and compliance by the Company of each of its covenants and obligations under the Asset Purchase Agreement;

•	purchase by the Company of a supplemental extended reporting period for an unlimited period of time on the Company’s current product liability insurance policy for the full limits of $10,000,000, which names Animas as an additional insured but only for covered injury or damage that occurs prior to the closing date (the “Tail Policy”);

•	the pay-off of the Company’s obligation to Sanofi, including the release of the liens in favor of Sanofi on the Purchased Assets;

•	payment of all amounts due under the Company’s license agreement with the University of California for 2004;

•	the Company’s obtaining all of its required consents;

•	the transfer of certain permits from the Company to Animas;

•	the Asset Purchase Agreement and the transactions contemplated thereby being duly adopted by the stockholders of the Company;

•	all liens on the Purchased Assets having been fully released; and

•	delivery to Animas of a letter by the Company to the U.S. Food and Drug Administration regarding the transfer of certain premarket approvals.

      The conditions to Cygnus’ obligations to close include the following, among others:

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transaction shall have been issued by any court;

•	in general, each of the representations and warranties of Animas shall be true and correct in all material respects as of the closing date; unless the failure of any of such representations or warranties to be true and correct, taken together in their entirety, would individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of Animas to consummate the transactions contemplated by the Asset Purchase Agreement;

•	the requisite approval by Cygnus’ stockholders of the Asset Purchase Agreement and the transactions contemplated thereby; and

•	the performance of and compliance by Animas of each of its covenants and obligations under the Asset Purchase Agreement.

      Termination of the Asset Purchase Agreement. The Asset Purchase Agreement may be terminated prior to the closing date for any of the following reasons:

•	by either party:

•	through mutual written consent;

•	if the required stockholder vote is not received at a meeting at which vote is taken to approve the Asset Purchase Agreement and the transactions contemplated thereby;

•	if the transaction is not consummated by May 31, 2005, provided that the failure to consummate by such date is not attributable to the terminating party’s failure to comply with the covenants in the Asset Purchase Agreement; or

•	if a court or other governmental or regulatory authority shall have issued a final and nonappealable order permanently restraining or enjoining the transaction; or

•	by Animas:

•	within five business days of receipt of notice of occurrence of any of the following events (each is a “triggering event”):

•	the Company’s Board of Directors fails to recommend approval of the Asset Purchase Agreement;

•	the Board withdraws or modifies in a manner adverse to Animas its recommendation;

•	if the Board approves, endorses or recommends an Acquisition Proposal;

•	if the Company enters into a letter of intent or similar document for an Acquisition Proposal (other than certain confidentiality agreements);

•	a tender or exchange offer for securities of the Company is commenced and the Company does not send to its securityholders, within 10 business days of the offer’s commencement, a statement recommending rejection of such tender or exchange offer; or

•	material breach of the no solicitation provisions described above; or

•	in general, if any of the Company’s representations and warranties shall not have been true and correct in all material respects as of the signing date such that the condition to closing relating to representations and warranties would not be met; or

•	if due to casualty of the Purchased Assets; or

•	if the Company has a material adverse effect; or

•	by the Company if:

•	in general, any of Animas’ representations and warranties shall fail to be true and correct as of the signing date, except where such failure does not have a material adverse effect on the ability of Animas to consummate the Asset Purchase Agreement; or

•	the Company proposes to enter into or enters into a Superior Proposal or has approved or recommended a Superior Proposal in accordance with the terms of the Asset Purchase Agreement.

      In the event of termination, the Asset Purchase Agreement will have no further force or effect with certain limited exceptions and the termination of the Asset Purchase Agreement shall not relieve any party from liability for breach of any representation or warranty or any material breach of any covenant. Upon receipt by Animas of any applicable Termination Fee and Expense Reimbursement (defined below), Animas will have no further rights against the Company.

      The Company must make a nonrefundable payment to Animas of up to $250,000 (“Expense Reimbursement”) to pay certain fees and expenses incurred by Animas in connection with the due diligence review of the Company and the preparation and negotiation of the agreement, if the agreement is terminated for certain reasons, including:

•	by Animas or by the Company for the failure to consummate the transaction by May 31, 2005,

•	by Animas due to the occurrence of a “triggering event,”

•	by Animas due to materially untrue or incorrect representations and warranties of the Company,

•	by Animas or the Company due to the failure of the Company to receive the necessary stockholder vote,

•	by Animas due to a material adverse effect upon the Company, or

•	by the Company if it proposes to enter into or enters into a Superior Proposal or has approved or recommended a Superior Proposal.

      Furthermore, the Company must pay Animas a non-refundable termination fee of $500,000 (“Termination Fee”), less any Expense Reimbursement payable by the Company, if:

•	Animas terminates the agreement due to the failure of the Company to receive the necessary stockholder vote and, prior to the time of the stockholders meeting, a bona fide Acquisition Proposal shall have been publicly disclosed or announced and not withdrawn and within one year from the date of termination the Company consummates an Acquisition Proposal (provided that for this purpose the term Acquisition Proposal means a transaction of more than 50% of the stock instead of 10% and more than 50% of the assets rather than a significant portion of the assets);

•	Animas terminates the agreement due to the Asset Purchase Agreement not being consummated by May 31, 2005, due to materially untrue or incorrect representations and warranties of the Company or due to a material adverse effect upon the Company, and, prior to the time of termination, a bona fide Acquisition Proposal shall have been publicly disclosed or announced and not withdrawn and within one year from the date of termination the Company consummates an Acquisition Proposal (provided that for this purpose the term Acquisition Proposal means a transaction of more than 50% of the stock instead of 10% and more than 50% of the assets rather than a significant portion of the assets);

•	Animas terminates the agreement due to the occurrence of a “triggering event,” or

•	the Company terminates the agreement because it proposes to enter into or enters into a Superior Proposal or has approved or recommended a Superior Proposal in accordance with the terms of the Asset Purchase Agreement.

      Payment of the Termination Fee and the Expense Reimbursement is intended to be the sole remedy for breach of the Asset Purchase Agreement in the event that they are paid.

      Post-Closing Covenants. Both the Company and Animas have agreed to a number of post-closing covenants to effectuate the closing of the transaction, including providing access to facilities, cooperating on regulatory filings and compliance matters, insurance matters, financial statement matters and other matters and actions necessary to consummate or implement expeditiously the transactions contemplated under the agreement. In addition, the Company has agreed not to make distributions of any kind to its stockholders until all liabilities of the Company (other than Assumed Liabilities and contingent liabilities that would not be required to be disclosed in financial statements or footnotes thereto under generally accepted accounting principles) have been satisfied, or provided for, in full. Moreover, the Company has agreed not to act or fail to act in any way to cancel, terminate or otherwise prohibit or reduce in any way Animas’ ability to be insured under the Tail Policy.

      Indemnification. Following the closing date, the Company is required to indemnify, defend and hold harmless Animas and its past, present and future affiliates, officers, directors, agents and employees, from and against any and all claims, proceedings and/or losses arising out of or related to:

•	any breach of any representation or warranty by the Company;

•	any breach of any covenant, agreement or undertaking by the Company;

•	any liabilities of the Company other than the Assumed Liabilities and other than tort liabilities;

•	any non-compliance with applicable laws relating to bulk sales, bulk transfers and the like or to fraudulent conveyances, fraudulent transfers, preferential transfers and the like by the Company;

•	any liabilities which may arise out of a particular governmental claim relating to marketing claims;

•	any tort liability (including without limitation, any contingent tort liability) resulting from bodily injury or property damage caused by the Products but only to the extent such bodily injury or property damage occurred prior to the closing date, regardless of whether or not such claims are caused or alleged to be caused, in whole or in part by the negligence or strict liability of Animas; and

•	any claim or court order arising out of any of the foregoing, even though such claim or court order may not be filed or become final until after the closing date.

      Animas acknowledged and agreed that it and its related parties shall not have the right to seek indemnity (whether equitable, statutory, contractual or otherwise) against the Company for any tort liability (including without limitation, any contingent tort liability) resulting from bodily injury or property damage caused by the Products to the extent such bodily injury or property damage occurs on or after the closing date, and that Animas and its related parties release the Company from all such claims. Effective as of the closing date, Animas and its related parties waive, and agree to waive in the future, any and all rights of recovery against the Company and its past, present and future affiliates.

      Animas is required to indemnify, defend and hold harmless the Company and its past, present and future affiliates, officers, directors, agents and employees, from and against any and all claims, proceedings and/or losses arising out of or related to:

•	any breach of any representation or warranty by Animas;

•	any breach of any covenant, agreement or undertaking by Animas;

•	any of the Assumed Liabilities;

•	any tort liability (including any contingent tort liability) related to or arising out of any of the Products sold on or after the closing date, regardless of whether or not such claims are caused or alleged to be caused, in whole or in part by the negligence or strict liability of the Company;

•	any liabilities related to or arising out of the operation of the business on or after the closing date; and

•	any claim or court order arising out of any of the foregoing even though such claim or court order may not be filed or come to light until after the closing date.

      No indemnification payments will be made by either party unless the aggregate amount owed by such party exceeds $50,000, and in no event will the Company’s indemnification liability to Animas exceed $2,000,000.

      The amount of the indemnifying party’s liability will be net of any applicable insurance proceeds, with the exception of sums paid by the Company’s insurance (including without limitation under the Tail Policy), actually received by the indemnified party in respect of the loss for which indemnity is sought; provided, however, that Animas is not under any obligation to submit any claim for insurance with respect of the loss for which indemnity is sought. Further, the $2,000,000 limit of liability in the preceding paragraph shall be reduced by any sums actually paid by the Company’s insurance (including without limitation under the Tail Policy). Further, to the extent that the Company’s insurance (including without limitation under the Tail

Policy) actually pays Animas an amount equal to or in excess of $2,000,000, the Company shall have no further obligation to make indemnification payments under the Asset Purchase Agreement.

      Notwithstanding any other provision in the Asset Purchase Agreement, except to the extent arising from fraud, bad faith or intentional misrepresentation, no party will be liable to the other party for any punitive damages arising out of the Asset Purchase Agreement except to the extent such party has incurred these liabilities from a third-party not a party to the Asset Purchase Agreement.

      Each of the representations and warranties in the Asset Purchase Agreement will survive the closing date of the transaction, and will remain in full force and effect until ninety (90) calendar days after the closing date, after which they will expire. Each of the parties have also acknowledged that, following the closing, the indemnification remedies provided under the Asset Purchase Agreement will be the sole and exclusive remedy for each party for any breach of the representations, warranties, covenants or agreements set forth under the Asset Purchase Agreement.

      Expenses. Except as otherwise set forth in the Asset Purchase Agreement, the Company and Animas will each pay their own costs and expenses incurred in connection with the agreement and the transactions contemplated thereby.

      Relationship to Plan of Dissolution. The proposed Asset Sale is not conditioned upon the Plan of Dissolution being approved. If our stockholders do not approve the Plan of Dissolution, we will still complete the Asset Sale if it is approved by our stockholders and the other conditions to closing are met. In that case, we will have transferred substantially all of our business, contracts and assets to Animas and will not have any operations to generate revenue, with the exception of a possible recovery from the Arbitration Matter. With no foreseeable assets with which to generate revenues (with the exception of a possible recovery in the Arbitration Matter) and no Plan of Dissolution approved, in addition to funding the pursuit of our claims in the Arbitration Matter we would use the cash received from the Asset Sale, as well as our other cash, to pay ongoing operating expenses instead of making a distribution to stockholders pursuant to the Plan of Dissolution. We would have no business or operations after the transfer of our assets, and will have retained only those employees required to maintain our corporate existence and to pursue the Arbitration Matter. We do not intend to invest in another operating business.

      Similarly, our liquidation and dissolution pursuant to the Plan of Dissolution is not conditioned upon the completion of the Asset Sale. Approval of the Plan of Dissolution will constitute stockholder approval of any and all sales of assets of the Company approved by the Board of Directors. See “— Background of the Asset Sale and Dissolution of Cygnus,” and “Proposal No. 2: Approval of Plan of Complete Liquidation and Dissolution” for a more complete description of the Plan of Dissolution.

Interests of Certain Persons in the Asset Sale and the Plan of Dissolution

      Effective December 2000, the Company entered into employment agreements with John Hodgman, Neil Ackerman, Craig Carlson and Barbara McClung (the “Named Executive Officers”). The employment agreements replaced the prior employment and change-of-control agreements for each of the Named Executive Officers. The agreements generally provide that if a Named Executive Officer’s employment is constructively terminated or terminated by the Company without cause, then such Named Executive Officer shall receive, with no duty to mitigate, the following: (i) a cash lump sum payment equal to one times the officer’s highest amount of base salary and annual bonus, (ii) twelve months of health and life insurance benefits, (iii) full vesting of all unvested stock options and restricted stock, and (iv) six months of outplacement services. Each Named Executive Officer’s unvested stock options shall vest in full upon a change of control of the Company. Each Named Executive Officer’s employment is likely to be terminated at some point during the wind down of the Company’s activities whether or not the Asset Sale or the Plan of Dissolution is approved by the stockholders. The amount of the severance benefit that would be payable to each Named Executive Officer, including health and life insurance benefits, is estimated to be: $627,000, in the case of Mr. Hodgman; $447,000, in the case of Mr. Ackerman; $482,000 in the case of Mr. Carlson; and $397,000 in the case of Ms. McClung. In addition, Named Executive Officers have unvested stock options in the following amounts at an exercise price of $0.1225 per share that would vest upon termination of employment: Mr. Hodgman, 114,584 shares; Mr. Ackerman, 57,292 shares; Mr. Carlson, 75,625 shares, and Ms. McClung, 68,750 shares.

      The Company is considering asking Mr. Hodgman and Ms. McClung to remain with the Company after the closing of the Asset Purchase Agreement. The Company has had preliminary discussions with Mr. Hodgman and Ms. McClung, but no definitive arrangements have been reached. In addition to salary payments, the Company is also considering setting aside a portion of any arbitration award in the Arbitration Matter as a reserve for discretionary bonuses that the Company’s Board of Directors may decide to award to Mr. Hodgman and Ms. McClung. Such bonuses would not exceed $500,000 in the aggregate. The Company’s Board of Directors would retain the discretion to determine whether any such bonus, up to the aggregate amount, would be paid.

      Pursuant to a separate letter agreement executed in 2003, each Named Executive Officer was also to receive a retention bonus upon any acquisition of the Company as a whole, provided that the officer remained an active employee through the date of the sale. The amount of such retention bonus was $150,000 in the case of Mr. Hodgman and $100,000 for each of the other three Named Executive Officers. Each Named Executive Officer was also to receive an excise tax restoration payment, if necessary. The proposed Asset Sale and Plan of Dissolution do not trigger these retention bonuses.

      As of January 31, 2005, the following directors hold the following vested and unvested stock options having exercise prices under $2.00 per share. (These directors hold additional unvested stock options, but the exercise prices of such options are in excess of $2.00 per share.) All unvested stock options shown in the table would vest on June 1, 2005, except in the case of Mr. Wriston. Mr. Wriston passed away on January 19, 2005 and his unvested options will no longer vest.

	Shares Under Vested		Shares Under Unvested
	Options with Less	Per Share	Options with Less	Per Share
Director	Than $2 Exercise Price	Exercise Price	Than $2 Exercise Price	Exercise Price

Frank T. Cary	17,119	$0.73	18,831	$0.27
John C Hodgman	675,000	$0.46	114,584	$0.1225
	135,416	$0.1225
André F. Marion	15,563	$0.73	17,119	$0.27
Richard G. Rogers	17,119	$0.73	18,831	$0.27
Walter B. Wriston	17,119	$0.73	18,831	$0.27

Absence of Appraisal Rights

      Under Delaware law, the stockholders of the Company are not entitled to appraisal rights for their shares of the Company’s stock in connection with the transactions contemplated by the Asset Purchase Agreement or to any similar rights of dissenters under Delaware law.

Certain Federal Income Tax Consequences of the Asset Sale

      The following discussion is a general summary of the material federal income tax consequences of the Asset Purchase Agreement to the Company, but does not purport to be a complete analysis of all the potential tax effects. The discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, the Internal Revenue Service (the “IRS”) rulings and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. The following discussion has no binding effect on the IRS or the courts and assumes that the Company will consummate the Asset Purchase Agreement substantially in accordance with its terms. The Company will recognize taxable gain or deductible loss on the sale of each asset pursuant to the Asset Purchase Agreement. The amount of such gain or loss will be the difference between the Company’s adjusted tax basis for each asset and the amount of consideration received for that asset (reduced by the costs of the transaction allocable to that asset). It is anticipated that the Company has tax basis in the assets to be sold which approximates the proceeds to be received pursuant to the Asset Purchase Agreement and thus will not incur a current federal income tax liability as a result of such sale.

      The stockholders will not recognize any gain or loss as a result of the sale of the Purchased Assets pursuant to the Asset Purchase Agreement.

State Income Tax Consequences of the Asset Sale

      The Company anticipates that it will recognize a net taxable loss as a result of the sale of the Purchased Assets pursuant to the Asset Purchase Agreement for California income tax purposes and thus will not incur a current California income tax liability as a result of such sale. In other states where the Company operates, any tax liabilities as a result of the sale of Purchased Assets are not expected to be material.

      The Company will pay all sales, use and any other taxes payable in connection with the transfer of the Purchased Assets as contemplated by the Asset Purchase Agreement; provided, however, that Animas is responsible for all other taxes directly relating to the Purchased Assets (including but not limited to property, sales and use taxes) that are incurred after the closing date.

Required Vote

      The affirmative vote of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote is required for approval of the proposed Asset Purchase Agreement.

Regulatory Approvals

      No United States Federal or state regulatory requirements must be complied with or approvals obtained as a condition to the proposed Asset Sale.

Recommendation of the Board

      The Board of Directors unanimously recommends a vote FOR the approval and adoption of the Asset Purchase Agreement and the Asset Sale described therein.

PROPOSAL NO. 2

APPROVAL OF PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

General

      The Company is proposing a Plan of Dissolution for approval by the stockholders at the Meeting. The Plan of Dissolution was approved by the Board of Directors, subject to stockholder approval, on December 16, 2004. A copy of the Plan of Dissolution is attached as Annex B to this Proxy Statement. The material features of the Plan of Dissolution are summarized below; this summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Plan of Dissolution. Stockholders are urged to read the Plan of Dissolution in its entirety. By approving the Plan of Dissolution, stockholders will be approving the dissolution of the Company under Section 275 of the Delaware General Corporation Law (the “DGCL”).

Background and Reasons for the Plan of Dissolution

      As previously disclosed, we are not currently manufacturing products, are not conducting research and development on new products, have been seeking a comprehensive sales, marketing and distribution partner since late 2003, and have been actively seeking an acquiror for the Company since early 2004 in an attempt to maximize value for our stockholders and creditors. See “Proposal No. 1 — Approval of the Asset Sale — Background of the Asset Purchase Agreement and Plan of Dissolution” for an extensive discussion of the alternatives we pursued over the last two years.

      The decision to dissolve the Company and distribute any remaining cash to our stockholders is driven principally by the form of the transaction by which Animas has agreed to purchase substantially all of the Company’s business assets. The other reasons behind the decision to dissolve are discussed in “Proposal No. 1 — Approval of the Asset Sale — Background of the Asset Purchase Agreement and Plan of Dissolution”. Initially, the Company had sought to find an acquiror for the stock of the Company, whether through merger or stock purchase. During this phase, Animas approached the Company and proposed an asset purchase. In the negotiations with Animas to acquire our business, our management and representatives requested that Animas acquire the Company by means of a merger or stock purchase. An acquisition by Animas in the form of a merger or stock purchase would mean that our stockholders would be entitled to receive their pro rata portion of the purchase price at the closing of the acquisition. An acquisition in the form of a sale of assets would mean that we would need to wind up the Company and dissolve, and that stockholders would not receive any distributions until we satisfied all liabilities, resolved the Arbitration Matter and completed our dissolution. However, Animas reiterated that it would only consider a purchase of the Company’s assets because it did not want to assume all of the Company’s liabilities. Later, after the efforts to find a buyer for the Company’s stock proved unsuccessful, and the Company sought to sell assets as an alternative, Animas again reiterated its desire to acquire assets from the Company.

      Following the closing under the Asset Purchase Agreement, we will have no operating assets, and no means to generate revenue, other than possibly a recovery in the Arbitration Matter. A dissolution and distribution of remaining cash to our stockholders is a means to allow our stockholders their pro rata portion, after payment of (or provision for) all of our remaining liabilities and pursuit of the Arbitration Matter, of any remaining proceeds from the sale of assets to Animas and any award obtained in the Arbitration Matter.

      The anticipated tax treatment of the Plan of Dissolution is set forth under “Certain Federal Income Tax Consequences of the Plan of Dissolution.” No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan of Dissolution, and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment. The failure to obtain a ruling from the IRS or an opinion of counsel results in less certainty that the anticipated tax treatment summarized therein will be obtained. If any of the conclusions stated under “Certain Federal Income Tax Consequences of the Plan of Dissolution” proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing any benefit to the stockholders and the Company from the liquidation.

      If the Plan of Dissolution is not approved by the stockholders, the Board of Directors will explore the alternatives then available for the future of the Company, which may include seeking protection under bankruptcy laws and, in such circumstance, it is unlikely that there would be funds available for a distribution to stockholders.

The Arbitration Matter

      In the Asset Sale, we would retain our cash and our rights under the arbitration proceedings described under this heading. We refer to these arbitration proceedings throughout this Proxy Statement as the “Arbitration Matter.” The following describes the background of the Arbitration Matter.

      On December 15, 1999, we completed the sale of substantially all of our drug delivery business segment assets to Ortho-McNeil Pharmaceutical, Inc. (“Ortho-McNeil”), a Johnson & Johnson company.

      Under the terms of our agreement, Ortho-McNeil paid us $20.0 million and agreed to pay us up to an additional $55.0 million in cash, contingent on the achievement of certain milestones. Of this $55.0 million, $20.0 million was not paid to us because certain Ortho-McNeil technical and regulatory accomplishments relating to the Ortho Evra® (Johnson & Johnson, New Brunswick, New Jersey) contraceptive patch were not met. In addition, Ortho-McNeil apparently decided not to pursue certain FDA approvals contemplated by our asset purchase agreement with it, which resulted in the milestones related to $30.0 million in contingent payments not having been met. Ortho-McNeil also made changes to pre-existing contracts with a third party that could result in milestones related to an additional $4.6 million in contingent payments not being met. We believe that these actions by Ortho-McNeil were improper, and caused the Company to suffer damages totaling at least $34.6 million. Both parties have retained outside legal counsel and, on February 23, 2004, we invoked the mediation provisions set forth in our asset purchase agreement with Ortho-McNeil. Thereafter, the parties agreed to waive the mediation provisions and to enter into binding arbitration as set forth in our asset purchase agreement with Ortho-McNeil and, on April 15, 2004, we provided notice of arbitration to Ortho-McNeil. On November 1, 2004, the parties provisionally selected a panel of three arbitrators. We intend to vigorously pursue our claims in the Arbitration Matter until final resolution, although our Board of Directors will have the discretion to resolve the Arbitration Matter at any time it determines such course to be in the best interests of our creditors and stockholders. We expect final resolution of the Arbitration Matter to occur prior to the end of December 2005. Pursuing the Arbitration Matter will be costly and there can be no guarantees as to how much, if any, we will receive upon resolution of these proceedings. Moreover, there can be no assurance that the Arbitration Matter will be resolved on a timely basis. The Arbitration Matter is at an early stage and we, together with our counsel, will continue to evaluate the progress of the Arbitration Matter. Our Board of Directors might elect not to pursue its claims in the Arbitration Matter if it determined, in its judgment, that it was not in the Company’s best financial interests to do so.

      For a description of the tax consequences related to an award in the Arbitration Matter, see “— Certain Income Tax Consequences of the Plan of Dissolution — Consequences to the Company.”

Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution

      There are many factors that our stockholders should consider when deciding whether to vote to approve the Plan of Dissolution. Such factors include those risk factors set forth below.

Our stockholders could vote against the Plan of Dissolution.

      If we do not obtain stockholder approval of the Plan of Dissolution (either because we fail to achieve a quorum at the Meeting or if there are insufficient votes in favor of the proposal to approve the Plan of Dissolution), we would have to continue our business operations from a very difficult position in light of our announced intent to liquidate and dissolve. After the Asset Sale, we will have no assets with which to generate revenue (other than from the Arbitration Matter), and we would use any remaining cash and the cash received from the Asset Sale to pay ongoing operating expenses instead of devoting all of those resources to the Arbitration Matter and possibly making a distribution to stockholders pursuant to the Plan of Dissolution after the resolution of the Arbitration Matter.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, our stockholders could be held liable for payment to our creditors for amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

      Under Delaware Law, in the event the Company fails to create an adequate contingency reserve for payment of its expenses and liabilities, or should such contingency reserve be exceeded by the amount ultimately found to be payable in respect of the Company’s expenses and liabilities, each stockholder could be held liable for the payment to the Company’s creditors of amounts theretofore received by such stockholder from the Company; as long as the directors of the Company comply with the provisions of the DGCL governing liquidations, no stockholder will be liable for more than such stockholder’s pro rata share of any such claim. Accordingly, in such event a stockholder could be required to return all distributions previously made in dissolution and thus would receive nothing from the Company as a result of the Plan of Dissolution. Moreover, in the event a stockholder has paid taxes on amounts theretofore received, a repayment of all or a portion of such amount could result in a situation in which a stockholder may incur a net tax cost if the repayment of the amount distributed does not cause a reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed. While the possibility of the occurrences set forth above cannot totally be excluded, after a review of its assets and liabilities the Company believes that the Contingency Reserve (as defined below) will be adequate and that a return of amounts previously distributed will not be required. See “Contingent Liabilities; Contingency Reserve.”

We cannot assure you of the amount, if any, of any distribution to our stockholders under the Plan of Dissolution.

      Liquidation and dissolution may not create value to our stockholders or result in any remaining capital for distribution to our stockholders. We cannot assure you of the precise nature and amount of any distribution to our stockholders pursuant to the Plan of Dissolution. Uncertainties regarding the length of time and costs associated with pursuing the Arbitration Matter, as well as the amount, if any, that the Company receives with respect to such matter make it difficult to predict with certainty the amount of the distribution, if any, to our stockholders.

We will continue to incur claims, liabilities and expenses that will reduce the amount available for distribution to stockholders.

      Claims, liabilities and expenses from operations (including operating costs such as salaries, directors’ fees, directors’ and officers’ insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we seek to close the Asset Purchase Agreement, pursue the Arbitration Matter and wind down operations. We anticipate that the amount of severance payments and incentive and retention bonuses we will have to pay to all employees in 2005 would be approximately $2.6 million and would be paid prior to or upon the closing of the Asset Purchase Agreement. We also estimate that salary and directors’ fees payable to remaining officers and directors after closing of the Asset Sale would be approximately $175,000 per quarter. These expenses will reduce the amount of assets available for ultimate distribution to stockholders. If available cash and amounts received on the sale of non-cash assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute meaningful cash, or any cash at all, to our stockholders.

We may decide to wait to file the certificate of dissolution for a year or more, though we would begin the process of winding down our business as soon as the asset sale closes so that we can devote resources to pursuing the Arbitration Matter.

      If the Plan of Dissolution is approved by stockholders, we will decide in our discretion when to file the certificate of dissolution with the Delaware Secretary of State. We have not yet determined when we would make such a filing and we may decide to wait until a year or more from the Meeting date, but in no event will we wait longer than three years from the date the Plan of Dissolution is adopted by the stockholders. Our current intention is to file a certificate of dissolution after the resolution of the Arbitration Matter, and we intend to publicly announce the expected filing date of the certificate of dissolution at least 10 business days in advance. Nevertheless, we would take all steps necessary to reduce our operating expenses through the termination of employees and other cost-cutting measures so that the focus of our operations would be to pursue the Arbitration Matter. Following the payment of the arbitration obligation to Sanofi, we would hold any remaining cash proceeds of the Asset Sale to Animas and all of our other cash to fund our ongoing operating expenses and the expenses of prosecuting the Arbitration Matter until its resolution and then make distributions to our stockholders of any available liquidation proceeds following the resolution of the Arbitration Matter. In addition, our Board of Directors also has the right to abandon the proposed dissolution without further action by the stockholders.

Distribution of assets, if any, to our stockholders could be delayed.

      Although our Board of Directors has not established a firm timetable for distributions to our stockholders, the Board of Directors intends, subject to contingencies inherent in winding down our business and the payment of our liabilities, to hold all cash that we receive from the Asset Sale (after we pay the arbitration obligation to Sanofi) for use in funding the pursuit of our claim in the Arbitration Matter. We do not anticipate that the Arbitration Matter will be resolved until approximately December 2005. Accordingly, we do not anticipate making any distributions until the Arbitration Matter is resolved, at which point we anticipate making such distributions as promptly as practicable. However, we are currently unable to predict the precise timing of any distribution pursuant to our wind down. We believe that the Arbitration Matter will be the most significant factor in determining the timing of any distribution. Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for distribution to our stockholders.

Our stock transfer books will close on the date we file the certificate of dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to trade our stock.

      We intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the certificate of dissolution with the Delaware Secretary of State, referred to as the “final record date.” Thereafter, certificates representing our common stock shall not be assignable or transferable on our books. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by us shall be made solely to the stockholders of record at the close of business on the final record date.

We will continue to incur the expenses of complying with public company reporting requirements.

      We have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we intend to, after filing our certificate of dissolution, seek relief from the Securities and Exchange Commission (“SEC”) from the reporting requirements under the Exchange Act. We anticipate that, if such relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the SEC might require. However, the SEC may not grant any such relief. To the extent that we delay filing the certificate of dissolution, as we may do, we would be obligated to continue complying with the applicable reporting requirements of the Exchange Act.

If we fail to retain the services of certain Named Executive Officers, the Plan of Dissolution may not succeed.

      The success of the Plan of Dissolution depends in large part upon our ability to retain the services of certain of our current Named Executive Officers. The Company has had preliminary discussions with Mr. Hodgman and Ms. McClung about remaining with the Company after the closing of the Asset Purchase Agreement, but no definitive arrangements have been reached. Failure to retain these personnel could harm the implementation of the Plan of Dissolution. If we fail to retain these personnel, we will need to hire others to oversee our liquidation and dissolution, which could involve additional compensation expenses, if such other personnel are available at all.

Liquidating Distributions; Nature; Amount; Timing

General

      The Company will make distributions of Available Cash pro rata to the Company’s stockholders at such times and in such amounts as shall be determined by the Board. “Available Cash” means the cash held by the Company after deduction of the expenses of the operation of the Company through the distribution date and the Contingency Reserve (as defined herein). The Company cannot predict the timing of the distributions to stockholders. It is the intention that Available Cash will be distributed to stockholders of the Company as promptly as practicable following the wind up of the Company’s affairs. The remaining net proceeds of any sale of our assets, together with any other cash held by the Company, will be distributed pro rata to stockholders, after deduction for expenses and a Contingency Reserve, at such times and in such amounts as the Board of Directors shall determine. We intend that any distributions to the stockholders will be in the form of cash. Nevertheless, no distributions will be made until such time as the Company has resolved the Arbitration Matter and the Board has determined the amount of the Contingency Reserve, which is not expected to occur before January 1, 2006.

      The liquidation is expected to conclude prior to the third anniversary of the filing of the certificate of dissolution in Delaware by a final liquidating distribution directly to our stockholders. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and after such date, any distributions made by us shall be made solely to stockholders of record on the close of business on the final record date. The Board of Directors is, however, currently unable to predict the precise nature, amount or timing of this distribution or any other distributions pursuant to the Plan of Dissolution. The actual nature, amount and timing of all distributions will be determined by the Board of Directors, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our significant remaining liabilities and obligations. See “— Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution.”

      If the Asset Sale occurs, the Board of Directors believes that the Company will have sufficient assets to pay the current and future obligations of the Company and to make distributions to stockholders, but there can be no assurance to that effect. The amount of the distributions will depend on a number of factors, including, on the accounts payable and other liabilities of the Company existing on the date of the approval of the Plan of Dissolution (including severance payments), the expenses of operation of the Company that accrue following approval of the Plan of Dissolution and the amount of any claims that may be asserted against the Company. The expenses of operation of the Company will include professional fees and other expenses of liquidation and could be substantial. In addition, the actual amount, if any, to be received by stockholders upon dissolution will depend significantly upon the length of time and costs associated with pursuing the Arbitration Matter, as well as the amount, if any, that the Company receives with respect to such matter.

      If the Asset Sale is not approved, or is otherwise not consummated, we expect that there will be no distributions to our stockholders.

      In lieu of satisfying all of our liabilities and obligations prior to making distributions to our stockholders, we may instead reserve assets deemed by management and the Board of Directors to be adequate to provide for such liabilities and obligations. See “— Contingent Liabilities; Contingency Reserve.”

      Uncertainties as to the precise value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs such as salaries, directors’ fees, income taxes, payroll and local taxes, legal, accounting and miscellaneous office expenses), although currently declining, will continue to be incurred following stockholder approval of the Asset Sale and Plan of Dissolution. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while a precise estimate of those expenses cannot currently be made, management and the Board of Directors believe that available cash and amounts received on the Asset Sale will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities). However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash and other assets to our stockholders will be reduced and could be eliminated. See “— Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution.”

      We anticipate that, following the closing of the Asset Purchase Agreement, our principal activities would be pursuing our claims in the Arbitration Matter and winding down our business. In that regard, we anticipate terminating the employment of all of our employees other than two officers upon the closing of the Asset Purchase Agreement. On or before March 31, 2005, we intend to vacate our facilities and rent limited office space on a short-term basis.

Estimated Distribution to Stockholders

      The following table shows management’s estimate of cash proceeds and outlays and of our ultimate distribution to stockholders as of the date of this Proxy Statement. Our independent auditors have not performed any procedures with respect to the information in the following table and, accordingly, do not express any form of assurance on that information. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. The table assumes that we complete the proposed Asset

Sale to Animas by the end of March 2005. Our current intention is to file the certificate of dissolution after the resolution of the Arbitration Matter. The table assumes that any distribution to stockholders would be made shortly after the end of 2005 since, under the asset purchase agreement under which the Arbitration Matter arises, the Arbitration Matter is required to be substantially completed within nine months after the selection of the arbitrators. To the extent that such distribution to stockholders is delayed beyond the end of 2005, the Company anticipates its ongoing expenses, including legal fees, would be approximately $800,000 per quarter. See “— Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution” for a discussion of the risk factors related to the Plan of Dissolution and any potential proceeds which we may be able to distribute to stockholders.

      The estimated distributions to stockholders shown in the table below vary greatly depending on the assumptions made regarding the results of the Arbitration Matter. The distributions, if any, that the Company will ultimately make to stockholders following liquidation are almost entirely dependent on the final outcome of the Arbitration Matter and the costs that the Company incurs in connection with the arbitration. While the Company believes it has meritorious claims in the Arbitration Matter and intends to pursue the arbitration vigorously, the arbitration is in its early stages and the Company cannot predict the outcome of the Arbitration Matter. In addition, there is risk inherent in all litigation and it is possible that we could receive no recovery at all, and that the Company could lose the Arbitration Matter yet still be liable for significant expenses to pursue it.

      The following table is not a guarantee of any particular outcome in the Arbitration Matter but rather merely presents possible ranges of outcomes in the amount to be distributed to stockholders depending on certain possible outcomes in the Arbitration Matter and the costs that the Company incurs in connection with the arbitration.

      The Company is seeking $34.6 million in damages in the Arbitration Matter. In the table, the “low recovery range” column assumes no recovery in the Arbitration Matter, the “mid recovery range” column assumes a recovery of 50% of the damages claimed in the Arbitration Matter, and the “high recovery range” column assumes a recovery of 100% of the damages claimed in the Arbitration Matter. The table does not include any other money awards that Cygnus might receive should it prevail, such as attorneys fees, interest, etc. In making their decision whether to approve the Plan of Dissolution, stockholders should not assume that one outcome (e.g., the mid recovery range) is any more likely an outcome than any other outcome. Stockholders are being asked to approve the Plan of Dissolution even though, ultimately, there may be no recovery in the Arbitration Matter. Moreover, the Company has made certain assumptions regarding the length of time and costs associated with the pursuit of the Arbitration Matter and that there will be a modest tax liability (a federal alternative minimum tax of 2%) associated with an award in the Arbitration Matter; the actual length of time and costs may be materially greater than those assumed and, if there were an ownership change for tax purposes then under certain circumstances there could be significant portions of the Arbitration Award that could not be sheltered by our federal and state net operating loss carry forwards, any of which conditions would reduce the amounts which could be available for any distribution to stockholders. Such factors could reduce the estimated distribution amounts and, in particular, could reduce the estimated distribution amount at the low recovery range to zero. See “— Certain Income Tax Consequences of the Plan of Dissolution — Consequences to the Company.” Certain material assumptions are set forth in the footnotes to the table.

Estimated Distribution to Stockholders Assuming Approval and Consummation

of the Asset Sale to Animas (Unaudited)

	Low Recovery	Mid Recovery	High Recovery
	Range	Range	Range

	Dollars and Shares in thousands
	(rounded to the nearest hundred thousand)
	except per share amounts
Estimated cash balance at December 31, 2004	$10,300	$10,300	$10,300
January 1 through March 31, 2005:
Salaries and directors’ fees(1)	(800)	(800)	(800)
Other operating expenses	(300)	(300)	(300)
Payments of accounts payable/accruals as of December 31, 2004(2)	(1,000)	(1,000)	(1,000)
Asset Sale proceeds(3)	10,000	10,000	10,000
Payment of Sanofi arbitration obligation(4)	(10,000)	(10,000)	(10,000)
Estimated taxes on Asset Sale	(200)	(200)	(200)
Severance costs(5)	(2,600)	(2,600)	(2,600)
Legal and other professional expenses(6)	(2,500)	(2,500)	(2,500)
Proxy solicitation costs	(200)	(200)	(200)
Insurance payments(7)	(700)	(700)	(700)
April 1 through December 31, 2005:
Salaries and directors’ fees(8)	(500)	(500)	(500)
Other operating expenses(9)	(100)	(100)	(100)

Estimated cash balance at December 31, 2005	1,400	1,400	1,400
Estimated award in Arbitration Matter(10)	0	17,300	34,600
Estimated taxes on estimated award in Arbitration Matter(11)	0	(400)	(700)
Reserve from award for discretionary bonuses(12)	0	(500)	(500)
Cash from assumed exercise of stock options(13)	0	100	1,100

Estimated cash to distribute to stockholders	$1,400	$17,900	$35,900

Shares outstanding as of December 31, 2004	41,009	41,009	41,009
Assumed stock option exercises(13)	0	805	2,967

Assumed Shares outstanding as of December 31, 2005	41,009	41,814	43,976

Estimated per Share distribution	$0.03	$0.43	$0.82

(1)	Estimated costs for the first quarter of 2005 prior to closing of the Asset Purchase Agreement. Includes salaries and benefits for 20 employees to support FDA-approved product in the market and financial reporting obligations.

(2)	Payments of accounts payable total approximately $300,000, $142,000 of which is the minimum royalty payment paid in January 2005 to the University of California. Payments of accruals total approximately $700,000, of which approximately $300,000 is for legal expenses invoiced in 2004 and approximately $200,000 is for 2004 year-end audit fees.

(3)	Assumes no claims by Animas against us for any breach of or indemnification under the Asset Purchase Agreement.

(4)	Assumes that, concurrently with the consummation of the Asset Purchase Agreement, we would pay off in full the remaining $10.0 million in arbitration obligation payments resulting from our 1997 arbitration with Sanofi. Under an amendment entered into with Sanofi on January 27, 2005, Sanofi would receive $10.0 million when the Asset Sale closes; provided, however, in the event the closing of the Asset Sale has not occurred prior to March 31, 2005, a $4.5 million payment to Sanofi will be due and payable on March 31, 2005. Thereafter, the Company would pay the remaining $5.5 million at the closing of the Asset Sale. Upon such pay off, the security interests in favor of Sanofi in all of our assets, including our U.S. patents and patent applications, would be released. Prior to this amendment, the remaining arbitration obligation totaled $11.5 million and was payable as follows: $4.5 million on February 28, 2005; $4.0 million on February 28, 2006; and $3.0 million on February 28, 2007.

If the Asset Sale has not closed prior to February 28, 2006 and the Company has not closed any asset purchase with a third party prior to that same date, then the Company would be obligated to make the remaining payments (which, together with the March 31, 2005 payment, would total $11.5 million) as follows: (i) $4.0 million would be due February 28, 2006, and (ii) $3.0 million would be due February 28, 2007. In such event, the security interests in favor of Sanofi would remain in full force and effect until full satisfaction of the arbitration award.

(5)	Estimated cash use for the payment to all employees, including the Named Executive Officers. See “Proposal No. 1 — Approval of the Asset Sale — Interests of Certain Persons in the Asset Sale and Plan of Dissolution” for additional information regarding the agreements regarding severance payments to the Named Executive Officers. The severance costs shown in the table include approximately $600,000 to be paid to non-officer employees.

(6)	This amount includes an estimated cash use of approximately $2.0 million in legal fees related to the pursuit of the Arbitration Matter, as well as $200,000 in costs associated with continuing SEC reporting obligations in the event that we do not file our certificate of dissolution during 2005.

(7)	Estimated cash use for insurance policy payments through December 31, 2005 and for the purchase of various insurance coverage, including a product liability insurance tail in which Animas will be named an additional insured and a directors and officers liability insurance policy covering six years from the date of dissolution.

(8)	Includes $175,000 per quarter in potential estimated salary payments and directors’ fees from and after the closing of the Asset Sale and the Company’s departure from its premises on or before March 31, 2005 if the Company is able to enter into definitive arrangements with Mr. Hodgman and Ms. McClung to remain with the Company following the closing of the Asset Sale.

(9)	Estimated other operating expenses assume no cash outlay for product warranty liabilities or other product related liabilities.

(10)	The low recovery range column assumes no recovery in the Arbitration Matter, the mid recovery range column assumes a recovery of 50% of the amount claimed in the Arbitration Matter, and the high recovery range column assumes a recovery of 100% of the amount claimed in the Arbitration Matter.

(11)	We have assumed that there will be a modest tax liability (a federal alternative minimum tax of 2%) on any award in the Arbitration Matter, since we believe that we would have federal and state net operating loss carry forwards and state research and development tax credits to shelter the taxable income associated with such an award. We believe that we have not had ownership change for tax purposes in the last three years. Ownership shifts are not within our control. See “— Certain Income Tax Consequences of the Plan of Dissolution — Consequences to the Company.” If we were to suffer an ownership change for tax purposes prior to the time any award in the Arbitration Matter were received, under certain circumstances there could be significant portions of the Arbitration Award that could not be sheltered by our federal and state net operating loss carry forwards.

(12)	The Company is also considering setting aside a portion of any arbitration award in the Arbitration Matter as a reserve for discretionary bonuses that the Company’s Board of Directors may decide to award to Mr. Hodgman and Ms. McClung. Such bonuses would not exceed $500,000 in the aggregate. The Company’s Board of Directors would retain the discretion to determine whether any such bonus, up to the aggregate amount, would be paid.

(13)	Assumes that, as the size of the arbitration award increases, additional stock options held by employees and directors would be exercised as the estimated per Share distribution to stockholders exceeds the exercise price per Share of certain outstanding stock options. At the mid recovery range, the table assumes that stock options covering 805,000 Shares would be exercised, resulting in $100,000 in stock option exercise proceeds to the Company. At the high recovery range, the table assumes that stock options covering 2,967,000 Shares would be exercised, resulting in $1,100,000 in stock option exercise proceeds to the Company. We have assumed that no other changes would occur in the number of Shares outstanding.

      Other than as shown in the table, the Company does not expect to receive any amounts in connection with the disposal of assets it retains in the Asset Sale. On December 16, 2004, the Company signed a lease termination agreement with its Redwood City, California, facility landlord whereby the Company paid a termination fee of $500,000, prepaid rent through March 31, 2005, forfeited its security deposit of approximately $77,600 and will leave certain trade fixtures and personal property (including office furniture) in the facility when the Company vacates on or before March 31, 2005. The Company’s only other remaining assets would be office supplies which the Company intends to donate following the closing of the Asset Sale. The Company has no retained contracts.

Plan of Dissolution Expenses and Indemnification

      The Plan of Dissolution specifically contemplates that the Board of Directors may authorize the payment of a retainer fee to a law firm or law firms selected by the Board of Directors for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board of Directors provided by the Company pursuant to its Restated Certificate of Incorporation and Bylaws or the DGCL or otherwise.

      In addition, in connection with and for the purpose of implementing and assuring completion of the Plan of Dissolution, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of the Plan of Dissolution.

      The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Restated Certificate of Incorporation and Bylaws and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of the affairs of the Company. The Board of Directors, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover such obligations. See “— Conduct of the Company following Adoption of the Plan of Dissolution.”

Interests of Certain Persons in the Asset Sale and the Plan of Dissolution

      For information regarding severance payments that would be triggered by the implementation of the Plan of Dissolution and potential retention payments, see “Proposal No. 1 — Approval of the Asset Sale — Interests of Certain Persons in the Asset Sale and Plan of Dissolution.”

Principal Provisions of the Plan of Dissolution

      Once the Plan of Dissolution is effective, the steps below will be completed at such times as the Board of Directors, in its absolute discretion, deems necessary, appropriate or advisable.

      (a) A certificate of dissolution will be filed with the State of Delaware pursuant to Section 275 of the DGCL, though the timing of such filing is within the absolute discretion of the Board of Directors. The dissolution of the Company will become effective, in accordance with Section 275 of the DGCL, upon proper filing of the certificate of dissolution with the Secretary of State or upon such later date as may be specified in the certificate of dissolution (the “Dissolution Date”), but in no event later than ninety (90) days after the filing. Pursuant to the DGCL, the Company will continue to exist for three years after the Dissolution Date or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling the Company gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which the Company was organized. Moreover, the Company will continue after such period for the purpose of pending legal actions.

      As described above, we may decide to wait to file the certificate of dissolution for a year or more (but the Plan of Dissolution provides that we would not delay the filing of the certificate of dissolution beyond three years from the date the Plan of Dissolution is adopted by the stockholders), though we would begin the process of winding down our business as soon as the asset sale closes so that we can devote resources to pursuing the Arbitration Matter. Nevertheless, we would take all steps necessary to reduce our operating expenses through the termination of employees and other cost-cutting measures so that the focus of our activities would be to pursue the Arbitration Matter.

      (b) From and after the Dissolution Date, the Company will not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business and affairs, and distribute its assets in accordance with the Plan of Dissolution and pursuant to Section 278 of the DGCL.

      (c) The officers of the Company will negotiate and consummate the sales of all of the remaining assets and properties of the Company (though if the Asset Sale is consummated, we do not anticipate having additional assets to be sold), including the assumption by the purchaser or purchasers of any or all liabilities of the Company, insofar as the Board of Directors deems such sales necessary, appropriate or advisable. It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. If the Asset Sale to Animas is not consummated for any reason, approval of the Plan of Dissolution will also constitute approval of the sale of all assets of the Company following its dissolution on such terms and conditions as the Board of Directors in its absolute discretion may determine.

      (d) The Plan of Dissolution provides that the Board of Directors will liquidate the Company’s assets in accordance with any applicable provision of the DGCL, including Sections 280 or 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at its option, cause the Company to follow the procedures set forth in Sections 280 and 281(a) of the DGCL which provide for the Company to: (i) give notice of the dissolution to all persons having a claim against the Company and publish such notice; (ii) offer to any claimant on a contract whose claim is contingent, conditional or unmatured security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the DGCL; (iii) petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (A) claims that are the subject of pending litigation against the Company and not barred under Section 280, (B) claims of contingent creditors who have rejected the Company’s offer of security and (C) claims that have not been made known to the Company at the time of dissolution, but that, based on facts known to the Company, are likely to arise or become known within five (5) years (or longer, but no more than 10 years, in the discretion of the Delaware Court of Chancery); (iv) pay all claims made against the Company and not rejected; (v) post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL; and (vi) pay or make provision for all other claims that are mature, known and uncontested or finally determined to be owing. In connection with any such proceedings, the Court may appoint a guardian to protect the interests of unknown future claimants.

      Notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 280 of the DGCL, and the adoption of the Plan of Dissolution by the Company’s stockholders shall constitute full and complete authority for the Board of Directors and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with Section 281(b) of the DGCL, which requires the adoption of a plan of distribution pursuant to which the dissolved corporation is to pay or make reasonable provision for all claims and obligations known to the corporation, make such provision as is reasonably likely to compensate any claim against the corporation that is the subject of a pending action, and make such provision as is reasonably likely to compensate certain potential future claimants. If there are insufficient assets, the plan must provide for payment according to priority, and pro rata distribution to creditors of equal priority. Any remaining assets may be distributed to stockholders.

      (e) The Company may, from time to time, make liquidating distributions of the remaining funds and unsold assets of the Company, if any, in cash or in kind, to the holders of record of Common Stock at the close of business on the Dissolution Date. Such liquidating distributions, if any, will be made to the holders of Common Stock on a pro rata basis; all determinations as to the time for and the amount and kind of distributions will be made by the Board of Directors in its absolute discretion. No assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for the Company’s obligations, liabilities, expenses and claims, and to make any cash distributions to stockholders.

      (f) The Company will close its stock transfer books and discontinue recording transfers of shares of Common Stock on the Dissolution Date, at which time the Company’s capital stock and stock certificates evidencing the Common Stock will not be assignable or transferable on the books of the Company.

Sales of the Company’s Assets

      The Plan of Dissolution gives the Board of Directors the authority to sell all or substantially all of the assets of the Company following dissolution of the Company. Assuming that the Asset Sale is consummated, the only significant remaining assets of the Company will be the claims it has that are the subject of the Arbitration Matter. The Company intends to seek to monetize such claims through the pursuit of the Arbitration Matter. In connection with its agreement to terminate its facility lease, the Company will leave certain trade fixtures and personal property (including office furniture) in the facility when the Company vacates on or before March 31, 2005. The Company’s only other remaining assets would be office supplies which the Company intends to donate following the closing of the Asset Sale. Accordingly, the Company does not expect to have any material amount of non-cash assets after the Asset Sale and the lease termination. In the event that the Asset Sale is not consummated for any reason, then stockholder approval of the Plan of Dissolution will also constitute, to the extent necessary, approval of the sale of all assets of the Company following dissolution of the Company on such terms and conditions as the Board of Directors may determine. We would have no business or operations after the sale of our assets in the Asset Sale, and will have retained only those certain Named Executive Officers required to maintain our corporate existence and to pursue the Arbitration Matter. We do not intend to invest in another operating business.

      Subject to the terms of the Asset Purchase Agreement, additional agreements for the sale of assets may be entered into prior to the effectiveness of the Plan of Dissolution and, if entered into, may be contingent upon the effectiveness of stockholder approval of the Plan of Dissolution. Approval of the Plan of Dissolution will constitute approval of any such agreements (to the extent that such approval is required). Sales of the Company’s assets will be made on such terms as are approved by the Board of Directors and may be conducted by competitive bidding or privately negotiated sales. It is not anticipated that any future stockholder consents will be executed with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. The Company does not anticipate amending or supplementing this Proxy Statement to reflect any such agreement or sale. The prices at which the Company will be able to sell its remaining various assets (including the assets if the Asset Sale is not consummated) will depend largely on factors beyond the Company’s control, including, without limitation, the compatibility of the Company’s intellectual property rights with the most likely purchasers of such rights, the extent to which such intellectual property rights are viewed as valuable by such companies and the condition of financial markets and the availability of financing to prospective purchasers of assets. In addition, the Company may not obtain as high a price for its assets as it might secure if the Company was not in liquidation.

Conduct of the Company Following Adoption of the Plan of Dissolution

      Assuming that the Plan of Dissolution is approved (even if the Asset Sale is not consummated), the Company intends to continue the process of scaling back its operations and winding up its affairs.

      Following the Dissolution Date, the Company’s activities will be limited to pursuing its claims in the Arbitration Matter, winding up its affairs, taking such action as may be necessary to preserve the value of its assets and distributing its assets in accordance with the Plan of Dissolution. The Company will seek to distribute or liquidate all of its assets in such manner and upon such terms as the Board of Directors determines to be in the best interests of the Company’s creditors and stockholders. The Company intends to vigorously pursue its claims that are the subject of the Arbitration Matter until final resolution of such proceedings, although the Board will have the discretion to resolve the Arbitration Matter at any time it determines such course to be in the best interests of the Company’s creditors and stockholders. The Company expects final resolution of the Arbitration Matter to occur prior to the end of December 2005.

      Under the Asset Purchase Agreement, the Company has agreed that, following the closing of the Asset Sale to Animas, it will not make distributions of any kind to its stockholders until all liabilities of the Company (other than Assumed Liabilities and contingent liabilities that would not be required to be disclosed in financial statements or footnotes thereto under generally accepted accounting principles) have been satisfied, or provided for, in full.

      As described above, we may decide to wait to file the certificate of dissolution for a year or more, though we would begin the process of winding down our business as soon as the Asset Sale closes so that we can devote resources to pursuing the Arbitration Matter. Nevertheless, we would take all steps necessary to reduce our operating expenses through the termination of employees and other cost-cutting measures so that the focus of our operations would be to pursue the Arbitration Matter.

      Pursuant to the Plan of Dissolution, the Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Restated Certificate of Incorporation and Bylaws and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of the affairs of the Company. The Board of Directors, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s indemnification obligations under the Plan of Dissolution.

Contingent Liabilities; Contingency Reserve

      Under the DGCL, the Company is required, in connection with its dissolution, to pay or provide for payment of all of its liabilities and obligations. Following the Dissolution Date, the Company will pay, to the extent of its funds and assets available, all expenses and fixed and other known liabilities, or set aside as a contingency reserve, assets which it believes to be adequate for payment thereof (the “Contingency Reserve”). Under the Asset Purchase Agreement, the Company has agreed that, following the closing of the Asset Sale to Animas, it will not make distributions of any kind to its stockholders until all liabilities of the Company (other than Assumed Liabilities and contingent liabilities that would not be required to be disclosed in financial statements or footnotes thereto under generally accepted accounting principles) have been satisfied, or provided for, in full. Moreover, the Company has agreed not to act or fail to act in any way to cancel, terminate or otherwise prohibit or reduce in any way Animas’ ability to be insured under the Tail Policy.

      The Company is currently unable to estimate with precision the amount of any Contingency Reserve which may be required, but any such amount will be deducted before the determination of amounts available for distribution to stockholders. Based on the anticipated value of the Company’s assets and the amounts owed to creditors of the Company, in the event that the Asset Sale is not consummated or in the absence of a significant cash award in the Arbitration Matter, the Company does not believe it will have any significant funds or assets (if any) remaining to make distributions to stockholders. Therefore, in that scenario, it would be highly unlikely that any distributions will be made to stockholders.

      The actual amount of any Contingency Reserve will be based upon estimates and opinions of management and the Board of Directors and derived from review of the Company’s estimated operating expenses, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, rent, payroll and other taxes payable, miscellaneous office expenses and expenses accrued in the Company’s financial statements. There can be no assurance that the Contingency Reserve in fact will be sufficient. After the liabilities, expenses and obligations for which the Contingency Reserve had been established have been satisfied in full, the Company will distribute to its stockholders any remaining portion of the Contingency Reserve. The remaining portion of the Contingency Reserve will be paid to the holders of Common Stock on a pro rata basis.

Abandonment and Amendment

      Under the Plan of Dissolution, the Board of Directors may modify, amend or abandon the Plan of Dissolution, notwithstanding stockholder approval, to the extent permitted by the DGCL. The Company will not amend or modify the Plan of Dissolution under circumstances that would require additional stockholder solicitations under the DGCL or the federal securities laws without complying with the DGCL and the federal securities laws. The Company has no present plan or intention to modify, amend or abandon the Plan of Dissolution.

Listing and Trading of the Common Stock

      The Company currently intends to close its stock transfer books on the Dissolution Date and at such time cease recording stock transfers and issuing stock certificates (other than replacement certificates). Accordingly, it is expected that trading in the Company’s shares will cease on and after such date.

      The Company’s Common Stock trades on the OTC Bulletin Board market maintained by the NASD. The Company will notify the NASD to cease trading on and after the Dissolution Date.

      The Company intends to make a public announcement of the anticipated filing date of the certificate of dissolution at least 10 business days in advance of the filing.

Regulatory Approvals

      No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Absence of Appraisal Rights

      Under Delaware law, the stockholders of the Company are not entitled to appraisal rights for their shares of the Company’s capital stock in connection with the transactions contemplated by the Plan of Dissolution or to any similar rights of dissenters under Delaware law.

Certain Income Tax Consequences of the Plan of Dissolution

      The following discussion is a general summary of the material income tax consequences of the Plan of Dissolution to the Company and its stockholders, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Code, Treasury Regulations, the IRS rulings and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. The following discussion has no binding effect on the IRS or the courts and assumes that the Company will liquidate substantially in accordance with the Plan of Dissolution. Distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. No assurances can be given that the tax treatment described herein will remain unchanged at the time of such distributions. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan of Dissolution, and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment. The failure to obtain a ruling from the IRS or an opinion of counsel results in less certainty that the anticipated tax treatment summarized herein will be obtained. There can be no assurance that the distributions made pursuant to the Plan of Dissolution will be treated as liquidating distributions. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the Company and/or stockholder level, thus reducing the benefit to the stockholders and the Company from the liquidation.

      Consequences to the Company. After the approval of the Plan of Dissolution and until the liquidation is complete, the Company will continue to be subject to tax on its taxable income. The Company will generally recognize income, gain or loss on sales of its property or collection of claims pursuant to the Plan of Dissolution. Upon any distribution of property to stockholders, the Company will generally recognize gain or loss as if such property was being sold to the stockholders at its fair market value. If it were determined that distributions made pursuant to the Plan of Dissolution were not liquidating distributions, the Company may not be able to recognize loss with respect to distributions of depreciated property to the stockholders.

      While the Company does not anticipate any taxable income from the sale of its assets pursuant to the Asset Purchase Agreement described under Proposal No. 1 above, it is possible that a recovery pursuant to the Arbitration Matter could generate significant taxable income for the Company. While the Company believes that it has sufficient net operating loss carryovers (“NOLs”) to shelter any such income for regular tax purposes (subject to the limitations under Section 382 of the Code, discussed below), there may be an alternative minimum tax of approximately two percent (2%) that would be due on such income. In addition, if the Company were subjected to an “ownership change” as defined in Section 382 of the Code, the ability to use the NOLs of the Company to offset income of the Company after such ownership change could be significantly limited. While we do not believe that we have had an ownership change yet, purchases or sales of shares by certain holders of our shares, including persons who have held, currently hold, or accumulate in the future five percent or more of our outstanding stock, within any three-year period could cause an ownership change. If the Company were to experience an ownership change, however, it may be able to avail itself of certain built-in gain rules that would permit it to utilize its NOLs beyond the normal limitations under Section 382 to the extent that the aggregate value of its assets, such as the claim in the Arbitration Matter, exceed their aggregate tax bases at the time of the ownership change, if the gain or income recognized with respect to such assets is recognized within five years of the ownership change.

      Due to the various rules among the states (as well as state adoption of the limitations under Section 382 of the Code) and the possibility of future changes by the states, such as the State of California, in the ability to use NOLs to offset taxable income, it is possible that future taxable income may not be offset by the Company’s NOLs for state tax purposes and, thus, the Company may incur state taxes with respect to such future taxable income. Due to the budget crisis in California, the State of California disallowed the ability to use state NOLs in 2002 and 2003; no assurance can be given regarding action that the State may take in 2005 and beyond.

      Consequences to Stockholders. As a result of the liquidation of the Company, a stockholder will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value of any property distributed to such stockholder, and (ii) such stockholder’s tax basis for his or her shares of Common Stock. A stockholder’s tax basis in his or her shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto. A stockholder’s gain or loss will be computed on a “per share” basis. The Company expects to make a single liquidating distribution to stockholders. However, the Company could make more than one liquidating distribution, each of which will be allocated proportionately to each share of Common Stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of Common Stock. Gain will be recognized by reason of a liquidating distribution only to the extent that the aggregate value of such distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from the Company has been received and then only if the aggregate value of the liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will generally be treated as capital gain or loss provided the shares are held as capital assets. Such gain or loss will be subject to tax at the short-term or long-term capital gain tax rate, depending on the period for which such shares are held by the stockholder. If it were to be determined, however, that distributions made pursuant to the Plan of Dissolution were not liquidating distributions, the result could be treatment of certain distributions as dividends, which may be taxable at favorable rates under certain circumstances for individuals and, in the case of corporate holders, may be subject to a dividends received deduction. Dividends may not, however, be offset by capital losses. The Company will provide stockholders and the IRS with a statement each year of the amount of cash and the fair market value of any property distributed to the stockholders during that year, at such time and in such manner as required by the Treasury Regulations.

      Taxation of Non-United States Stockholders. Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan of Dissolution.

      State and Local Income Tax Consequences. Stockholders may also be subject to liability for state and local taxes with respect to the receipt of liquidating distributions. State and local tax laws may differ in various respects from federal income tax law. Stockholders should consult their tax advisors with respect to the state and local tax consequences of the Plan of Dissolution.

      The foregoing summary of certain income tax consequences is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of the stockholder. The Company recommends that each stockholder consult his or her own tax advisor regarding the tax consequences of the Plan of Dissolution.

Required Vote

      The affirmative vote of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote is required for approval of the proposed Plan of Dissolution.

Recommendation of the Board

      The Board of Directors unanimously recommends a vote FOR the approval of the Plan of Dissolution.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

      The following table sets forth, to the knowledge of the Company, certain information as to the shares of Common Stock beneficially owned as of January 31, 2005 (i) by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) by each of the Company’s directors, and (iii) by all executive officers and directors as a group. Ownership was calculated by using the actual number of shares owned on January 31, 2005, and then including all options to purchase shares exercisable as of April 1, 2005.

Name of Beneficial Owner	Owned(1)	Percent Owned(2)

Neil R. Ackerman	1,017,537	2.48%
Craig W. Carlson	959,956	2.34%
Frank T. Cary	145,310	*
John C Hodgman	1,571,685	3.83%
André F. Marion	119,591	*
Barbara G. McClung	644,538	1.57%
Richard G. Rogers	106,871	*
Walter B. Wriston	113,650	*
All executive officers and directors as a group (eight persons)	4,679,138	11.41%

*	Less than 1% of the shares outstanding.

(1)	This disclosure is made pursuant to certain rules and regulations promulgated by the SEC and, in certain instances, the number of shares shown as being beneficially owned may not be deemed to be beneficially owned for other purposes. This amount includes options to purchase shares exercisable as of April 1, 2005, within 60 days of January 31, 2005 in the following amounts: Mr. Ackerman, 991,490 shares; Mr. Carlson, 948,280 shares; Mr. Cary, 100,464 shares; Mr. Hodgman, 1,517,329 shares; Mr. Marion, 118,591 shares; Ms. McClung, 644,538 shares; Mr. Rogers, 97,820 shares; Mr. Wriston, 108,450 shares. The weighted average exercise price of the stock options described in this footnote is $4.88 per share.

(2)	Percentage of outstanding common stock plus common stock that may be acquired upon exercise of outstanding options on or before April 1, 2005 by the persons named above and by all directors and executive officers as a group.

STOCKHOLDER PROPOSALS

      We do not intend to hold our annual meeting of stockholders if the transaction with Animas is completed. If, however, we do hold our annual meeting of stockholders, stockholder proposals intended to be presented at that meeting were required to have been received by us at our main office, located at 400 Penobscot Drive, Redwood City, California 94063 by December 31, 2004 to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. To be considered for presentation at our next annual meeting of stockholders, if held, but not for inclusion in the Company’s proxy statement and form of proxy for that meeting, under the Company’s Bylaws no business may be brought before an Annual Meeting of Stockholders unless it is specified in the notice of the Annual Meeting of Stockholders or is otherwise brought before the Annual Meeting of Stockholders by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to the Company’s Corporate Secretary (containing certain information specified in the Company’s Bylaws about the stockholder and the proposed action) not later than 60 or more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders. Therefore the period within which such notices of stockholder must be delivered is no later than April 23, 2005 and no earlier than March 24, 2005. In addition, any stockholder who wishes to submit a nomination to the Board must deliver written notice of the nomination within this time period and comply with the information requirements in the Bylaws relating to stockholder nominations. These requirements are separate from and in addition to the

SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

      SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the year 2005 Annual Meeting is March 13, 2005, which is 45 calendar days prior to the anniversary of the mailing date of the proxy statement for the 2004 Annual Meeting. If a stockholder gives notice of such proposal before the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s 2005 Annual Meeting of Stockholders. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the SEC.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Exchange Act and are required to file reports, proxy statements and other information with the SEC. You can retrieve copies of these filings from the SEC’s website, at www.sec.gov. You can also inspect and copy these filings at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information about the operation of the public reference rooms. In addition, you can obtain copies of these filings from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates.

      The SEC allows us to incorporate by reference into this Proxy Statement, which means we may disclose important information by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be a part of this Proxy Statement, except for any information superseded by information contained in, or incorporated by reference into, this Proxy Statement.

      This Proxy Statement incorporates by reference the following documents previously filed by the Company with the SEC, which contain important business and financial information about the Company:

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

•	Current Reports on Form 8-K filed on March 25, 2004, July 16, 2004, December 17, 2004, January 24, 2005 and January 28, 2005.

      This Proxy Statement is accompanied without charge by copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2004.

      You should rely only on the information contained or incorporated by reference in this Proxy Statement. No one has been authorized to provide you with information that is different from what is contained or incorporated by reference in this Proxy Statement. The date of this Proxy Statement is February 9, 2005. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date. The mailing of this Proxy Statement shall not create any implication to the contrary.

OTHER BUSINESS

      The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Special Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors

/s/ BARBARA G. MCCLUNG

Barbara G. McClung
Corporate Secretary

Redwood City, California

February 9, 2005

IMPORTANT

      Whether or not you plan to attend the Meeting, please vote as promptly as possible. If a quorum is not reached, the Company will have the added expense of re-issuing these proxy materials. If you attend the Meeting and so desire, you may withdraw your proxy and vote in person.

      Thank you for acting promptly.

ANNEX A

ASSET PURCHASE AGREEMENT

BETWEEN
CYGNUS, INC.,
ANIMAS CORPORATION
AND
ANIMAS TECHNOLOGIES LLC

DECEMBER 16, 2004

A-i

A-ii

EXHIBITS

Exhibit A	Form of a Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C-1	Form of Assignment of Trademarks
Exhibit C-2	Form of Assignment of Patents
Exhibit C-3	Form of Assignment of Patent Applications
Exhibit D	Form of FDA Letter
Exhibit E	Form of Transition Agreement
Exhibit F	Form of Endorsement Effecting the Tail Policy
Exhibit G	Form of BSI Letter

A-iii

SCHEDULES

Schedule 2.01(a)	—	Equipment
Schedule 2.01(b)	—	Assumed Contracts
Schedule 2.01(c)	—	Purchased Intellectual Property
Schedule 2.01(d)	—	Inventory
Schedule 2.01(n)	—	Purchased CE Marking
Schedule 3.04(b)	—	Exceptions to Governmental or Regulatory Authority Compliance
Schedule 3.05(b)	—	FDA Filings and Approvals
Schedule 3.05(c)(iii)	—	Reports of Medical Device Reporting Regulations
Schedule 3.09(a)	—	Governmental or Regulatory Authority Certificates and Permits
Schedule 3.10	—	Liabilities
Schedule 3.12	—	Product Warranty
Schedule 3.16(e)	—	Exceptions to Right to Bring Intellectual Property Actions
Schedule 3.22	—	Insurance
Schedule 3.25	—	Required Non-Governmental Consents
Schedule 3.31(a)	—	Financial Advisory Fees
Schedule 4.02	—	Authorization
Schedule 4.04	—	Noncontravention

A-iv

ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (this “Agreement”) dated as of December 16, 2004 by and among Cygnus, Inc., a Delaware corporation (“Seller”), Animas Corporation, a Delaware corporation (“Parent”) and Animas Technologies LLC, a Delaware limited liability company (“Acquisition Sub”).

BACKGROUND

      A. Seller is engaged in the business of developing and manufacturing frequent, automatic and non-invasive glucose monitoring devices (referred to herein as the “Business”).

      B. Seller desires to sell to Acquisition Sub, and Acquisition Sub desires to purchase from Seller, certain non-cash assets of Seller, upon the terms and conditions hereinafter set forth.

AGREEMENT

      NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and in reliance upon the representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

      SECTION 1.01.     Definitions.

      The following terms, as used herein, have the following meanings:

      “Acquisition Proposal” shall have the meaning set forth in Section 5.04(d).

      “Acquisition Sub” shall have the meaning set forth in the Preamble.

      “Affiliate” of any Person shall mean any (a) other Person, directly or indirectly, controlling, controlled by or under common control with such Person or (b) director or officer of such Person. For the purposes of this definition, “control” when used with respect to any Person, shall mean the ownership of ten percent (10%) or more of the outstanding voting securities of such Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Agreement” shall have the meaning set forth in the Preamble.

      “Assumed Contracts” shall have the meaning set forth in Section 2.01(b).

      “Assumed Liabilities” shall have the meaning set forth in Section 2.03(a).

      “Books and Records” shall have the meaning set forth in Section 2.01(j).

      “BSI” shall have the meaning set forth in Section 3.05(e).

      “Business” shall have the meaning set forth in the Background.

      “Business Employees” shall mean any persons currently or formerly employed by Seller or any ERISA Affiliate (including such persons on a leave of absence).

      “Business Day” shall have the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

      “CE Marking” shall mean the mark that is affixed to the Products confirming they have been subject to an assessment of their conformity with the Medical Device Directive.

      “Choses in Action” shall have the meaning set forth in Section 2.01(h).

      “Claim” shall mean any demand, complaint, claim, suit, action, cause of action, investigation, proceeding or notice by any Person, alleging actual or potential Liability for any Loss.

      “Closing” shall have the meaning set forth in Section 2.05.

      “Closing Date” shall have the meaning set forth in Section 2.05.

      “COBRA” shall have the meaning set forth in Section 2.03(b)(vii).

      “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder or in connection therewith.

      “Confidentiality Agreement” shall mean the Confidential Disclosure Memorandum between Parent and Seller dated June 1, 2004 and the confidentiality provisions of the Indication of Interest between Parent and Seller dated November 15, 2004.

      “Consent” shall mean any Consent, approval, order or authorization (including any Governmental Authorization) of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

      “Consideration” shall have the meaning set forth in Section 2.04(a).

      “Contract” shall mean any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, instruments, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

      “Copyrights” shall mean all copyrights, copyrightable works, mask works and databases, including, without limitation, any Software, Internet web-sites and the content thereof, and any other works of ownership, whether statutory or common law, registered or unregistered, and registrations for and pending applications to register the same including all reissues, extensions and renewals thereto, and all moral rights thereto under the Laws of any jurisdiction.

      “Court Order” shall mean any judgment, decree, edict, writ, injunction, award, order or ruling of any Governmental or Regulatory Authority or of any arbitration or similar panel.

      “Default” shall mean (a) any violation, breach or default, (b) the occurrence of an event that, with the passage of time (excluding any contractually provided for grace periods), the giving of notice or both, would constitute a violation, breach or default, or (c) the occurrence of an event that, with or without the passage of time, the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

      “DGCL” shall have the meaning set forth in Section 3.02.

      “Documentation” shall have the meaning set forth in Section 2.01(f).

      “Effect” shall mean any event, occurrence, change or effect related to the Business or Seller.

      “Employee Benefit Plan” shall mean: (a) each “employee benefit plan,” as defined in Section 3(3) of United States federal Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including any Multiemployer Plan), and (b) all other pension, retirement, supplemental retirement, post-retirement medical or life insurance, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right or other equity-based incentive, employment, severance, salary continuation, supplemental unemployment benefits, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, Contract or arrangement, (whether written or unwritten, qualified or nonqualified, funded or unfunded, insured or self-insured and including any that have been frozen or terminated) sponsored, maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any employees or independent contractors or their respective dependents and beneficiaries, or under which Seller or any ERISA Affiliate has or could have any Liability (each a “Benefit Plan” or collectively the “Benefit Plans”).

      “Environmental Law” shall mean any Laws or other legal requirements relating to (i) the environment, (ii) emissions, discharges or releases of Substances into the environment, including, without limitation, ambient air, surface water, groundwater or land, or (iii) otherwise relating to the Handling of Substances or wastes or the investigation, clean-up or other remediation thereof.

      “ERISA Affiliate” shall mean any current or former (A) corporation included with Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code; (B) trade or business (whether or not incorporated) which is under common control with Seller within the meaning of Section 414(c) of the Code; (C) member of an affiliated service group of which Seller is a member within the meaning of Section 414(m) of the Code; or (D) other Person or entity treated as an affiliate of Seller under Section 414(o) of the Code.

      “Equipment” shall have the meaning set forth in Section 2.01(a).

      “Exchange Act” shall mean the Securities Exchange Act of 1934.

      “Excluded Assets” shall have the meaning set forth in Section 2.02.

      “Excluded Liabilities” shall have the meaning set forth in Section 2.03(b).

      “FDA” shall mean the U.S. Food and Drug Administration.

      “FDA Permits” shall have the meaning set forth in Section 3.05(b).

      “FDC Act” shall have the meaning set forth in Section 3.05(c).

      “Foreign Documentation” shall have the meaning set forth in Section 2.01(g).

      “GAAP” shall mean U.S. generally accepted accounting principles consistently applied throughout the applicable periods and includes any Law related to accounting or the preparation of financial statements that Seller must follow by virtue of being a public company and required to file financial statements with the SEC from time to time.

      “Goodwill” shall have the meaning set forth in Section 2.01(o).

      “Governmental Authorization” shall mean any: (a) Permit, license, certificate, franchise, permission, variance, clearance, approval, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental or Regulatory Authority or pursuant to any Law; or (b) right under any Contract with any Governmental or Regulatory Authority.

      “Governmental or Regulatory Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official, agency or other instrumentality exercising governmental or regulatory authority of the United States, any foreign country or any domestic or foreign state, province, county, city, municipality or other political subdivision or any quasi-governmental or regulatory body exercising authority thereunder (including the PTO).

      “Handling” shall mean the use, generation, emission, storage, treatment, disposal, discharge, release or other handling or disposition of any Substance and “Handled” shall mean to have done any of the foregoing.

      “Indemnified Party” shall mean the Seller Indemnified Party or Parties or the Purchaser Indemnified Party or Parties, whichever the case may be.

      “Indemnifying Party” shall mean Seller in the case that the Indemnified Party is the Purchaser Indemnified Party or Parties and shall mean Parent and Acquisition Sub in the case that the Indemnified Party is the Seller Indemnified Party or Parties.

      “Infringes” shall have the meaning set forth in Section 3.16(f).

      “Insolvent” shall mean with regard to a Person and on a particular date and assuming a fair valuation of the Purchased Assets of not less than Ten Million Dollars ($10,000,000) that: (i) such Person is not able to meet or satisfy its obligations as they generally become due; (ii) such Person is not paying its current obligations in the ordinary course of business as they generally become due; or (iii) the Person’s assets are less than the sum of all of the Person’s debts on such date.

      “Insurance Policies” shall have the meaning set forth in Section 3.22.

      “Insurance Proceeds” shall have the meaning set forth in Section 2.01(l).

      “Intellectual Property Communications” shall have the meaning set forth in Section 5.02(c).

      “Inventory” shall have the meaning set forth in Section 2.01(d).

      “ISO 13485” shall mean the international standard, adopted by the International Standards Organization, which concerns the quality systems applicable to manufacture of medical devices.

      “Johnson & Johnson Claim” shall have the meaning set forth in Section 2.02(g).

      “Latest Balance Sheet” shall have the meaning set forth in Section 3.06(b).

      “Law” shall mean any federal, state, local, municipal, foreign or other law, statute, charter, constitution, treaty, resolution, ordinance, code, edict, decree, rule, regulation, guidelines, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental or Regulatory Authority.

      “Liability” shall mean any direct or indirect liability, indebtedness, obligation, interest, penalty, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, asserted or unasserted and whether accrued, absolute, contingent, matured or unmatured including but not limited to any liability for Taxes.

      “Licenses” shall mean Contracts pursuant to which the Seller has acquired, granted or otherwise transferred any rights in or to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights.

      “Lien” shall mean, with respect to any Purchased Asset, any mortgage, lien, pledge, encumbrance, charge, or security interest of any kind in respect of such Purchased Asset. For the purposes of this Agreement, any Person shall be deemed to own subject to Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Purchased Asset.

      “Loss” shall mean any and all damages (including direct, incidental, consequential and special damages), losses, obligations, deficiencies, Liabilities, Liens, penalties, fines, interest, costs and expenses (including, without limitation, court costs, fees punitive damages and disbursements of attorneys, accountants, consultants and other experts, or other expenses of investigating, prosecuting or defending any Proceeding, Claim or Default).

      “Material Adverse Effect” shall mean any Effect (considered alone or together with any other matter or matters) that is, or would reasonably be expected to be, materially adverse to (i) the financial condition of Seller, (ii) the Purchased Assets, (iii) the amount of Assumed Liabilities, (iv) the ability of Seller to satisfy in full the Excluded Liabilities after the Closing Date, or (v) the ability of Seller to consummate the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) any Effect resulting from compliance with the terms and conditions of this Agreement, (b) any Effect that results from changes in general economic, business or capital markets conditions, (c) any Effect that results from changes in Laws after the date hereof, and (d) any Effect resulting from an outbreak or escalation of hostilities, the declaration national emergency or war, or the occurrence of any acts of terrorism in the United States; provided further that the fact that Seller has and will continue to curtail its operations and plans to dissolve its corporate existence and distribute its assets does not constitute a Material Adverse Effect.

      “Medical Device Directive” shall mean the European Council Directive 93/42/EEC of 14 June 1993 concerning medical devices.

      “Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

      “Non-Refundable Prepayments” shall have the meaning set forth in Section 2.01(e).

      “Parent” shall have the meaning set forth in the Preamble.

      “Patent and Trademark Listing” shall have the meaning set forth in Section 5.02(d).

      “Patents” shall mean patents and patent applications (including, without limitation, provisional applications, utility applications and design applications), including, without limitation, reissues, patents of addition, continuations, continuations-in-part, substitutions, additions, divisionals, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions and the like, any foreign or international equivalent of any of the foregoing, and any domestic or foreign patents or patent applications claiming priority to any of the above.

      “Pay-off Letter” shall have the meaning set forth in Section 6.01(i)

      “Permits” shall have the meaning set forth in Section 3.09(a).

      “Permitted Liens” shall have the meaning set forth in Section 3.08(a).

      “Person” shall mean an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a Governmental or Regulatory Authority.

      “PMA” shall mean a premarket approval application filed with the FDA.

      “Pre-Closing Period” shall have the meaning set forth in Section 5.01(a).

      “Proceeding” shall mean any Claim, suit, action, litigation, investigation, arbitration, administrative hearing, audit or other proceeding of any nature (including any civil, criminal, administrative, investigative, or appellate proceeding).

      “Products” shall mean the GlucoWatch Biographer line of products, including the AutoSensor and Analyzer.

      “Proprietary Rights” shall mean categories of trade secrets, trade dress, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, discoveries, developments, research and test data, blueprints, technology, ideas, compositions, quality records, engineering notebooks, models, processes, procedures, prototypes, patent records, manufacturing and product procedures and techniques, troubleshooting procedures, failure/defect analysis data, drawings, specifications, designs, algorithms, ingredient or component lists, formulae, plans, proposals, technical data, copyrightable works, mask works, databases, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, selling information, marketing information, customer and supplier lists and information, and all other confidential and proprietary information and industrial property rights.

      “Proxy Statement” shall mean the proxy statement of Seller to be sent to Seller’s stockholders in connection with Seller Stockholders’ Meeting.

      “PTO” shall mean the United States Patent and Trademark Office and any foreign governmental office equivalent.

      “Purchased Assets” shall have the meaning set forth in Section 2.01(o).

      “Purchased CE Marking” shall have the meaning set forth in Section 2.01(n).

      “Purchased PMA” shall have the meaning set forth in Section 2.01(m).

      “Purchased Intellectual Property” shall have the meaning set forth in Section 2.01(c).

      “Purchaser Collateral Documents” shall have the meaning set forth in Section 4.02.

      “Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.01.

      “Purchaser Indemnified Party” shall have the meaning set forth in Section 9.01.

      “QSR” shall have the meaning set forth in Section 3.05(c)(ii).

      “Real Property” shall mean any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

      “Redwood City Facility” shall mean the facilities leased by Seller pursuant to the Redwood City Lease.

      “Redwood City Lease” shall mean the Ten-Year Industrial Net Lease Agreement (Building No. 2) by and between Seller and Seaport Centre Venture Phase I dated September 27, 1988, and all amendments thereto.

      “Reportable Contingent Liabilities” shall mean (i) any Liability which appears on the Latest Balance Sheet, (ii) any Liability that Seller has established, or would be required by GAAP to establish, a reserve for, and (iii) any Liability that Seller has disclosed or discussed, or would be required by GAAP to disclose or discuss, in its financial statements or the notes thereto.

      “Representatives” shall have the meaning set forth in Section 5.04(a).

      “Required Non-Governmental Consents” shall have the meaning set forth in Section 3.25.

      “Required Seller Stockholder Vote” shall have the meaning set forth in Section 3.28.

      “Sanofi” shall mean Sanofi Aventis (f/k/a Sanofi, S.A., also f/k/a Sanofi-Synethelabo).

      “Sanofi Liens” shall mean all Liens on the Purchased Assets in favor of Sanofi related to any obligations of Seller to Sanofi arising out of the Final Award and amendments thereto issued by the International Court of Arbitration on December 11, 1997 and subsequently entered as judgments of the United States District Court of California.

      “SEC” shall have the meaning set forth in Section 3.06(a).

      “Securities Act” shall mean the Securities Act of 1933.

      “Seller” shall have the meaning set forth in the Preamble.

      “Seller Board Recommendation” shall have the meaning set forth in Section 3.02.

      “Seller Collateral Documents” shall have the meaning set forth in Section 3.23(a).

      “Seller Common Stock” shall have the meaning set forth in Section 3.03.

      “Seller Indemnified Parties” shall have the meaning set forth in Section 9.02.

      “Seller Indemnified Party” shall have the meaning set forth in Section 9.02.

      “Seller SEC Documents” shall have the meaning set forth in Section 3.06(a).

      “Seller Stockholders’ Meeting” shall have the meaning set forth in Section 5.05(b).

      “Software” shall mean all software programs, including all versions of source code, object code, assembly language, compiler language, machine code, and all other computer instructions, code, and languages embodied in computer software of any nature whatsoever and whether for use in or in conjunction with a mainframe computer, personal computer (desk top, lap top or hand held), personal digital assistant or any other programmable hardware or device, computer systems, computer hardware, network infrastructure and related equipment, and all error corrections, updates, upgrades, enhancements, translations, modifications, adaptations, further developments, derivative works thereto, and other changes or functionality additions of any kind; and all designs and design documents (whether detailed or not), technical summaries, and documentation (including flow charts, logic diagrams, white papers, manuals, guides and specifications), firmware and middleware associated with the foregoing.

      “Solvent” shall mean with regard to a Person and on a particular date and assuming a fair valuation of the Purchased Assets of not less than Ten Million Dollars ($10,000,000) that: (i) such Person is able to meet or satisfy its obligations as they generally become due; (ii) such Person is paying its current obligations in the ordinary course of business as they generally become due; and (iii) the Person’s assets are equal to or greater than the sum of all of the Person’s debts on such date.

      “SOX” shall mean the Sarbanes-Oxley Act of 2002.

      “Specified Contracts” shall have the meaning set forth in Section 3.17(a).

      “Subsidiary” shall mean the following: an entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity.

      “Substance” shall mean any “hazardous substance,” “hazardous waste,” “pollutant,” or “toxic substance” (as defined or regulated by any Environmental Law), petroleum or petroleum product or byproduct, polychlorinated biphenyl or asbestos as to which Liability or standards of conduct are imposed under Environmental Laws.

      “Superior Proposal” shall have the meaning set forth in Section 5.04(d).

      “Takeover Laws” shall have the meaning set forth in Section 3.23(c).

      “Tail Policy” shall have the meaning set forth in Section 6.01(h).

      “Tax” or “Taxes” shall mean (i) any United States federal, state or local or any foreign taxes, levies, duties, fees, assessments, deductions, withholdings, or other charges of whatever nature, including income, gross receipts, net proceeds, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, franchise, profits, employee income, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments, duties, fees, levies or other governmental charges of any kind whatever, now or hereafter levied by the United States of America or any Governmental or Regulatory Authority, whether disputed or not, including any interest, penalty or addition thereto, and including all deposits required in connection therewith; (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for tax purposes; and (iii) any Liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by Contract or otherwise.

      “Tax Liens” shall have the meaning set forth in Section 3.08(a).

      “Tax Returns” shall mean all returns, declarations, reports, claims for refund, information returns or statements relating to Taxes, including any schedules or attachments thereto, and including any amendments thereof, including without limitation estimated tax returns, information returns or reports with respect to backup withholding and other payments to third parties.

      “Termination Date” shall mean May 31, 2005.

      “Termination Fee” shall have the meaning set forth in Section 7.03(c).

      “Trademarks” shall mean trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, uniform resource locators (URLs), domain names, trade dress, any other names and locators associated with the Internet, other source of business identifiers, whether registered or unregistered and whether or not currently in use, and registrations, applications to register and all of the goodwill of the business related to the foregoing.

      “Transferred Permits” shall have the meaning set forth in Section 2.01(k).

      “Triggering Event” shall mean the occurrence of the following: (i) the board of directors of Seller shall have failed to recommend that Seller’s stockholders approve and adopt the Agreement, or shall have withdrawn or modified in a manner adverse to either Acquisition Sub or Parent the Seller Board Recommendation; (ii) Seller shall have failed to include in the Proxy Statement the Seller Board Recommendation or a statement to the effect that the board of directors of Seller has determined and believes that the transactions contemplated by this Agreement are in the best interests of Seller’s stockholders; (iii) the board of directors of Seller shall have approved, endorsed or recommended any Acquisition Proposal; (iv) Seller shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement that is entered into in accordance with Section 5.04(a)); (v) a tender or exchange offer relating to securities of Seller shall have been commenced and Seller shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that Seller recommends rejection of such tender or exchange offer; or (vi) Seller or any Representative of Seller shall have materially breached any of the provisions set forth in Section 5.04.

      “UCAL Agreement” shall have the meaning set forth in Section 2.03(b)(viii).

      “WARN Act” shall have the meaning set forth in Section 3.18(d).

      “Warranties” shall have the meaning set forth in Section 2.01(i).

      SECTION 1.02.     Interpretation and Rules of Construction.

      Definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “includes” and the word “including” and words of similar import shall be deemed to be followed by the words “without limitation.” Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

      SECTION 2.01.     Purchase and Sale of Assets.

      In accordance with and subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell and assign to Acquisition Sub, and Acquisition Sub shall purchase from Seller, free and clear of all Liens all right, title and interest in and to the following assets, properties, rights and claims of Seller:

(a) all of Seller’s machinery, equipment, supplies, tools and other fixed assets (including, but not limited to product development equipment and production equipment), including those items listed on Schedule 2.01(a) attached hereto (collectively, the “Equipment”);

(b) the Contracts listed on Schedule 2.01(b) attached hereto, which include, but are not limited to, all distributor, manufacturing and license agreements related to the Products (collectively, the “Assumed Contracts”);

(c) all of Seller’s Intellectual Property, including without limitation Patents, Trademarks, Copyrights, Software, and Proprietary Rights, and any licenses thereto, including those Patents and Trademarks listed on Schedule 2.01(c) attached hereto (collectively, the “Purchased Intellectual Property”);

(d) all finished goods, inventories and all raw materials, work-in-process inventories, packaging materials and other items of tangible property, including products or supplies on hand or in transit,

whether located in public or off-site warehouses or on property leased by Seller, including those listed on Schedule 2.01(d) attached hereto (collectively, the “Inventory”);

(e) all rights to any non-refundable prepayments under any of the Assumed Contracts (the “Non-Refundable Prepayments”);

(f) all documents, records, and files (both written and electronic) concerning the Products relating to or arising from activities such as development, design, testing, clinical study, labeling, manufacture, and distribution of the Products and any modifications thereto and from FDA regulatory compliance activities, including but not limited to: the entire PMA; all PMA supplements; all correspondence with the FDA related to the Products; all Device Master Records (as such term is defined in the QSR), Design History Files (as such term is defined in the QSR) and Device History Records (as such term is defined in the QSR); all manufacturing and quality control records, documents, files, and standard operating procedures necessary to enable Parent or Acquisition Sub to manufacture (or have a third party manufacture) the Products in substantial compliance with the QSR; and all documents, records, and files of any kind established, kept or maintained in support of PMA approval for the Products and/or pursuant to any and all FDA regulatory requirements (collectively the “Documentation”);

(g) all documents, records, and files (both written and electronic) concerning the Products relating to or arising from activities such as development, design, testing, clinical study, labeling, manufacture, and distribution of the Products and any modifications thereto and arising from any foreign regulatory compliance requirements, including but not limited to: all obligations and rights governed by the Medical Device Directive; all correspondence with any foreign regulatory body or authority related to the Products; all manufacturing and quality control records, documents, files, and standard operating procedures necessary to enable Parent or Acquisition Sub to manufacture (or have a third party manufacture) the Products in substantial compliance with any foreign regulatory compliance requirements; and all documents, records, and files of any kind established, kept or maintained in support of any foreign regulatory approval for the Products and/or pursuant to any and all foreign regulatory requirements (collectively the “Foreign Documentation”);

(h) all Claims, or rights of Seller which would give rise to a Claim, by Seller as of the Closing Date, except for any Claims related to the Excluded Assets and Excluded Liabilities referenced in Section 2.02 and Section 2.03, respectively, below (collectively the “Choses in Action”);

(i) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to any of the Purchased Assets (collectively the “Warranties”);

(j) all of Seller’s books and records related to the Purchased Assets, subject to the right of Seller to retain copies of all or any portion of such books and records (collectively the “Books and Records”), except for any books and records included as part of the Excluded Assets referenced in Section 2.02 below;

(k) to the extent transferable or assignable, all of the Permits of Seller related to the Purchased Assets (the “Transferred Permits”);

(l) any insurance proceeds or rights to insurance proceeds that have become Purchased Assets pursuant to Section 5.03 hereof (“Insurance Proceeds”);

(m) all of Seller’s rights in the PMA P990026 and supplements as set forth on Schedule 3.05(b) and as approved by the FDA (the “Purchased PMA”);

(n) all of Seller’s rights in the CE Marking as set forth on Schedule 2.01(n) and as approved by the United Kingdom BSI (the “Purchased CE Marking”); and

(o) all goodwill of Seller (the “Goodwill” collectively with the Purchased CE Marking, Purchased PMA, Insurance Proceeds, Transferred Permits, Books and Records, Warranties, Choses in Action, Foreign Documentation, Documentation, Inventory, Non-Refundable Prepayments, Purchased Intellectual Property, Assumed Contracts and Equipment, the “Purchased Assets”).

      SECTION 2.02.     Excluded Assets.

      Notwithstanding anything to the contrary in this Agreement, Acquisition Sub and Parent expressly understand and agree that the following assets and properties of Seller (collectively the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a) all cash, cash equivalents and investments of Seller;

(b) all accounts and notes receivable of Seller, and any refunds due to Seller including but not limited to refunds on prepaid expenses and insurance;

(c) all of Seller’s potential Tax refunds or adjustments;

(d) the Redwood City Lease;

(e) except as listed on Schedule 2.01(a), all office and laboratory equipment, furniture, supplies and computers that are not directly utilized with the Purchased Assets and that are located at the Redwood City Facility;

(f) any Contracts with any Business Employee, including without limitation, any termination, employment, retention, change-in-control or severance Contract;

(g) all rights and Claims in favor of Seller, books, records and other documentation with respect to Seller’s arbitration and contractual dispute with Ortho-McNeil Pharmaceutical, Inc./ Johnson & Johnson concerning the purchase of assets set forth in the November 17, 1999 Asset Purchase Agreement between Seller and Ortho-McNeil Pharmaceutical, Inc. and related documents (the “Johnson & Johnson Claim”);

(h) all rights with respect to Seller’s arbitration with Sanofi;

(i) all financial records of Seller;

(j) all employee and personnel records of Seller;

(k) all Contracts of Seller other than the Assumed Contracts;

(l) the minute books and stock transfer records of Seller, and any other documents and legal files relating to the organization, maintenance and existence of Seller as a corporation; and

(m) any insurance proceeds that have become Excluded Assets pursuant to Section 5.03.

      SECTION 2.03.     Liabilities.

      (a) Except as limited by Section 2.03(b), at Closing, Acquisition Sub shall assume and become responsible for (i) Liabilities under the Assumed Contracts arising on or after the Closing Date; (ii) any Liabilities that have become Assumed Liabilities pursuant to Section 5.03; and (iii) any tort Liability (including without limitation, any contingent tort Liability) related to or arising out of any of the Products sold on or after the Closing Date (collectively, the “Assumed Liabilities”).

      (b) Notwithstanding anything to the contrary in this Agreement, except for the Assumed Liabilities, neither Parent nor Acquisition Sub shall assume, nor shall either of them be deemed to assume, any Liability of Seller of any kind or nature (collectively, the “Excluded Liabilities”). In furtherance and not in limitation of the foregoing, neither Parent nor Acquisition Sub is or shall become (i) by reason of the purchase of the Purchased Assets, (ii) by reason of any other act or failure to act on either of their part, or (iii) for any other reason, liable in any manner for any Liabilities of Seller. Without limiting the generality of the foregoing, and without regard to whether any Law, Governmental or Regulatory Authority, or other third party may impose any Liability of Seller, in whole or in part, on Acquisition Sub or Parent, neither Parent nor Acquisition Sub shall assume, and Seller shall continue to be liable for, all Liabilities of Seller (including, without limitation, any tort Liability of Seller resulting from the sale of the Products prior to the Closing Date and warranties in connection with any goods or services provided or sold by Seller on or prior to the Closing Date, provided that Acquisition Sub or Parent will supply replacement product on such warranty claims to the extent Acquisition

Sub or Parent has such replacement product in its finished goods inventory at the time of such warranty claim and such replacement product is not beyond its expiration date) not otherwise specifically assumed by either Parent or Acquisition Sub under this Agreement, including, without limitation, any Liability of Seller:

(i) for Taxes;

(ii) for accounts or trade payables;

(iii) related to Environmental Laws;

(iv) related to the Redwood City Lease;

(v) with respect to the Johnson & Johnson Claim;

(vi) with respect to Seller’s arbitration with Sanofi;

(vii) with respect to any termination, employment or severance agreement or obligation with any current or former Business Employee which exist as of the date hereof or which shall arise in the future including, but not limited to, (A) any notification, debt, obligation, contribution or other Liability under the WARN Act, any successor United States federal Law, and any other applicable plant closing notification Law, with respect to any mass layoff, layoff or plant closing relating to the Business and (B) any and all obligations arising under the continuation coverage requirements of Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. Sections 1161-1169) (“COBRA”) or other applicable Law with respect to the Business Employees and their beneficiaries who experience a “Qualifying Event” (as defined in COBRA) on or after the Closing Date;

(viii) the minimum royalties due under Seller’s license agreement with the University of California (the “UCAL Agreement”) for the year 2004 (payable in February 2005);

(ix) with respect to any of the items listed on Schedule 3.04(b);

(x) with respect to any tort Liability (including without limitation, any contingent tort Liability) related to or arising out of any of the Products sold prior to the Closing Date; and

(xi) related to any termination or settlement Liabilities with Seller’s suppliers or distributors.

      SECTION 2.04.     Consideration; Cash Payments at Closing.

      (a) The aggregate purchase price for the Purchased Assets shall be Ten Million Dollars ($10,000,000) (the “Consideration”).

      (b) At the Closing, Acquisition Sub shall pay the Consideration as follows:

(i) the amount set forth in the Pay-Off Letter shall be paid to Sanofi thereof by wire transfer of immediately available funds to the accounts designated in the Pay-Off Letter;

(ii) an amount, if any, equal to the Consideration less any amount paid by Acquisition Sub in clause (i), shall be paid to Seller by wire transfer of immediately available funds to the account designated by Seller. Seller shall provide written notice to Acquisition Sub of the account to receive such wire transfer at least three (3) Business Days prior to the Closing Date.

      SECTION 2.05.     The Closing.

      The purchase and sale of the Purchased Assets shall take place (the “Closing”) at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103, commencing at 1:00 p.m. local time on the third (3rd) Business Day following the date upon which all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) have been satisfied or waived or such other date or time as the parties may mutually determine but in no case later than the Termination Date. The date and time of the Closing are referred to herein as the “Closing Date.”

      SECTION 2.06.     Guaranty of Parent.

      Parent hereby absolutely and unconditionally guarantees all obligations of the Acquisition Sub under this Agreement, including without limitation the payment of the Consideration set forth in Section 2.04. Parent acknowledges and agrees that: (i) this is a guarantee of payment and performance and not of collectibility only; (ii) Parent’s responsibility for its obligations under this Agreement are in no way conditioned upon any requirement that Seller and the Seller Indemnified Parties first attempt to collect from Acquisition Sub with respect to any of Parent’s and Acquisition Sub’s obligations hereunder; and (iii) Parent hereby waives any and all suretyship protections that are waivable under applicable Law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Parent and Acquisition Sub as follows:

      SECTION 3.01.     Organization.

      Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller possesses the full corporate power and authority to own its assets, including without limitation the Purchased Assets. Seller is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law, except where the failure to be duly qualified or registered would not have a Material Adverse Effect.

      SECTION 3.02.     Seller Action.

      Seller’s board of directors, at a meeting duly called and held, has by the unanimous vote of all directors of Seller (i) determined that this Agreement and the transactions contemplated hereby, are fair to Seller and in the best interests of Seller and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, in accordance with the requirements of the Delaware General Corporation Law Act (“DGCL”), (iii) declared that this Agreement is advisable, and (iv) resolved to recommend that stockholders of Seller approve and adopt this Agreement (all of the foregoing clauses (i) through (iv) shall collectively constitute the “Seller Board Recommendation”).

      SECTION 3.03.     Capital Stock.

      As of December 1, 2004, the authorized capital stock of Seller consisted of (i) ninety-five million (95,000,000) shares of common stock, par value $.001 per share (“Seller Common Stock”), of which forty-one million nine thousand and two hundred fifty one (41,009,251) shares were issued and outstanding as of that date; and (ii) five million (5,000,000) shares of preferred stock, par value $.001 per share of which zero (0) shares were issued and outstanding or held by Seller in its treasury as of such date. As of the date hereof, there are fewer than two thousand (2,000) holders of record of Seller Common Stock.

      SECTION 3.04.     Compliance with Law.

      Unless addressed elsewhere in this Article 3 with respect to the compliance with specific Laws or categories of Laws:

(a) The operations of Seller, the conduct of the Business, as and where the Business has been or presently is conducted, and the ownership, possession and use of the Purchased Assets of Seller has complied and currently do comply with all applicable Laws, including without limitation, SOX, except where the failure to have complied or to be in compliance would not result in a Material Adverse Effect.

(b) Except as described on Schedule 3.04(b), from January 1, 2004 through the date of this Agreement, Seller has not received any notice, charge, claim, complaint, citation, action or assertion from any Governmental or Regulatory Authority regarding any actual or possible material violation of, or failure to comply in any material respect with, any Law.

      SECTION 3.05.     FDA and Other Regulatory Compliance.

      (a) Seller only sells its Products in the United States and the United Kingdom.

      (b) Seller has made available to Parent all registrations, applications, licenses, requests for exemption, permits, listings or other Governmental Authorizations filed by Seller with the FDA (a listing of which is attached hereto as Schedule 3.05(b)) (the “FDA Permits”). Other than as listed on Schedule 3.05(b) and Schedule 3.09(a), Seller is not required to file, obtain or maintain any registration, application, license, request for exemption, permit, listing or other Governmental Authorization with the FDA or any other Governmental or Regulatory Authority required to conduct the Business. Seller has operated in compliance, in all material respects, with the FDA Permits. All FDA Permits are valid and in full force and effect.

      (c) None of Seller’s Products are misbranded, adulterated, or otherwise in violation of the Federal Food, Drug, and Cosmetic Act (“FDC Act”) and the regulations thereunder. Seller has complied with the provisions of the FDC Act and regulations thereunder applicable to the conduct of the Business. Such compliance includes, but is not limited to, the following:

(i) The Products have been commercially distributed in compliance with the Conditions of Approval set forth by the FDA in Seller’s PMA approval letter (“Conditions of Approval”) included in the Purchased PMA. Seller has complied in all material respects with all Conditions of Approval of the Purchased PMA.

(ii) The Products, including those in Inventory, have been manufactured in accordance with applicable requirements of the Quality System Regulation, 21 C.F.R. Part 820 (“QSR”).

(iii) Seller has established, kept, and maintained all records, documentation and files required by: the Medical Device Reporting regulation (21 C.F.R. Part 803); the Medical Device, Reports of Corrections and Removals regulation (21 C.F.R. Part 806), and the QSR. Seller has submitted to the FDA all reports required under the foregoing regulations (21 C.F.R. Parts 803, 806, and 820). A full and complete listing of MDR reports filed with the FDA under 21 C.F.R. Part 803 is attached hereto as Schedule 3.05(c)(iii).

(iv) All complaints about the Products have been timely reviewed, evaluated, and investigated as appropriate, and adequate corrective and preventive action has been or is in the process of being timely implemented, all as required under 21 C.F.R. Sections 820.100, 820.198 and other applicable provisions of the QSR. Seller has provided Parent with a list of all such complaints.

(v) Seller has labeled, advertised, and promoted its Products in accordance with the provisions of the FDC Act, the FDA’s implementing regulations, and the Conditions of Approval of the Purchased PMA.

(vi) FDA has categorized the Products as “waived” under the Clinical Laboratory Improvement Amendments of 1988.

      (d) There are no Form 483 inspection reports, untitled or warning letters, investigations, actions, suits, or Proceedings pending or, to the knowledge of Seller, threatened by the FDA, the Department of Justice, or the Department of Health and Human Services against Seller, or any officer or employee, seeking or that could potentially result in: revised labeling or advertising; voluntary or mandatory recalls; repair, replacement or refunds; injunction; product seizure; limitations, suspension or revocation of any clearance, license, approval or authorization of Seller; or the imposition of civil or criminal fines or penalties. There are no rulemaking or similar Proceedings before the FDA or comparable Governmental or Regulatory Authority that involve or affect Seller.

      (e) Seller has submitted all reports and other documentation necessary to be submitted in accordance with all applicable Laws of the United Kingdom. Seller has correctly affixed the CE Marking to the Products after a conformity assessment by the British Standards Institute (“BSI”). Seller has labeled, advertised, and promoted its devices in conformity with all applicable foreign Laws. Neither Seller nor its distribution partners, if any, have received notification of the violation of any applicable regulatory Law administered or issued by any Governmental or Regulatory Authority of the United Kingdom, European Union or any other foreign jurisdiction. Seller is in compliance with all applicable foreign regulatory Law.

      SECTION 3.06.     SEC Filings.

      (a) Seller has made available to Parent accurate and complete copies of all registration statements, definitive proxy statements and other statements, reports, schedules, forms and other documents (and all amendments or supplements thereto) filed or furnished by Seller with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (the “Seller SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by Seller with the SEC since January 1, 2004 have been so filed or furnished and in a timely manner. Each of the Seller SEC Documents complies in all material respects with the applicable requirements of SOX, the Securities Act or the Exchange Act (as the case may be); and none of the Seller SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) The consolidated financial statements (including any related notes) contained in Seller SEC Documents: (i) when filed, complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) when filed, were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC, and except that the unaudited interim financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments), and (iii) when filed, fairly presented in all material respects the consolidated financial position of Seller as of the respective dates thereof and the consolidated results of operations and cash flows of Seller for the periods covered thereby, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The unaudited balance sheet of Seller as of September 30, 2004 included in Seller’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 is sometimes referred to as the “Latest Balance Sheet”.

      SECTION 3.07.     Import/ Export Laws. Seller is currently in compliance with all Laws related to the import and export of items into and out of the United States and the terms and conditions of any Permits relating to the export or import of any items (whether tangible property, Intellectual Property or otherwise) except where the failure to be in compliance would not result in a Material Adverse Effect. Since December 16, 1999, Seller has not received any Claims of past or present unlawful export or import of any items or has received any information that forms or could form the basis of any such Claim against Seller whose Liability for such a Claim Seller has or may have retained or assumed whether by Contract or operation of law.

      SECTION 3.08.     Assets.

      (a) Seller has good and transferable title to all of the Purchased Assets and has the right to transfer all rights, title and interest in the Purchased Assets, free and clear of any Lien other than (i) Liens securing Taxes, all of which are due but not delinquent or are being contested in good faith (“Tax Liens”) and (ii) the Sanofi Liens ((i) and (ii) collectively are the “Permitted Liens”).

      (b) All Equipment is in commercially reasonable operating condition and repair, subject to normal wear and is useable in the ordinary course of Business.

      SECTION 3.09.     Permits.

      (a) Seller holds all clearances, approvals, registrations, authorizations, and orders of any Governmental or Regulatory Authority required for the conduct of the Business and the Purchased Assets (the “Permits”) (a listing of which is attached hereto as Schedule 3.09(a) and Schedule 2.01(n)). Seller is operating in compliance, in all material respects, with all of the Permits. All of the Permits are valid and in full force and effect.

      (b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the termination or adverse modification of any of the Permits held by

Seller, and all of the Permits used in the operation of the Purchased Assets will, to the extent permitted by Law or Governmental or Regulatory Authority, be transferred to Acquisition Sub or Parent at Closing.

      SECTION 3.10.     Liabilities. Seller does not have any material liabilities other than (i) liabilities reflected on the Latest Balance Sheet or in the notes thereto, (ii) liabilities set forth on Schedule 3.10, (iii) liabilities under any Contracts, provided that as of September 30, 2004, no such liability consisted of or resulted from a Default under any such Contract, and (iv) liabilities incurred since September 30, 2004 and not in breach of any of the representations and warranties made in Section 3.13.

      SECTION 3.11.     Products Liability. Seller has no Liability and, to Seller’s knowledge, there is no reasonable basis for or any Claim pending, arising out of any injury to any Person or property as a result of the ownership, possession, or use of any Seller Device.

      SECTION 3.12.     Product Warranty. Set forth on Schedule 3.12 are the standard forms of Product warranty of Seller and any other warranty used by Seller. Since December 31, 2003 through the date hereof, no Claims for breach of Product warranties to customers have been received by Seller with the exception of standard product returns under Seller’s warranty policy that result in Product replacements. All Product replacements arising under standard product returns or otherwise have been fulfilled.

      SECTION 3.13.     Operations Since December 31, 2003. Except as set forth in Seller SEC Documents and as set forth on Schedule 3.10, since December 31, 2003:

(a) Seller has not incurred any material liability, acquired or disposed of any business or assets, or entered into any Contract or other transaction, involving an amount exceeding Two Hundred Thousand Dollars ($200,000) in any single case or One Million Dollars ($1,000,000) in the aggregate; provided, however, that legal, independent auditor and insurance fees are not included in these amounts.

(b) Seller has not: (i) entered into a Specified Contract inconsistent with past practices, (ii) adopted or entered into any new Employee Benefit Plan, or modified or waived any right under any existing Employee Benefit Plan or any Contract or award under any existing Employee Benefit Plan, except for such modification or waiver effected to comply with Law or otherwise in the ordinary course of business and consistent with past practices, (iii) participated in any merger, consolidation, reorganization, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, (iv) acquired the business or any bulk assets of any other Person, (v) changed any of its methods of accounting or accounting practices in any respect except as required by Law or to comply with changes in governing accounting principles, (vi) commenced or settled any Proceeding, or (vii) recognized any union or labor organization as the representative of Seller’s employees.

      SECTION 3.14.     Real Property.

      (a) Seller does not own any Real Property or interest therein.

      (b) The Redwood City Lease is the only Real Property Contract pursuant to which Seller leases, subleases or otherwise occupies any Real Property, a true and correct copy of which has been made available to Parent. Pursuant to the Redwood City Lease, Seller has validly existing and enforceable leasehold, subleasehold or occupancy interests in the Real Property leased thereunder.

      SECTION 3.15.     Environmental.

      (a) All activities and conduct of Seller, and to Seller’s knowledge, its predecessors, comply and have complied with all Environmental Laws, except where the failure to have complied or be in compliance would not result in a Material Adverse Effect. Neither Seller, nor to Seller’s knowledge, any other Person (including any of Seller’s predecessors), has disposed of, released, or threatened to release, any Substances on, under, in, from or about the Real Property leased by Seller, that has subjected, or could reasonably be expected to subject, Seller to any material Liability under any Environmental Law. Neither Seller nor, to Seller’s knowledge, any of Seller’s predecessors, has Handled, disposed of, or arranged for or permitted the disposal of, Substances on any real property owned by third parties that has subjected, or could reasonably be expected to subject, Seller to any material Liability under any Environmental Law.

      (b) Seller has not received any notice, demand, letter, claim or request for information alleging a violation of, or a material Liability under, any Environmental Law, and there are no Proceedings, actions, orders, decrees, injunctions or other claims, or, to the knowledge of Seller, any threatened actions or claims, relating to or otherwise alleging a material Liability under any Environmental Law.

      SECTION 3.16.     Intellectual Property.

      (a) Schedule 2.01(c) sets forth an accurate and complete list of all United States and foreign Trademarks and Patents and for each item of registered or pending Purchased Intellectual Property, Schedule 2.01(c) includes the following information: (i) current owner of record, (ii) application and registration number, (iii) application and registrations dates, (iv) country, and (v) expiration date.

      (b) Each item of the Purchased Intellectual Property is valid and all necessary registration, maintenance and renewal fees relating to such Purchased Intellectual Property have been paid through March 31, 2005.

      (c) Seller owns and has good and transferable title to, or possesses adequate, legally enforceable and transferable rights to use under valid and subsisting written Licenses, each item of Purchased Intellectual Property as such item of Purchased Intellectual Property has been used or is being used, in each case free and clear of any Liens other than the Permitted Liens, and each item of Purchased Intellectual Property will be assigned to Acquisition Sub free and clear of any Liens other than Tax Liens at the Closing.

      (d) The operations of Seller in conducting the Business (including the performance of any Contract and the development, manufacture, marketing, production, sale and distribution of Products) as conducted in the past or as now conducted have not and do not, to the knowledge of Seller, (i) Infringe any Intellectual Property of any Person, (ii) except pursuant to a Contract between Seller and such Person, entitle any Person to any interest therein, or right to compensation from Seller or any of its successors or assigns, by reason thereof, or (iii) violate any applicable Law, except for such violations of applicable Law as would not result in a Material Adverse Effect.

      (e) Except as set forth on Schedule 3.16(e) hereto, with respect to Purchased Intellectual Property owned or licensed by Seller, Seller has the sole right to: (i) bring actions for past, present and future infringement, dilution, misappropriation or unauthorized use of the Purchased Intellectual Property, injury to goodwill associated with the Purchased Intellectual Property, unfair competition or trade practices violations or other violations of the Purchased Intellectual Property; and (ii) receive all the proceeds from the foregoing set forth in subsection (i) hereof, including, without limitation, licenses, royalties, payments, claims, damages and proceeds of suit.

      (f) No Claim has been made, brought or, to Seller’s knowledge, is threatened by any Person, and Seller has not received notice of any Claim: (i) alleging that any Purchased Intellectual Property or Products, or the use thereof, infringes, violates, dilutes or misappropriates or has infringed, violated, diluted or misappropriated (collectively “Infringes”) the rights of any Person; (ii) challenging the ownership, validity or enforceability of any Purchased Intellectual Property; or (iii) alleging that the conduct of the Business, including, without limitation, any products or services or the actual or contemplated use, offer or provision thereof by Seller, Infringes the rights of any Person. To Seller’s knowledge, neither the manufacture, use, sale or offer to sell of the Products Infringes the rights of any Person.

      (g) Seller has not threatened or initiated any Claim against any Person alleging that such Person Infringes any Purchased Intellectual Property, and no such Claim is currently pending or being considered.

      (h) Seller has taken all commercially reasonable actions to protect and preserve the security, confidentiality and value of all Purchased Intellectual Property.

      (i) All personnel of Seller, including without limitation all current and former officers, employees, agents, developers, consultants and contractors, who have or have had access to, or have contributed to or participated in the conception, reduction to practice, creation or development of the Purchased Intellectual Property either: (i) are a party to a “work-for-hire” agreement that has accorded and assigned to Seller all right, title and interest in and to all Intellectual Property and all tangible and intangible property created or developed, in whole or in part, by such Person; or (ii) have executed appropriate instruments of assignment in favor of Seller that have conveyed to Seller, and that contain a continuing obligation to convey to Seller, all right, title and interest in and to all Intellectual Property and all tangible and intangible property created and/or developed, in whole or in part, by such Person.

      (j) Each current and former director, officer, employee, agent, developer, consultant and contractor who has had or has access to, contributed to or participated in the creation and/or development of any Intellectual Property used in connection with the operation of the Business for, on behalf of, or at the instruction of Seller, has executed a confidentiality and nondisclosure agreement that protects the confidentiality of confidential information and Intellectual Property used in connection with the operation of the Business in favor of Seller.

      (k) Seller has not received any notice of a Claim nor, to Seller’s knowledge, is it reasonably likely that any of the Purchased Intellectual Property is invalid, unenforceable, or misused.

      (l) Seller has not assigned, licensed, leased, sold, placed in escrow or otherwise transferred, disposed of or released any interest which Seller has or had in or to any Purchased Intellectual Property except for the Sanofi Liens.

      (m) The Intellectual Property Communications will set forth all Patent and Trademark due dates prior to March 31, 2005. The Patent and Trademark Listing will set forth all Patents and Trademarks, the due dates of all actions to be taken in order to maintain such Patents and Trademarks and all foreign patent associates handling each Patent and Trademark.

      SECTION 3.17.     Contracts.

      (a) Seller has made available to Parent copies of all Contracts to which Seller is a party or by which Seller is bound (collectively, the “Specified Contracts”), grouped into the following categories:

(i) Contracts for the purchase, license, lease and/or maintenance of or rights in the Purchased Intellectual Property;

(ii) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by Seller in the Business;

(iii) loan agreements, mortgages, notes, and guarantees and other financing Contracts;;

(iv) employment, independent contractor, collective bargaining, consulting and sales representative Contracts (excluding oral Contracts with employees for “at will” employment);

(v) Contracts with suppliers, manufacturers, distributors or other Persons in the supply, manufacture or distribution chain related to the Business;

(vi) settlement or other Contracts related to any Assumed Liabilities; and

(vii) other material Contracts, including Contracts for the purchase, lease and/or maintenance of equipment for use in the Business, in each case where the Contract requires payments in excess of $100,000 or where all such Contracts require payments in excess of $500,000 in the aggregate.

      (b) With respect to each of the Specified Contracts to which Seller is a party or is bound, Seller is not in Default thereunder and, to the knowledge of Seller, none of the other parties to any Specified Contract is in Default thereunder. Each Specified Contract to which Seller is a party or is bound, is valid and enforceable against Seller and, to the knowledge of Seller, against the other party or parties thereto, except where the failure to be valid and enforceable would not result in a Material Adverse Effect. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any Person the right to terminate or modify, any Specified Contract, except as set forth on Schedule 3.25 hereto and the employment agreements between Seller and its officers.

      SECTION 3.18.     Employees.

      (a) Seller is in compliance in all material respects with all Laws respecting employment practices. Seller is not a party to or bound by any labor Contract, collective bargaining agreement, letter of understanding, or any other Contract, formal or informal, with any labor union or organization, nor is any such Contract expired, in effect or being negotiated by or on behalf of Seller. None of Seller’s employees represented by any labor union or organization, nor to Seller’s knowledge, has Seller received written notice or other communication that a union claims to represent any of the employees of Seller, and no union has made such a claim to Seller within the last five years. No representations have been made by Seller to any of its employees with respect to Acquisition Sub’s or Parent’s intentions to employ Seller’s employees; provided, however, that during the pre-Closing period, Seller may advise its employees that Parent and Acquisition Sub have no obligation to offer employment to Seller’s Business Employees.

      (b) There are no controversies pending or, to the knowledge of Seller, threatened between Seller and any of its employees, except for such controversies that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      (c) Seller is not engaged in any and has not been charged with any unfair labor practice of any nature.

      (d) Since December 16, 1999, Seller has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act (“WARN Act”), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Seller; nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation similar to the WARN Act. To the knowledge of Seller, Seller’s employees have not suffered an “employment loss” (as defined in the WARN Act) in the previous ninety (90) calendar days. Seller has complied in all material respects with its obligations under the WARN Act, or any similar local, state or foreign Law and shall be solely liable and responsible for any debt, obligation contribution or other Liability arising from any failure by Seller to comply fully with the WARN Act or any similar local, state or foreign Law.

      (e) Seller has not received written notice of the intent of any federal, state, local or foreign Governmental or Regulatory Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to Seller and, to Seller’s knowledge, no such investigation is in progress.

      SECTION 3.19.     Employee Benefit Plans.

      (a) Neither Seller nor any ERISA Affiliate is subject to (i) any Liability for contributions or withdrawal Liability, contingent or otherwise, within the meaning of Sections 4201 and 4204 of ERISA, under any the Employee Benefit Plan maintained, sponsored, contributed to or required to be contributed to by Seller or by any ERISA Affiliate, (ii) any Liens in connection with any Employee Benefit Plan maintained, sponsored, contributed to or required to be contributed to by Seller or by any ERISA Affiliate, or (iii) any Liability under Section 4062, 4063, 4064 or 4069 of ERISA with respect to any Employee Benefit Plan maintained, sponsored, contributed to or required to be contributed to by Seller or by any ERISA Affiliate.

      (b) No Employee Benefit Plan is now, or ever was, (i) subject to Title IV of ERISA or (ii) a Multiemployer Plan.

      (c) No Employee Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to Business Employees after retirement or other termination of service other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA) that is qualified under Section 401(a) of the Code, (iii) benefits, the full cost of which is borne by the Business Employees (or his or her beneficiary), or (iv) by the terms of an employment agreement.

      SECTION 3.20.     Taxes.

      (a) Seller has filed all material Tax Returns required to be filed by it. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

      (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, agent, representatives, suppliers, creditor, stockholders or other Person and all Internal Revenue Service Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

      (c) There is no material dispute or claim concerning any Tax Liability of Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers of Seller (and employees responsible for Tax matters) of Seller has knowledge based upon personal contact with any agent of such authority.

      (d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (e) The unpaid Taxes of Seller (A) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Seller in filing their Tax Returns.

      (f) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code, or would constitute compensation in excess of the limitations set forth in Section 162(m) of the Code.

      (g) Seller is not a party to, is not bound by, and has no Liability under any Tax sharing agreement or similar Contract. Seller (A) is not, and has never been, a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code and (B) has no Liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

      SECTION 3.21.     Proceedings and Judgments. There is no pending Proceeding, and, to the knowledge of Seller, no Person has threatened to commence any Proceeding that involves Seller or any of the Purchased Assets, which has had or would reasonably be expected to have a Material Adverse Effect. Seller is not subject to any outstanding and unsatisfied judgment except for the Sanofi Liens.

      SECTION 3.22.     Insurance. Schedule 3.22 attached hereto sets forth a complete and accurate list, of Seller’s insurance as of the date hereof (including policy number, amount and type of coverage) maintained on its respective properties and assets (including the Purchased Assets) and with respect to its employees and representatives, directors and officers, product liability and business and which, in the reasonable judgment of Seller, covers risks customarily insured by Persons who engage in activities similar to the Business (“Insurance Policies”). Such insurance includes fire, casualty, business interruption and flood coverage in respect of all of the Purchased Assets owned or leased by Seller. To Seller’s knowledge, all such insurance policies are valid, binding and enforceable in accordance with their terms against the respective insurers, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditor’s rights generally. To Seller’s knowledge, no insurer is the subject of insolvency Proceedings. Seller has notified its respective insurance carriers of all litigation, claims and facts that could reasonably give rise to a claim, all of which are set forth on Schedule 3.22 attached hereto. Except as set forth on Schedule 3.22, Seller has received no written notices from its insurance carrier disclaiming coverage or defending a reservation of rights clause as to any of such notifications.

      SECTION 3.23.     Effect of Agreement; Inapplicability of Anti-Takeover Statutes.

      (a) Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and each of the documents, agreements and instruments to be executed, delivered and performed by it in connection with this Agreement (collectively the “Seller Collateral Documents”), and Seller has all requisite power and authority to transfer the Purchased Assets to Acquisition Sub.

      (b) The execution, delivery and performance of this Agreement and each of the Collateral Documents by Seller, and the consummation of the transactions contemplated by this Agreement and thereby, have been duly authorized by all necessary corporate action on the part of Seller, other than the Required Seller Stockholder Vote, and requires no further authorization or consent by Seller, Seller’s stockholders or any other Person other than the approval thereof by Seller’s stockholders. This Agreement and the Seller Collateral Documents have been duly executed and delivered by Seller and, subject to receipt of approval by Seller’s stockholders assuming due execution and delivery by Parent and Acquisition Sub, constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

      (c) Seller is not subject to any “moratorium”, “control share”, “fair price” or other anti-takeover laws and regulations of any state (collectively the “Takeover Laws”) that would affect this Agreement or the transactions contemplated hereby. Seller’s board of directors has approved this Agreement and the transactions contemplated hereby for the purpose of such Takeover Laws.

      SECTION 3.24.     Assumed Contracts.

      Since January 1, 2004, there has been no termination, cancellation or material curtailment of any Assumed Contract with any supplier or group of affiliated suppliers nor has there been any written notice of intent to so terminate, cancel or materially curtail.

      SECTION 3.25.     Required Non-Governmental Consents.

      Schedule 3.25 sets forth those Assumed Contracts requiring a Consent by any Person as a result of the execution, delivery or performance of this Agreement by Seller or the consummation of the transactions contemplated hereby (the “Required Non-Governmental Consents”).

      SECTION 3.26.     Solvency

      (a) Seller is Solvent for all purposes as that term is defined herein and the transactions contemplated by this Agreement will not render Seller Insolvent;

      (b) By entering into the transactions contemplated by this Agreement, Seller does not intend to incur, and does not believe that it will incur, debts that will be beyond Seller’s ability to pay as such debts mature; and

      (c) Seller is not entering into the transactions contemplated by this Agreement or incurring any obligation pursuant to this Agreement with the intent to hinder, delay, or defraud any creditor to which Seller is or may become indebted.

      SECTION 3.27.     Finished Goods Inventory.

      (a) The finished goods inventory of Seller consists of items manufactured in accordance with applicable requirements of the QSR and ISO 13485, subject to any expiration dates, are useable and salable in accordance with the Purchased PMA and the Purchased CE Marking.

      (b) All Products in Inventory have a shelf life designation that is valid and expires according to Schedule 2.01(d) attached hereto.

      SECTION 3.28.     Vote Required.

      The affirmative vote of the holders of a majority of the shares of Seller Common Stock outstanding on the record date and entitled to vote at Seller Stockholders’ Meeting (the “Required Seller Stockholder Vote”) is the only vote of the holders of any class or series of Seller’s capital stock necessary to adopt this Agreement, approve or consummate any of the other transactions contemplated by this Agreement.

      SECTION 3.29.     Non-Contravention; Consents.

      Subject to the adoption of this Agreement by the holders of Seller Common Stock, neither (i) the execution, delivery or performance by Seller of this Agreement, nor (ii) the consummation by Seller of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Seller, or any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Seller, which resolution has not been superseded;

(b) contravene, conflict with or result in a violation of, or give any Governmental or Regulatory Authority or other Person the right to challenge the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any Judgment to which Seller, or any of the Purchased Assets, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental or Regulatory Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by Seller that relates to the Business or to any of the Purchased Assets;

(d) contravene, conflict with or result in a violation or breach of, result in a Default under or require Consent under, any provision of any Specified Contract to which Seller is a party or is bound, or give any Person the right to (i) declare a Default (or give rise to any right of termination, amendment, cancellation or acceleration) or exercise any remedy under any such Specified Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Specified Contract, (iii) accelerate the maturity or performance of any such Specified Contract, or (iv) cancel, terminate or modify any term of such Specified Contract; or

(e) result in the imposition or creation of any Lien upon or with respect to any Purchased Asset.

      Except as may be required by the Exchange Act and the DGCL, Seller was not, or is not, required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental or Regulatory Authority in connection with (i) the execution, delivery or performance of this Agreement by Seller, or (ii) the consummation by Seller of the transactions contemplated by this Agreement.

      SECTION 3.30.     Fairness Opinion.

      Seller’s board of directors has received the written opinion of First Albany Capital Inc., financial advisor to Seller, dated as of the date hereof, to the effect that as of such date the Consideration is fair to Seller from a financial point of view. Seller has furnished a true and correct copy of said written opinion to Parent.

      SECTION 3.31.     Financial Advisory Fees and Agreements.

      (a) Except as set forth on Schedule 3.31(a), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Seller has made available to Parent accurate and complete copies of all Contracts under which any fees, commissions and other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of First Albany Capital Inc.

      (b) Except as set forth on Schedule 3.31(a), Seller does not have any obligation or Liability of any nature under, or with respect to, any brokerage agreement, finders agreement, placement agency agreement, financial advisory agreement, underwriting agreement or similar agreement.

SECTION 3.32.	Assumed Contracts; Customer Claims.

      Each of the Assumed Contracts is valid and enforceable against Seller, and to the knowledge of Seller, against the other party or parties thereto. Seller has made available to Parent true and complete copies of such Assumed Contracts. There are no existing material Defaults of Seller under any such Assumed Contract or, to the knowledge of Seller, any other parties thereto. There are no obligations of Seller to any other party to an Assumed Contract other than those obligations of Seller that are expressly provided for in such Assumed

Contract. To the knowledge of Seller, there are no valid grounds for a Claim against Seller by any customer or former customer of Seller for fraud.

SECTION 3.33.	Sufficiency of Purchased Assets.

      The Purchased Assets used in the operation of the Business are sufficient for the operation of the Business as was operated in the ordinary course. Except for the Excluded Assets, there are no assets used in the conduct of the Business, other than the Purchased Assets.

SECTION 3.34.	Section 203 of the DGCL Not Applicable.

      Section 203 of the DGCL is not applicable to Seller.

SECTION 3.35.	Full Disclosure.

      No representation or warranty by Seller contained in this Agreement or pursuant hereto and no statement contained in any document (including financial statements and certificates), or other writings furnished or to be furnished by Seller to Parent or Acquisition Sub or any of their Representatives (excluding financial forecasts, and other forward looking projections or information) pursuant to the provisions hereof or identified or referred to in the schedules hereto, when taken as a whole, contains untrue statement of material fact or omits any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not false or misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

      Parent and Acquisition Sub hereby jointly and severally represent and warrant to Seller as follows:

SECTION 4.01.	Existence and Power.

      Parent is a corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware. Acquisition Sub is a limited liability company duly formed, active and in good standing under the Laws of the State of Delaware.

SECTION 4.02.	Authorization.

      Parent and Acquisition Sub each have the requisite power and authority to execute, deliver and perform this Agreement and each of the documents, agreements and instruments to be executed, delivered and performed by either of them in connection with this Agreement (collectively the “Purchaser Collateral Documents”). The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and each of the Purchaser Collateral Documents, and the consummation of the transactions contemplated by this Agreement and thereby have been duly authorized by all necessary action on the part of Parent and Acquisition Sub and, except as set forth on Schedule 4.02, requires no other authorization or consent by Parent, Acquisition Sub or any other Person.

SECTION 4.03.	Enforceability.

      This Agreement and the Purchaser Collateral Documents have been duly executed and delivered by Parent and Acquisition Sub and (assuming due execution and delivery by Seller) constitute the legal, valid and legally binding obligations of Parent and Acquisition Sub, enforceable against them in accordance with their terms.

SECTION 4.04.	Noncontravention.

      Neither the execution, delivery and performance by Parent and Acquisition Sub of this Agreement, nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, do or will (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or by-laws of Parent or the certificate of formation or operating agreement of Acquisition Sub or with any resolution adopted by the stockholders, members, boards of directors, any committee of the boards of directors or managers of Parent or Acquisition Sub, which resolution has not been superseded, (b) contravene, conflict with or result in a violation of, or give any Governmental or Regulatory Authority or other Person the right to challenge the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law or any Judgment to which Parent or Acquisition Sub is subject, (c) violate any Law applicable to Parent or Acquisition Sub, or (d) except as set forth on Schedule 4.04 require any Consent or other action by any Person under any agreement or other instrument binding upon Parent or Acquisition Sub.

SECTION 4.05.	Financial Ability.

      Parent has sufficient funds to cause Acquisition Sub to pay the Consideration in cash in accordance with Section 2.04.

SECTION 4.06.	No Brokers.

      There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Parent or Acquisition Sub who might be entitled to any fee or commission upon the consummation of the transactions contemplated by this Agreement.

SECTION 4.07.	Resale and Manufacturing.

      In accordance with and subject to the terms and conditions of this Agreement, on the Closing Date, Acquisition Sub shall purchase the Inventory for resale purposes. Parent is a qualified manufacturer in the Commonwealth of Pennsylvania.

ARTICLE 5

PRE-CLOSING COVENANTS OF THE PARTIES

SECTION 5.01.	Access and Investigation.

      (a) During the period from the date of this Agreement through the Closing Date (the “Pre-Closing Period”), Seller shall: (a) provide Parent and Acquisition Sub and their Representatives with reasonable access to Seller’s Representatives, personnel and Purchased Assets and to all existing books, records, Tax Returns, internal work papers and other documents and information relating to Seller and the Purchased Assets; (b) provide Parent and Acquisition Sub and their Representatives with such copies of the existing books, records, Tax Returns, internal work papers and other documents and information relating to Seller, and with such additional financial, operating and other data and information regarding Seller and its financial condition, as Parent or Acquisition Sub may reasonably request; and (c) fully cooperate with Parent and Acquisition Sub in their reasonable investigation of the Purchased Assets. Without limiting the generality of the foregoing, during the Pre-Closing Period, Seller shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or furnished by Seller during the Pre-Closing Period with the SEC, (ii) any material notice, document or other communication sent or proposed to be sent by or on behalf of Seller by any party to any Assumed Contract or sent to Seller by any party to any Assumed Contract (other than any communication that relates solely to routine commercial transactions between Seller and the other party to any such Assumed Contract and that is of the type sent in the ordinary course of business and consistent with past practices); and (iii) all other information existing concerning the Business, properties and personnel as Parent or Acquisition Sub may reasonably request; it being understood that, with respect to the information referenced in this Section 5.01(a), Seller shall not be required to create information for Parent and Acquisition Sub that it would not normally create in the ordinary course of business.

      (b) Seller shall during the Pre-Closing Period give prompt written notice to Parent and Acquisition Sub, and Parent and Acquisition Sub shall during the Pre-Closing Period give prompt written notice to Seller, of:

(i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by such party in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy as of the date hereof or as of the Closing Date in any representation or warranty made by such party in this Agreement;

(iii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

(iv) the occurrence of an event or circumstance that could be reasonably expected to make the timely satisfaction of any of the conditions set forth in Article 6 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect; or

(v) the commencement of any litigation or Proceeding against or affecting this Agreement.

SECTION 5.02.	Conduct Pending Closing.

      (a) During the Pre-Closing Period:

(i) Seller shall conduct its businesses and operations in compliance in all material respects with all applicable Law (including the WARN Act) and with the requirements of all Specified Contracts;

(ii) Seller shall provide full cooperation and shall take whatever actions necessary to effect the transfer as of the Closing Date of all of Seller’s Documentation and Foreign Documentation to Acquisition Sub;

(iii) Seller shall keep in full force, or renew at appropriate levels of coverage upon expiration, applicable insurance policies;

(iv) Seller will close all outstanding Product complaints received prior to the Closing Date, provided that if such complaints require return of the Product and such Product has not been returned at least ten (10) Business Days prior to the Closing Date, Seller shall have no obligation to close such complaints; and

(v) Seller shall promptly notify Parent and Acquisition Sub of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement.

      (b) During the Pre-Closing Period, Seller shall not (without the prior written consent of Parent):

(i) (A) declare, accrue, set aside or pay any dividend on, or make any other distribution (whether in cash, securities or other property) in respect of, any of its outstanding capital stock , (B) split, combine or reclassify any of its outstanding capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or other equity interests (other than the issuance of Seller Common Stock pursuant to the valid exercise of options to acquire Seller Common Stock outstanding as of the date of this Agreement), or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

(ii) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(iii) form any subsidiary or directly or indirectly acquire any equity or other interest in, or make any other investment in or capital contribution to, any other entity;

(iv) except for capital expenditures relating to the Redwood City Facility that Seller reasonably believes will be reimbursed by insurance, make any single capital expenditure in excess of $25,000 or, when added to all other capital expenditures made by Seller during the Pre-Closing Period, exceed a total of $75,000;

(v) except as otherwise permitted by this Section 5.02, enter into or become bound by, or permit any of the Purchased Assets to become bound by, any material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any material Contract, in each case other than in the ordinary course of business and consistent with past practices;

(vi) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset, including without limitation, any Purchased Intellectual Property to any other Person, except in each case for assets acquired, leased, licensed or disposed of by Seller in the ordinary course of business and consistent with past practices;

(vii) dispose of or permit to lapse any material rights to the use of any Purchased Intellectual Property, or dispose of or disclose to any Person other than Representatives of Parent and Acquisition Sub any material trade secret, formula, process or know-how related to the Business not theretofore a matter of public knowledge, except in each case in ordinary course of business and consistent with past practices;

(viii) lend money to any Person, or incur or guarantee any indebtedness, including any additional borrowings under any existing lines of credit (except that Seller may make routine borrowings and advancement of expenses in the ordinary course of business and consistent with past practices);

(ix) except as required to comply with applicable Law, establish, adopt or amend any Employee Benefit Plan, pay, commit to pay or accelerate the payment of any bonus or make, commit to make or accelerate any profit-sharing or similar payment to, or increase or commit to increase the amount of the wages, salary, commissions, fringe benefits, severance, insurance or other compensation or remuneration payable to, any of its directors, officers, employees or consultants; provided, however, that nothing in this Section 5.02(b)(ix) shall prevent Seller from paying (or committing to pay) consideration in the aggregate amount of Three Million Dollars ($3,000,000) pursuant to any Contracts with Business Employees relating to termination, employment, retention, change-in-control or severance;

(x) other than in the ordinary course of business consistent with past practice, change any of its warranty policies in any material respect;

(xi) make or rescind any material Tax election or settle or compromise any material Tax Liability of Seller;

(xii) (A) commence or settle any material Proceeding, or (B) except as set forth on Schedule 3.10, pay, discharge or satisfy any material Claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise);

(xiii) except as provided in Section 5.04(b) herein, adopt or enter into a , merger, consolidation or any Contract relating to an Acquisition Proposal;

(xiv) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated;

(xv) take any action that could be reasonably expected to result in any of the conditions set forth in Section 6.01 not being satisfied;

(xvi) except in connection with the liquidation and dissolution of Seller after the Closing Date, enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;

(xvii) acquire, lease or enter into any Contract to acquire or lease any Real Property;

(xviii) amend, modify, extend, or enter into any collective bargaining agreement or other Contract with any union or labor organization representing any employees of Seller; or

(xix) agree or commit to take any of the actions described in clauses (i) through (xviii) of this Section 5.02(b).

      (c) Seller shall provide Parent with a copy of, and substantively and timely respond on or before the Closing Date to, all outstanding Patent and Trademark actions, requests, notifications, or communications from the PTO (the “Intellectual Property Communications”) and, within five (5) Business Days following the receipt thereof, any similar items arising after the date hereof which, but for the fact that they arose after the date hereof, would be classified as an Intellectual Property Communication, unless the deadline for such response is more than thirty (30) calendar days after the Closing Date. Any substantive response to be made pursuant to this Section 5.02(c) shall be first delivered to Parent for its approval (which shall not be unreasonably withheld) before any such substantive response is sent to the PTO. If the approval of Parent is not received before such time as Seller would have to send such response in order for it to be timely, Parent shall be deemed to have approved such response. Regardless of any explicit or deemed approval by Parent, under no circumstance shall a substantive response include an abandonment of the respective Intellectual Property. Seller shall not request any extension of any response deadline without the prior consent of Parent.

      (d) Within two (2) Business Days from the date hereof, Seller will provide Parent with a current listing of the Intellectual Property Communications having due dates on or before March 31, 2005. On or before January 7, 2005, Seller will provide Parent with a current listing of the Patent and Trademark due dates for any actions required to be taken in order to maintain such Patents and Trademarks as well as a list specifying the foreign patent associates handling each Patent or Trademark (the “Patent and Trademark Listing”).

SECTION 5.03.	Casualty Prior to Closing.

      In the event that, prior to Closing, any Purchased Asset shall be damaged by fire, casualty or any other cause resulting in Seller not being able to satisfy one or more closing conditions, Seller shall promptly notify Parent, which shall then have the option to waive such closing condition or terminate this Agreement. If Parent elects to waive the closing condition, Parent shall have the option to (i) have Seller deliver the insurance proceeds to Acquisition Sub at Closing or require Seller to assign the insurance proceeds at Closing to Acquisition Sub if such proceeds have not yet been received, which in either case shall become Purchased Assets or (ii) if the damaged assets can be restored or replaced prior to Closing, direct Seller to use the insurance proceeds prior to the Closing to restore or replace the Purchased Assets that were lost or damaged. If the insurance proceeds are delivered or assigned to Acquisition Sub at Closing, any liabilities related to the restoration or replacement of the damaged assets shall become Assumed Liabilities. If Seller has restored or replaced the damaged assets prior to Closing but has not yet received the insurance proceeds, such proceeds shall become Excluded Assets.

SECTION 5.04.	No Solicitation.

      (a) Seller shall not nor shall it authorize (and shall use its best efforts not to permit) any Affiliate, officer, director, manager or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of Seller to (i) solicit or initiate any inquiries relating to, or the submission of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or in connection with any Acquisition Proposal, or furnish to any Person any non-public information or data with respect to or provide access to the properties of Seller, or take any other action in order to facilitate the making of any proposal that constitutes an Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal; provided, that notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.04 or any other provision hereof shall prohibit Seller or Seller’s board of directors from taking and disclosing to Seller’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, provided that Seller may not, except as permitted by Section 5.04(b), withdraw or modify, or propose to withdraw or modify, the Seller Board Recommendation or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, Seller will immediately cease any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the Closing Date, Seller may furnish nonpublic information or data concerning, or provide access to, its businesses, properties or assets to any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) and may negotiate and participate in discussions and negotiations with such Person or group concerning an Acquisition Proposal, provided that such Person or group shall have entered into a confidentiality agreement, the confidentiality provisions of which shall be no more favorable to such third party than those provided for in the Confidentiality Agreement (provided that such confidentiality agreement must permit Seller to disclose to Parent all of the information required to be disclosed by Seller to Parent by this Section 5.04) if:

(i) such Person or group has submitted an Acquisition Proposal that the Board has determined in good faith is, or would reasonably be expected to result in, a Superior Proposal (as defined below);

(ii) Seller’s board of directors has determined in good faith, after consultation with outside legal counsel to Seller, such action is required to discharge the board’s fiduciary duties to Seller’s stockholders under applicable Law; and

(iii) Seller has notified Parent in writing of its intention to engage in such discussions or negotiations or to provide such confidential information not less than the third (3rd) Business Day prior to so doing.

      Seller will promptly (but in no case later than twenty-four (24) hours after receipt thereof) notify Parent in writing of the existence of any proposal, discussion, negotiation or inquiry received by Seller regarding any Acquisition Proposal, and Seller will promptly (but in no case later than twenty-four (24) hours after receipt thereof) communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive regarding any Acquisition Proposal (and will promptly provide to Parent copies of any written materials (including e-mails) received by Seller or its Representatives in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. Seller will promptly provide to Parent any non-public information concerning Seller provided to any other Person in connection with any Acquisition Proposal which was not previously provided to Parent. Seller will, when reasonably requested by Parent, keep Parent informed on a prompt basis of the status and details of any such Acquisition Proposal and of any amendments or proposed amendments to any Acquisition Proposal and of the status of any discussions or negotiations relating to any Acquisition Proposal.

      (b) Except as set forth in this Section 5.04(b), neither the board of directors of Seller nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the Seller Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with Section 5.04(a)). Notwithstanding the foregoing, subject to compliance with the provisions of this Section 5.04, prior to the Closing Date, Seller’s board of directors, after consultation with outside legal counsel, may withdraw or modify the Seller Board Recommendation, approve or recommend a Superior Proposal, or propose to enter into or enter into an agreement with respect to a Superior Proposal, if the board determines in good faith after consultation with outside legal counsel that, such action would otherwise be required to discharge the board’s fiduciary duties to Seller’s stockholders under applicable Law in the absence of the limitations on such action under this Agreement, provided that in each case, Seller has given Parent written notice at least three (3) Business Days in advance of such action that the board of directors of Seller has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. Notwithstanding any provision of this Agreement, the board of directors of Seller shall not be prohibited from making any disclosure that, in the good faith judgment of the board (made after consultation with outside legal counsel), is necessary to satisfy its fiduciary duty of disclosure.

      (c) Nothing in this Section 5.04, and no action taken by the board of directors of Seller pursuant to this Section 5.04, will (i) permit Seller to enter into any agreement providing for any transaction contemplated by an Acquisition Proposal for as long as this Agreement remains in effect, except as expressly set forth herein, or (ii) affect in any manner any other obligation of Seller under this Agreement.

      (d) For purposes of this Agreement, “Acquisition Proposal” shall mean any bona fide offer, proposal or other indication of interest regarding any of the following (other than the transactions provided for in this Agreement involving Seller): (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Seller; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a significant portion of the assets or non-cash assets of Seller (other than the Johnson & Johnson Claim), taken as a whole, in a single transaction or series of related transactions; (iii) any purchase of or tender offer or exchange offer for ten percent (10%) percent or more of the outstanding shares of capital stock of Seller, or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For purposes of this Agreement, “Superior Proposal” shall mean an Acquisition Proposal not solicited in violation of this Agreement that is on terms which the board of directors of Seller determines in good faith to be more favorable from a financial point of view to Seller or Seller’s stockholders, as the case may be, than terms of the transactions contemplated by this Agreement (after consultation with Seller’s outside financial advisor), and with respect to which the board of directors of Seller has determined in good faith (after consultation with Seller’s outside financial advisor) that financing, to the extent required, is reasonably capable of being obtained; provided, however, that for purposes of this definition, “Acquisition Proposal” shall be deemed to refer only to a transaction involving a majority of the outstanding voting securities of Seller or a majority, substantially all, or all of the assets or non-cash assets of Seller (other than the Johnson & Johnson Claim).

      (e) Seller agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar Contract to which Seller is a party or under which Seller has any rights, and will use its best efforts to enforce or cause to be enforced each such Contract at the request of Parent. Seller also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of Seller.

      SECTION 5.05.     Stockholder Approval; Proxy Statement.

      (a) Seller shall, as soon as practicable following the date hereof, prepare and file with the SEC a preliminary Proxy Statement and shall use commercially reasonable efforts to respond to any comments of the SEC or its staff and to cause a definitive Proxy Statement to be mailed to Seller’s stockholders, as promptly as practicable. Seller shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between Seller or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Seller shall give Parent an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and shall not transmit any such material to which Parent reasonably objects. If at any time prior to Seller’s Stockholders’ Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Seller shall promptly prepare such an amendment or supplement and after obtaining the consent of Parent to such amendment or supplement, shall promptly transmit such amendment or supplement to Seller’s stockholders.

      (b) Seller shall as promptly as possible following the date that the Proxy Statement is cleared by the SEC take all action necessary under all applicable Law to call, give notice of and hold a meeting of the holders of Seller Common Stock to vote on the approval and adoption of this Agreement and the transactions contemplated hereby (the “Seller Stockholders’ Meeting”). Seller shall ensure that all proxies solicited in connection with the Seller Stockholders’ Meeting are solicited in compliance with all applicable Law.

      (c) Once the Seller Stockholders’ Meeting has been called and noticed, Seller shall not postpone or adjourn (other than for the absence of a quorum and then only to the next possible future date) the Seller Stockholders’ Meeting without Parent’s consent. Subject to Section 5.04: (A) Seller shall include the Seller Board Recommendation in the Proxy Statement; and (B) the Seller Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Acquisition Sub, and no resolution by the board of directors of Seller or any committee thereof to withdraw or modify the Seller Board Recommendation in a manner adverse to Parent or Acquisition Sub shall be adopted or proposed. The board of directors of Seller shall submit this Agreement to the holders of Seller Common Stock, whether or not the board of directors of Seller at any time changes, withdraws or modifies the Seller Board Recommendation. Subject to Section 5.04, Seller shall solicit from the holders of Seller Common Stock proxies in favor of the Agreement and shall take all other action necessary or advisable to secure the vote or consent of the holders of Seller Common Stock required by the DGCL and the certificate of incorporation and bylaws of Seller to authorize, approve and adopt this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) Seller agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Seller Common Stock, as required by this Section 5.05, shall not be affected by the withdrawal, amendment or modification of the Seller Board Recommendation and (ii) Seller agrees that its obligations pursuant to this Section 5.05 shall not be affected by the commencement, public proposal, public disclosure or communication to Seller of any Acquisition Proposal or Superior Proposal.

      (d) Subject to Parent’s and Acquisition Sub’s fulfillment of their obligations with respect thereto, Seller agrees and covenants that the Proxy Statement shall contain (and shall be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable Law and shall conform in all material respects with the requirements of the Exchange Act and any other applicable Law, and the Proxy Statement shall not, at the time it is filed with the SEC or published, sent or given to Seller’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no covenant is hereby made by Seller with respect to any information supplied by Parent in writing for inclusion in, or with respect to Parent information derived from Parent’s public SEC filings which is included or incorporated by reference in the Proxy Statement.

      (e) Parent and Acquisition Sub agrees and covenants that none of the information supplied or to be supplied in writing by or on behalf of Parent or Acquisition Sub for inclusion in the Proxy Statement shall, at the time the Proxy Statement is mailed to the stockholders of Seller or at the time of the Seller Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      (f) If at any time after the date the Proxy Statement is mailed to stockholders and prior to the Seller Stockholders’ Meeting any information relating to Seller, Parent or Acquisition Sub or any of their respective Affiliates, officers or directors, is discovered by Seller, Parent or Acquisition Sub which is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and to the extent required by applicable Law, disseminated to the stockholders.

      SECTION 5.06.     Regulatory Approvals.

      (a) Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental or Regulatory Authority with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental or Regulatory Authority.

      (b) Each of Seller, Parent and Acquisition Sub shall:

(i) give the other party prompt notice of the commencement or threat of commencement of any Proceeding by or before any Governmental or Regulatory Authority with respect to the transactions contemplated by this Agreement;

(ii) keep the other party informed as to the status of any such Proceeding or threat; and

(iii) promptly inform the other party of any communication to or from any Governmental or Regulatory Authority regarding the transactions contemplated by this Agreement.

      SECTION 5.07.     Preparation and Shipping of Purchased Assets. Seller shall prepare in a commercially reasonable manner all of the Purchased Assets for shipping, and will conduct such preparations in such a manner that Parent and Acquisition Sub will have the opportunity to inspect and approve such preparations at least five (5) Business Days prior to the Closing Date. Immediately following the Closing Date, Seller will, upon prior notice by Parent, deliver all or part (as indicated by Parent) of the Equipment and Inventory “FOB Destination” to a site outside California, Michigan and Illinois (as designated by Parent) using a common carrier and Parent will reimburse Seller for the reasonable out of pocket costs for handling, packing and shipping the Equipment and Inventory; and for all other Purchased Assets, Parent and Acquisition Sub may remove, without delay, such Purchased Assets to its own location, provided however that Parent will reimburse Seller for any reasonable out of pocket costs for packing such Purchased Assets.

      SECTION 5.08.     Additional Agreements.

      (a) Subject to Section 5.08(b), Parent, Acquisition Sub and Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.08(b), each party to this Agreement:

(i) shall make all filings with a Governmental or Regulatory Authority and shall use commercially reasonable efforts to give all notices required to be made and given by such party in connection with the transactions contemplated by this Agreement;

(ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement; and

(iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the transactions contemplated by this Agreement. Each party shall promptly deliver to the other parties a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

      (b) Notwithstanding anything to the contrary contained in this Agreement, Parent and Acquisition Sub shall not have any obligation under this Agreement:

(i) to dispose of or transfer any assets;

(ii) to discontinue offering any product or service;

(iii) to license or otherwise make available, to any Person, any intellectual property;

(iv) to hold separate any assets or operations (either before or after the Closing Date);

(v) to make any commitment (to any Governmental or Regulatory Authority or otherwise) regarding its future operations; or

(vi) to contest any Proceeding relating to the transactions contemplated by this Agreement if Parent or Acquisition Sub determines in good faith that contesting such Proceeding might not be advisable.

      SECTION 5.09.     Public Announcements. Parent, Acquisition Sub and Seller shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, shall not issue any such press release or make any such public statement prior to such consultation.

      SECTION 5.10.     Parent and Acquisition Sub. Parent shall cause Acquisition Sub to pay the Consideration set forth in Section 2.04 and to perform its other obligations under this Agreement.

ARTICLE 6

CONDITIONS TO CLOSING

      SECTION 6.01.     Conditions to Parent’s and Acquisition Sub’s Obligations. The obligation of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to this Agreement that makes consummation of transactions contemplated by this Agreement illegal; provided that, subject to Section 5.08(b), in the case of a restraining order, injunction or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered;

(b) each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (determined without regard to any knowledge or materiality qualification therein) as of the date hereof and as of the Closing Date (other than to the extent any such representation or warranty addresses a matter as of a particular date, in which case such representation or warranty shall be true and correct in all material respects as of such particular date, determined without regard to any knowledge or materiality qualifications therein), except to the extent any such representations and warranties are qualified by a Material Adverse Effect qualification, in which case each such representation and warranty shall be true and correct in all respects (determined without regard to knowledge qualifications therein) as of the date hereof and as of the Closing Date (other than to the extent any such representation or warranty addresses a matter as of a particular date, in which case any such representation or warranty shall be true and correct in all respects as of such particular date, determined without regard to any knowledge qualifications therein); it being understood that this condition will be deemed to be satisfied unless the failure of any such representations and warranties to be true and correct, taken together in their entirety, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) no action, event or condition has occurred since the date hereof that constitutes or could reasonably be expected to result in a Material Adverse Effect;

(d) there shall not be pending any Proceeding in which a Governmental or Regulatory Authority is a party or otherwise involved, and neither Parent and Acquisition Sub nor the Seller shall have received a communication from any Governmental or Regulatory Authority in which such Governmental or Regulatory Authority indicates the intention of commencing any Proceeding or taking any other action, (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; (ii) relating to the transactions contemplated by this Agreement and seeking to obtain from Parent and Acquisition Sub, any damages or other relief that may be material to Parent and Acquisition Sub; (iii) that could materially and adversely affect the right of Parent and Acquisition Sub to own the Purchased Assets; or (iv) seeking to compel Parent and Acquisition Sub to dispose of or hold separate any material assets as a result of the transactions contemplated by this Agreement;

(e) there shall not be pending any Proceeding, other than a Proceeding described in the foregoing paragraph, which, in the reasonable judgment of Parent and Acquisition Sub, has a reasonable likelihood of success, (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; (ii) relating to the transactions contemplated by this Agreement and seeking to obtain from Parent and Acquisition Sub any damages or other relief that may be material to Parent or Acquisition Sub or to impose on Parent or Acquisition Sub any Liability except the Assumed Liabilities; or (iii) that would materially and adversely affect the right of Parent or Acquisition Sub to own the Purchased Assets;

(f) this Agreement shall not have been terminated in accordance with its terms;

(g) each of the covenants and obligations of Seller to be performed or complied with at or before the Closing Date pursuant to Article 5 of this Agreement shall have been duly performed or complied with in all material respects at or before the Closing Date;

(h) Seller shall have purchased a supplemental extended reporting period for an unlimited period of time on Seller’s current product liability insurance policy for the full limits of Ten Million Dollars ($10,000,000), which names Parent and Acquisition Sub as additional insureds but only for covered injury or damage that occurs prior to the Closing Date (the “Tail Policy”). The form of the endorsement effecting the Tail Policy is attached hereto as Exhibit F and a true and complete copy of the endorsement effecting the Tail Policy shall be provided to Parent and Acquisition Sub prior to Closing.

(i) at least three (3) Business Days prior to the Closing Date, Parent and Acquisition Sub shall have received a pay-off letter from Sanofi which states (i) the amount outstanding as of the Closing Date on Seller’s arbitration obligation due to Sanofi, which must be an amount equal to or less than Ten Million Dollars ($10,000,000), (ii) that following the receipt of such amount outstanding all Liens on the assets of Seller in favor of Sanofi, including the Sanofi Liens, shall be deemed released, and (iii) that Parent or Acquisition Sub may make all filings necessary with any Governmental or Regulatory Authority in order to terminate any financing statement or other evidence of a lien filed with such Governmental or Regulatory Authority (the “Pay-off Letter”);

(j) Seller shall have paid all amounts due and payable on or prior to the Closing Date under the UCal Agreement;

(k) Seller shall have obtained the Required Non-Governmental Consents;

(l) Seller shall have caused all of the Permits listed on Schedule 3.09(a) that relate to the Purchased Assets to be transferred to Acquisition Sub except where such transfer is prohibited by Law, by Governmental or Regulatory Authority, or by the terms and conditions of the Permits from being transferred;

(m) this Agreement and the transactions contemplated hereby shall have been duly adopted by the Required Seller Stockholder Vote;

(n) all Liens on the Purchased Assets have been fully released ;

(o) Acquisition Sub shall have received from Seller a letter in the form of Exhibit D addressed to the FDA on Seller’s letterhead and signed by Seller notifying the FDA that all rights in the Purchased PMA have been transferred to Acquisition Sub;

(p) Acquisition Sub shall have received from Seller a letter in the form of Exhibit G addressed to the BSI on Seller’s letterhead and signed by Seller notifying the BSI that all rights in the Purchased CE Marking(s) have been transferred to Acquisition Sub;

(q) Seller shall have prepared all of the Purchased Assets for shipping in accordance with Section 5.07 and, to the extent any such Purchased Assets are located on property not under the control of Seller, Seller shall have obtained all consents necessary to allow the Purchased Assets to be transferred pursuant to Section 5.07;

(r) Seller shall have filed a Medical Device Report under 21 C.F.R. Part 803 with respect to the complaint submitted to the FDA by a user of the GlucoWatch Biographer on December 30, 2002 (assigned Report Number 435942).

(s) Parent and Acquisition Sub shall have received from Seller a certificate in a form acceptable to Parent executed by an officer of Seller which states that as of the Closing Date, Seller is Solvent and does not expect to become Insolvent as a result of the transactions contemplated herein;

(t) Seller shall have completed complaint trending for all time periods from the commencement of commercial distribution of the Products through the end of the fourth quarter of 2004.

(u) Parent and Acquisition Sub shall have received from Seller all complaints or medical device reports that have been or should have been reported under 21 C.F.R. Part 820 that have not already been disclosed on Schedule 3.05(c)(iii) and all complaints or medical device reports that have been or should have been reported to foreign regulatory authorities, including European Union member state regulatory authorities, or to BSI;

(v) Parent and Acquisition Sub shall have received from Seller:

(i) a certificate executed by a duly authorized officer of Seller certifying the satisfaction of the conditions set forth in Section 6.01(b), Section 6.01(c) and Section 6.01(g);

(ii) a bill of sale transferring to Acquisition Sub all of the Purchased Assets in the form of Exhibit A hereto dated as of the Closing Date;

(iii) Assignments by country transferring to Acquisition Sub all of the Purchased Intellectual Property in the forms attached as Exhibit C-1, Exhibit C-2 and Exhibit C-3 hereto dated as of the Closing Date; and

(iv) an assignment and assumption agreement evidencing the assignment to, and assumption by, Acquisition Sub of the Assumed Contracts in the form of Exhibit B hereto dated as of the Closing Date; and

(w) Seller and Acquisition Sub shall have executed a Transition Agreement in the form set forth in Exhibit E hereto.

      SECTION 6.02     Conditions to Seller’s Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to this Agreement that makes consummation of transactions contemplated by this Agreement illegal; provided that, subject to Section 5.08(b), in the case of a restraining order, injunction or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered;

(b) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement shall be true and correct in all material respects (determined without regard to any knowledge or materiality qualifications therein) as of the date hereof and as of the Closing Date (other than to the extent any such representation or warranty addresses a matter as of a particular date, in which case such representation or warranty shall be true and correct as of such particular date, determined without regard to any knowledge or materiality qualifications therein), it being understood that this condition will be deemed to be satisfied unless the failure of any such representations and warranties to be true and correct, taken together in their entirety, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Acquisition Sub to consummate the transactions contemplated by this Agreement;

(c) each of the covenants and obligations of Parent and Acquisition Sub to be performed or complied with at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed or complied with in all material respects at or before the Closing Date; and

(d) this Agreement and the transactions contemplated thereby shall have been duly adopted by the Required Seller Stockholder Vote; and

(e) Seller shall have received from Parent a certificate executed by a duly authorized officer of Parent certifying the satisfaction of the conditions set forth in Section 6.02(b) and Section 6.02(c);

(f) Seller shall have received from Acquisition Sub a certificate executed by a duly authorized officer of Acquisition Sub certifying the satisfaction of the conditions set forth in Section 6.02(b) and Section 6.02(c); and

(g) Seller shall have received from Acquisition Sub state sales and use tax resale exemption certificates and shall have received from Parent manufacturer’s use tax exemption certificates for the necessary states.

ARTICLE 7

TERMINATION

       SECTION 7.01.     Termination. This Agreement may be terminated prior to the Closing Date for any reason provided below:

(a) by mutual written consent of Parent and Seller;

(b) by either Parent or Seller if a court of competent jurisdiction or other Governmental or Regulatory Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise making consummation of the transactions contemplated by this Agreement illegal; provided, that in the case of a restraining order, injunction or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered;

(c) by either Parent or Seller if the transactions contemplated by this Agreement are not consummated by the Termination Date; provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 7.01(c) if the failure to consummate the transactions contemplated hereby is attributable to a failure on the part of such party to perform or comply with any covenant in this Agreement required to be performed or complied with by such party at or prior to the Closing Date; and (ii) Seller shall not be permitted to terminate this Agreement pursuant to this Section 7.01(c) unless Seller shall have made any payment required to be made to Parent pursuant to Section 7.03(a) and shall have paid to Parent the fee, if any, required to be paid to Parent pursuant to Section 7.03(c);

(d) If a Triggering Event shall have occurred, by Parent at any time within five (5) Business Days of Parent’s or Acquisition Sub’s receipt of notice of the occurrence of such Triggering Event;

(e) by Parent if any of the representations and warranties of Seller set forth in this Agreement which are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects as of the date of this Agreement, or the representations and warranties that are qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all respects as of the date of this Agreement, in either case, such that Section 6.01(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement, any update of or modification to the schedules hereto made or purported to have been made after the date of this Agreement shall be disregarded);

(f) by Seller if any of Parent’s or Acquisition Sub’s representations and warranties contained in this Agreement shall fail to be true and correct as of the date of this Agreement, except where such failure does not have a material adverse effect on the ability of Parent or Acquisition Sub to consummate the transactions contemplated by this Agreement;

(g) by Seller if Seller has proposed to enter into or entered into an agreement with respect to a Superior Proposal or has approved or recommended a Superior Proposal in accordance with Section 5.04, provided that Seller has complied with all of the provisions of Section 5.04, including the notice provisions therein, and that simultaneously with terminating this Agreement Seller makes all payments required to be made to Parent pursuant to Section 7.03;

(h) by Seller or Parent if the Required Seller Stockholder Vote is not received at any meeting, or any adjournment thereof, of Seller’s stockholders held for the purpose of approving this Agreement and the transactions contemplated by this Agreement; and at which a vote is taken to approve this Agreement and the transactions contemplated by this Agreement;

(i) by Parent pursuant to Section 5.03 of this Agreement; or

(j) by Parent if Seller has a Material Adverse Effect.

       SECTION 7.02. Effect of Termination.

      In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 7.02, Section 7.03, Article 9 and Article 10 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation or warranty, or any material breach of any covenant, obligation or other provision contained in this Agreement; provided however, that, upon receipt by Parent of the Termination Fee and any nonrefundable expense reimbursement under Section 7.03(a) in accordance with the provisions hereof, Parent and Acquisition Sub shall have no further rights hereunder, at law or in equity, to damages or other relief and shall release and forever discharge Seller, and each of its past, present and future representatives, Affiliates, stockholders, directors, officers, employees, subsidiaries, successors and assigns from any and all claims, demands, proceedings or other obligations, known or unknown, both at law and in equity, which Parent and Acquisition Sub may ever have against such Persons arising out of any matter, cause or event occurring on or prior to the date of such receipt by Parent of the Termination Fee and any nonrefundable expense reimbursement under Section 7.03(a).

       SECTION 7.03. Expenses; Termination Fees.

      (a) Except as set forth in this Section 7.03 and Section 10.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that if this Agreement is terminated by Parent pursuant to Section 7.01(c), Section 7.01(d), Section 7.01(e), Section 7.01(h) or Section 7.01(j), or if this Agreement is terminated by Seller pursuant to Section 7.01(c), Section 7.01(g) or Section 7.01(h), then (without limiting any obligation of Seller to pay any fee payable pursuant to Section 7.03(c)), Seller shall make a nonrefundable cash payment to Parent, at the time specified in Section 7.03(b), in an amount, up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000), equal to the aggregate amount of all reasonable out of pocket fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and all filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the due diligence review of Seller by Parent and its respective Representatives, the preparation and negotiation of this Agreement and otherwise in connection with the transactions contemplated by this Agreement.

      (b) In the case of termination of this Agreement by Seller pursuant to Section 7.01(c), Section 7.01(g) or Section 7.01(h), any nonrefundable expense reimbursement payment required to be made pursuant to Section 7.03(a) shall be made by Seller prior to the time of such termination if Seller has been advised of such amount or two (2) Business Days following the time that Seller has been advised of such amount; and in the case of termination of this Agreement by Parent pursuant to Section 7.01(c), Section 7.01(d), Section 7.01(e), Section 7.01(h) or Section 7.01(j), any nonrefundable expense reimbursement payment required to be made pursuant to Section 7.03(a) shall be made by Seller within two (2) Business Days after such termination if Seller has been advised of such amount or two (2) Business Days following the time that Seller is advised of such amount.

      (c) If (i) this Agreement is terminated by Parent or Seller pursuant to Section 7.01(h) and, prior to the time of the meeting of Seller’s stockholders held for the purpose of approving the transactions contemplated by this Agreement, a bona fide Acquisition Proposal shall have been publicly disclosed or announced and not withdrawn and within one (1) year from the date of termination Seller consummates an Acquisition Proposal, (ii) this Agreement is terminated by Parent or Seller pursuant to Section 7.01(c) or by Parent pursuant to

Section 7.01(e) or Section 7.01(j) and at or prior to the time of termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly disclosed or announced and not withdrawn and within one (1) year from the date of termination Seller consummates an Acquisition Proposal, (iii) this Agreement is terminated by Parent pursuant to Section 7.01(d) or (iv) this Agreement is terminated by Seller pursuant to Section 7.01(g), then Seller shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount equal to Five Hundred Thousand Dollars ($500,000), less any nonrefundable expense reimbursement payment required to be made pursuant to Section 7.03(a) (the “Termination Fee”); provided, however, that for the purposes of this Section 7.03(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.04(d) hereof, except that the references to “significant portion” and “10%” in clauses (ii) and (iii) of such definition, respectively, shall be deemed to be references to “more than 50%” and clause (i) of such definition shall be deemed amended and replaced in its entirety by the following language: “(i) any merger, consolidation, share exchange, business combination or similar transaction involving Seller pursuant to which stockholders of Seller immediately prior to the consummation of such transaction would cease to own directly or indirectly at least 50% of the voting power of the outstanding securities of Seller (or of another Person that directly or indirectly would own all or substantially all the assets of Seller) immediately following such transaction in the same proportion as they owned prior to the consummation of such transaction.” In the case of termination of this Agreement pursuant to clauses (i) or (ii) of this Section 7.03(c), the Termination Fee shall be paid by Seller within two (2) Business Days after such consummation of an Acquisition Proposal; in the case of termination of this Agreement by Parent pursuant to Section 7.01(d), the Termination Fee shall be paid by Seller within two (2) Business Days after such termination; and in the case of termination of this Agreement by Seller pursuant to Section 7.01(g), the Termination Fee shall be paid by Seller at or prior to the time of such termination.

      (d) If Seller fails to pay when due any amount payable under this Section 7.03, then (i) Seller shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.03, and (ii) Seller shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 8

POST-CLOSING COVENANTS OF THE PARTIES

       SECTION 8.01. Public Announcements.

      After the Closing Date, Parent and Seller shall continue to abide by the restrictions on public announcements contained in Section 5.09.

       SECTION 8.02. Access to Facilities.

      After the Closing Date, Seller shall provide Parent and Acquisition Sub access to its facilities and, to the extent any such Purchased Assets are located on property not under the control of Seller, Seller shall cause access to Parent and Acquisition Sub to the Purchased Assets.

       SECTION 8.03. SEC Filings.

      After the Closing Date, Seller shall cooperate with Parent in the preparation of any filing with the SEC which may be required by Parent related to this Agreement and the transactions contemplated herein, including without limitation, the filing of a current report on Form 8-K announcing the Closing.

       SECTION 8.04. Financial Statements.

      To the extent required to be filed by Parent under SEC rules and regulations, Seller shall deliver to Parent, at Seller’s expense, on the later of (i) the Closing Date and (ii) March 10, 2005, audited financial statements with respect to Seller which are compliant with GAAP and all applicable securities Laws. Seller will pay the cost of producing such financial statements (including without limitation any audit fees related to such financial statements) to the extent such costs would otherwise be required to comply with Seller’s SEC reporting obligations. Seller shall cooperate with Parent to provide Parent with any additional information Parent may reasonably require in connection with Parent’s filing obligations under SEC rules and regulations.

       SECTION 8.05. FDA and Other Regulatory Compliance.

      (a) After the Closing Date, Seller, Parent and Acquisition Sub shall cooperate in the preparation of any documents, filings or approvals, including without limitation any supplements to the Purchased PMA required by the FDA to allow Parent or Acquisition Sub to sell, manufacture, service or otherwise have full use and enjoyment of the Purchased Assets and the Products, provided that each party shall bear its own costs.

      (b) After the Closing Date, Seller, Parent and Acquisition Sub shall cooperate in the preparation of any documents, filings or approvals, including without limitation any amendments or other filings required by BSI and/or the relevant foreign authorities, for the maintenance of the CE Marking of the Products or other foreign regulatory approvals, to allow Parent or Acquisition Sub to sell, manufacture, service or otherwise have full use and enjoyment of the Purchased Assets and the Products, provided that each party shall bear its own costs.

       SECTION 8.06. Product Liability Insurance.

      After the Closing Date, Seller shall not act or fail to act in any way to cancel, terminate or otherwise prohibit or reduce in any way Parent’s or Acquisition Sub’s ability to be an insured under the Tail Policy.

       SECTION 8.07. No Distributions to Stockholders.

      Seller shall not make distributions of any kind to its stockholders until all Liabilities of Seller (other than Assumed Liabilities and contingent Liabilities that are not Reportable Contingent Liabilities) have been satisfied, or provided for, in full.

       SECTION 8.08. Third-Party Correspondence.

      For a period of ninety (90) calendar days after the Closing Date (and thereafter only in the event that Seller continues as a body corporate), Seller shall use commercially reasonable efforts to forward to Parent and Acquisition Sub at the address contained in Section 10.02 within five (5) Business Days following the receipt of:

(a) any mail, written correspondence or other written communications related to the Purchased Assets it receives on or after the Closing Date; or

(b) all complaints about the Products, whether oral or written it receives on or after the Closing Date.

       SECTION 8.09. Further Assurances.

      Parent, Acquisition Sub and Seller shall execute and deliver such documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

       SECTION 8.10. Purchased Intellectual Property.

      Seller shall execute, acknowledge and deliver to Acquisition Sub all necessary additional assignment documents for the Purchased Intellectual Property. Seller shall not be responsible for the payment of recordation or registration fees or the fees of Acquisition Sub’s attorneys in connection with making such recordations or registrations.

       SECTION 8.11. COBRA.

      After the Closing Date, Seller shall assume any and all obligations arising under the continuation coverage requirements of Section 4980B of the Code and by COBRA or other applicable Law with respect to the Business Employees and their beneficiaries who experience a “Qualifying Event” (as defined in COBRA) on, prior to or after the Closing Date.

       SECTION 8.12. Product and Product Materials.

      After the Closing Date, Parent and Acquisition Sub, to the extent Products or advertising, marketing or promotional materials received from Seller are distributed or caused to be distributed or sold, shall either delete all references to “Cygnus, Inc.,” “Sankyo Pharma, Inc.” and “Sankyo Pharma” (and the Sankyo Pharma logo) on such Products and materials or shall provide written notice with all such Products and materials that Cygnus, Inc. and Sankyo Pharma Inc. are no longer affiliated with the Product.

       SECTION 8.13. Non-Affiliation.

      After the Closing Date, Seller shall use commercially reasonable efforts to inform its customers, suppliers, manufacturers, financial institutions, and other Persons having a current or prospective business relationship with Seller that Seller is not affiliated or associated with any Purchased Assets beyond the Closing Date. or with Parent or Acquisition Sub.

       SECTION 8.14. Use of “Cygnus” and the Swan Logo.

      After the Closing Date and subject to the terms and conditions of the Transition Agreement set forth as Exhibit E hereto, Seller shall cease and use reasonable efforts to cause its customers, suppliers, manufacturers, financial institutions and other Persons having current business relationships with Seller in the conduct of the Business, with the exception of parties to the Assumed Contracts, to cease the use of “Cygnus” and its swan logo as defined in the Transition Agreement in the advertising, marketing, manufacturing and sale of the Products and in reference to the Business. Seller shall not represent that it is affiliated or associated with any Purchased Assets or with Parent or Acquisition Sub after the Closing Date.

       SECTION 8.15. Allocation Schedule.

      The allocation of the Consideration among the Purchased Assets will be in compliance with Section 1060 of the Code and regulations promulgated thereunder. Parent shall prepare and submit to Seller a completed U.S. Internal Revenue Service Form 8594 at least sixty (60) calendar days prior to the due date of such Form. Parent and Seller and their respective Affiliates, if necessary, shall report, act and file Tax Returns (including but not limited to Form 8594) in all respects and for all purposes consistent with such allocation prepared by Parent.

ARTICLE 9

INDEMNIFICATION

       SECTION 9.01. By Seller.

      Seller shall indemnify, defend and hold harmless Parent and Acquisition Sub and their respective past, present and future Affiliates, officers, directors, agents and employees (collectively, the “Purchaser Indemnified Parties” and, individually, each a “Purchaser Indemnified Party”), from and after the Closing Date, from and against any and all Claims (including, without limitation, Claims arising out of facts or circumstances that have occurred on or prior to the Closing Date, even though such Claim may not be filed or come to light until after the Closing Date), Proceedings and/or Losses, which a Purchaser Indemnified Party may sustain, suffer or incur, resulting from, related to, or arising out of:

(a) any breach of any representation or warranty by Seller contained in this Agreement, any of the Seller Collateral Documents, or any schedule to this Agreement;

(b) any breach of any covenant, agreement or undertaking by Seller contained in this Agreement, any of the Seller Collateral Documents, or any schedule to this Agreement;

(c) any Liabilities of Seller other than the Assumed Liabilities and other than tort Liabilities;

(d) any non-compliance with applicable Law relating to bulk sales, bulk transfers and the like or to fraudulent conveyances, fraudulent transfers, preferential transfers and the like by Seller;

(e) any Liabilities which may arise out of any of the items listed on Schedule 3.04(b);

(f) any tort Liability (including without limitation, any contingent tort Liability) resulting from bodily injury or property damage caused by the Products but only to the extent such bodily injury or property damage occurred prior to the Closing Date, regardless of whether or not such Claims are caused or alleged to be caused, in whole or in part by the negligence or strict liability of Parent or Acquisition Sub; and

(g) any Claim or Court Order arising out of any of the foregoing even though such Claim or Court Order may not be filed, become final, or come to light until after the Closing Date.

      It is acknowledged and agreed that the Purchaser Indemnified Parties shall not have the right to seek indemnity (whether equitable, statutory, contractual or otherwise) against Seller for any tort Liability (including without limitation, any contingent tort Liability) resulting from bodily injury or property damage caused by the Products to the extent such bodily injury or property damage occurs on or after the Closing Date, and the Purchaser Indemnified Parties hereby release Seller from all such claims. Effective as of the Closing Date, Purchaser Indemnified Parties waive, and agree to waive in the future, any and all rights of recovery against Seller and its past, present and future Affiliates.

       SECTION 9.02. By Parent and Acquisition Sub.

      Parent and Acquisition Sub shall jointly and severally indemnify, defend and hold harmless Seller and its past, current and future Affiliates, officers, directors, agents and employees (collectively, the “Seller Indemnified Parties” and, individually, a “Seller Indemnified Party”) from and after the Closing Date, from and against any and all Claims, Proceedings and/or Losses, which a Seller Indemnified Party may sustain, suffer or incur, resulting from, related to, or arising out of:

(a) any breach of any representation or warranty by Parent or Acquisition Sub contained in this Agreement, any of the Purchaser Collateral Documents, or any schedule to this Agreement;

(b) any breach of any covenant, agreement or undertaking by Parent or Acquisition Sub contained in this Agreement, any of the Purchaser Collateral Documents, or any schedule to this Agreement;

(c) any of the Assumed Liabilities;

(d) any tort Liability (including without limitation, any contingent tort Liability) related to or arising out of any of the Products sold on or after the Closing Date, regardless of whether or not such Claims are caused or alleged to be caused, in whole or in part by the negligence or strict liability of Seller;

(e) any Liabilities related to or arising out of the operation of the Business on or after the Closing Date; and

(f) any Claim or Court Order arising out of any of the foregoing even though such Claim or Court Order may not be filed, become filed, or come to light after the Closing Date.

       SECTION 9.03. Limitations on Indemnity

      (a) Notwithstanding the foregoing, (i) no amounts shall be payable by Seller for a Claim made under Section 9.01 or by Parent or Acquisition Sub for a Claim made under Section 9.02 unless and until the aggregate amount payable thereunder exceeds Fifty Thousand Dollars ($50,000) (the “Deductible”), in which event all amounts in excess thereof shall be due; (ii) no Claim for indemnification under Section 9.01(a) or Section 9.02(a) shall first be asserted after the expiration of the applicable representation or warranty pursuant to Section 9.05; and (iii) in no event shall the maximum aggregate liability of Seller with respect to its obligations under Section 9.01 exceed Two Million Dollars ($2,000,000).

      (b) The amount of the Indemnifying Party’s liability under this Agreement shall be net of any applicable insurance proceeds, with the exception of sums paid by Seller’s insurance (including without limitation under the Tail Policy), actually received by the Indemnified Party in respect of the Loss for which indemnity is sought; provided, however, that Parent and Acquisition Sub are not under any obligation to submit any claim for insurance with respect of the Loss for which indemnity is sought. Further, the $2,000,000 limit of liability in section 9.03(a) shall be reduced by any sums actually paid by Seller’s insurance (including without limitation under the Tail Policy). Further, to the extent that Seller’s insurance (including without limitation under the Tail Policy) actually pays Parent and Acquisition Sub an amount equal to or in excess of $2,000,000, Seller shall have no further obligation to make indemnification payments under this Agreement.

      (c) Notwithstanding anything contained in this Agreement to the contrary, except to the extent arising from fraud, bad faith or intentional misrepresentation, no party shall be liable to the other party for any punitive damages arising out of this Agreement except to the extent that such party has incurred these liabilities from a third-party not a party to this Agreement.

       SECTION 9.04. Notice and Defense; Costs of Defense.

      (a) Promptly after acquiring knowledge of any Proceeding, Claim or Loss against which an Indemnified Party is or may be entitled to indemnification hereunder, such Indemnified Party shall send a Claim Notice to the Indemnifying Party, but any failure to so provide the Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Article 9 except to the extent that the Indemnifying Party’s ability to defend or mitigate such Claim, Proceeding or Loss, is materially prejudiced by the failure to give the Claim Notice and only to extent thereof. The Indemnifying Party shall be entitled to participate in the defense of such action and to assume control of such defense; provided, however, that:

(i) the Indemnified Party shall be entitled to participate in the defense of such Claim, Proceeding or Loss, and to employ counsel at its own expense to assist in the handling of such Claim, Proceeding or Loss;

(ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party (such approval shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Claim, Proceeding or Loss or ceasing to defend against such Claim, Proceeding or Loss, if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party;

(iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Party of a release of each such Indemnified Party from liability in respect of such Claim, Proceeding or Loss; and

(iv) the Indemnifying Party shall not be entitled to control but shall be entitled to participate at its own expense in the defense of, and the Indemnified Party shall be entitled to have sole control at its own expense over, the defense or settlement of any Claim, Proceeding or Loss to the extent the Claim, Proceeding or Loss seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition or prospects of the Indemnified Party. In such case, the Indemnified Party shall obtain the prior written approval of the Indemnifying Party (such approval shall not be unreasonably withheld) before entering into any settlement of such Claim, Proceeding or Loss or ceasing to defend against such Claim, Proceeding or Loss, if, pursuant to or a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party.

      (b) After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Claim, Proceeding or Loss, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. If the Indemnifying Party does not assume control of the defense of such Claim, Proceeding or Loss as provided in this Section 9.04, the Indemnified Party shall have the right to defend such Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 9.04. The reimbursement of fees, costs and expenses required by this Section 9.04 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

       SECTION 9.05. Survival of Representations and Warranties.

      Each of the representations and warranties in this Agreement shall survive the Closing Date and shall remain in full force and effect in accordance with its terms until ninety (90) calendar days after the Closing Date, after which they shall expire.

       SECTION 9.06. Characterization of Indemnity Payments.

      To the extent permitted by applicable Law, any payment made pursuant to this Article 9 shall be treated, for Tax purposes, as an adjustment to the Consideration.

       SECTION 9.07. Exclusive Remedy.

      Each of the parties hereto (on its own behalf and on behalf of its respective Affiliates or other Persons that may seek indemnification hereunder) hereby acknowledges and agrees that, after the Closing Date, any indemnification by this Article 9 (as subject to the limitations contained herein) shall be the sole and exclusive remedy of such party and its Affiliates or other Persons for any breach of the representations, warranties, covenants or agreements of the other parties set forth in this Agreement or in any of the documents contemplated hereby or other agreement, document or instrument delivered in connection with the Closing; and each of the parties hereto hereby waives any other remedy under law or in equity; provided, however, the foregoing limitation shall not apply in the case of fraud, bad faith or intentional misrepresentation.

ARTICLE 10

MISCELLANEOUS

       SECTION 10.01. Entire Agreement; Assignment.

      This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and is not intended to confer any rights or remedies upon any Person other than the parties hereto except that the Seller Indemnified Parties and the Purchaser Indemnified Parties are intended beneficiaries of the provisions of Article 9. The parties shall not assign this Agreement to any Person (by operation of law or otherwise) without the Consent of all other parties hereto.

       SECTION 10.02. Notices.

      All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Seller to:

Cygnus, Inc.
400 Penobscot Drive
Redwood City, CA 94063
Facsimile: (650) 599-3913
Attention: President/CEO

if to Parent or Acquisition Sub:

Animas Corporation
Animas Technologies LLC
200 Lawrence Drive
West Chester, PA 19380
Facsimile: (610) 644-8717
Attention: President

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP
Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103
Facsimile: (215) 981-4750
Attention: Barry M. Abelson, Esq.

       SECTION 10.03. Expenses.

      Except as expressly set forth in this Agreement, Parent, Acquisition Sub and Seller shall each pay their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. Seller shall pay all sales, use and any other taxes payable in connection with the transfer of the Purchased Assets as contemplated hereby; provided, however, that Parent is responsible for all other Taxes directly relating to the Purchased Assets (including but not limited to property, sales and use Taxes) that are incurred after the Closing Date.

       SECTION 10.04. Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice of law provisions (of the State of Delaware or any other state).

       SECTION 10.05. Consent to Jurisdiction.

      Parent, Acquisition Sub and Seller agree that any suit, action or Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or any Delaware state court sitting in Wilmington, Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or Proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably Consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such court or that any such suit, action or Proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.02 shall be deemed effective service of process on such party.

       SECTION 10.06.     Bankruptcy Qualification.

      Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any Contract shall be qualified to the extent that such enforceability may be affected by bankruptcy, insolvency and other similar Laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors’ rights and remedies.

      SECTION 10.07.     Headings.

      The headings in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

       SECTION 10.08.     Schedules.

      The schedules referred to in this Agreement shall correspond to the sections contained in this Agreement, and disclosures set forth in any schedule shall qualify the corresponding section of this Agreement.

       SECTION 10.09.     Severability.

      Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

       SECTION 10.10.     Reliance by Parent and Acquisition Sub.

      Notwithstanding the right of Parent and Acquisition Sub to investigate the business, assets and financial condition of Seller, and notwithstanding any knowledge obtained or obtainable by Parent and Acquisition Sub as a result of such investigation, Parent and Acquisition Sub has the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by Seller in this Agreement or pursuant hereto.

       SECTION 10.11.     Counterparts; Facsimile Signatures; Effectiveness.

      This Agreement may be executed in any number of counterparts (including facsimile signature) each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed by their respective authorized signatories as of the date first above written.

SELLER:
CYGNUS, INC.

By:	/s/ JOHN C HODGMAN

Name: John C Hodgman

Title:	Chairman, President & CEO

PARENT:
ANIMAS CORPORATION

By:	/s/ KATHERINE D. CROTHALL

Name: Katherine D. Crothall, PhD

Title:	President and Chief Executive Officer

ACQUISITION SUB:
ANIMAS TECHNOLOGIES LLC

By:	/s/ KATHERINE D. CROTHALL

Name: Katherine D. Crothall, PhD

Title:	President

ANNEX B

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

OF

CYGNUS, INC.

      This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the dissolution and complete liquidation of Cygnus, Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”) and Section 331 and Section 336 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

      1. The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and called a meeting (the “Meeting”) of the Company’s stockholders (the “Stockholders”) to take action on the Plan. If Stockholders holding a majority of the Company’s outstanding common stock, par value $.001 per share (the “Common Stock”), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the Stockholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

      2. After the filing of the Certificate of Dissolution (as defined herein) with the Secretary of State of the State of Delaware (the timing of which shall be within the absolute discretion of the Board of Directors and may be delayed by the Board of Directors for as long as it deems necessary, appropriate or desirable, but in no event later than three years from the Adoption Date), the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan and pursuant to Section 278 of the DGCL. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

      3. From and after the filing of the Certificate of Dissolution with the Secretary of State of the State of Delaware, the Company shall complete the following corporate actions:

a. The Company shall determine whether and when to collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the Stockholders. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

b. The Company shall, as determined by the Board of Directors, adopt a plan of distribution providing for the Company to (i) pay or make reasonable provision to pay all claims and obligations of the Company, including all contingent, conditional or unmatured contractual claims known to the Company, (ii) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company that is the subject of a pending action, suit or proceeding to which the Company is a party and (iii) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten years after the date of dissolution. The plan of distribution shall provide that such claims shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets. If there are insufficient assets, such plan shall provide that such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefore.

c. The plan of distribution shall provide that the Company shall distribute pro rata to the Stockholders all available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making provision for claims pursuant to Section 3(b) above. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors, in its absolute discretion, may determine. The Company shall, as determined by the Board of Directors, in its absolute discretion, establish and set aside an amount of cash or property (the “Contingency Reserve”) to satisfy actual or potential claims against or obligations of the Company as provided in the Plan.

      4. The distributions to the Stockholders pursuant to Sections 3, 7 and 8 hereof shall be in complete cancellation of all of the outstanding Common Stock. As a condition to receipt of any distribution to the Stockholders, the Board of Directors, in its absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to the Stockholders, the Board of Directors, in its absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the date of dissolution of the Company, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company.

      5. If any distribution to a Stockholder cannot be made, whether because the Stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

      6. [Reserved.]

      7. If the Board of Directors determines to follow the procedures described in Section 280 of the DGCL, then the additional steps set forth below shall, to the extent necessary or appropriate, be taken:

a. The giving of notice of the dissolution to all persons having a claim against the Company and all persons with contingent, conditional or unmatured contractual claims and the rejection of any such claims in accordance with Section 280 of the DGCL;

b. The offering of security to any claimant on a contract whose claim is contingent, conditional or unmatured in an amount the Company determines is sufficient to provide compensation to the claimant if the claim matures, and the petitioning of the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who has rejected such offer in accordance with Section 280 of the DGCL;

c. The petitioning of the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (i) any claims against the Company which is the subject of a pending action, suit, or proceeding, and (ii) claims that have not been made known to the Company or, that have not arisen, but that, based on facts known to the Company, are likely to arise or become known within five years after the date of dissolution (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL;

d. The payment of all claims made against the Company and not rejected, in accordance with Section 280 of the DGCL;

e. The posting of all security offered and not rejected and all security ordered by the Court of Chancery in accordance with Section 280 of the DGCL; and

f. The payment, or the making of adequate provision for payment, of all other claims that are mature, known and uncontested or that have been finally determined to be owing by the Company.

      Notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 280 of the DGCL, and the adoption of the Plan by the Company’s Stockholders shall constitute full and complete authority for the Board of Directors and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) thereof.

      8. [Reserved.]

      9. After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable (and which may be delayed by the Board of Directors for as long as it deems necessary, appropriate or desirable, but in no event later than three years from the Adoption Date), file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL and shall also obtain any certificates required from the state tax authorities of other states necessary for filings in such other states.

      10. Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the Stockholders of the sale, exchange or other disposition, in liquidation of all of the property and assets of the Company following the filing of the Certificate of Dissolution, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of any contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

      11. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

      12. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Stockholders of the payment of any such compensation.

      13. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation and by-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board of Directors, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligations hereunder.

      14. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the DGCL.

      15. The Board of Directors of the Company is hereby authorized, without further action by the Stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

ANNEX C

One Penn Plaza, 42nd Floor, New York, NY 10119-4000	(212) 273-7100

December 16, 2004

Board of Directors

Cygnus, Inc.
400 Penobscot Drive
Redwood City, CA 94063

Members of the Board of Directors:

      You have requested our opinion as to the fairness, from a financial point of view, to Cygnus, Inc. (“Cygnus” or the “Company”) of the Consideration (as defined below) to be paid to the Company pursuant to an Asset Purchase Agreement for certain of the non-cash assets of the Company, dated as of the date hereof, by and among Cygnus, Animas Corporation (“Animas”) and “Acquisition Sub” (the “Agreement”) in connection with the proposed sale (the “Transaction”) of the Purchased Assets and the Assumed Liabilities (each as defined in the Agreement) by the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

      In consideration of the sale and assignment of all the Purchased Assets (free and clear of all Liens) and the Assumed Liabilities to Animas at the Closing, Animas shall pay Cygnus $10.0 million in cash (the “Consideration”), as described in the Agreement.

      In connection with rendering our opinion we have, among other things:

(i) reviewed certain publicly available business and financial data relating to the Company and the Purchased Assets, including the Company’s annual reports to stockholders on Form 10-K for the fiscal years ended December 31, 2002 and 2003, and quarterly reports on Form 10-Q for the nine months ended September 30, 2004, and all financial statements therein;

(ii) reviewed certain financial and operating information with respect to the business, operations and prospects of Cygnus and the Purchased Assets furnished to us by the Company;

(iii) reviewed certain projected cash balance data of the Company for periods through 2005 furnished to us by the Company;

(iv) compared the financial performance and the prices and trading activity of Cygnus’ common stock with those of other companies that we deemed relevant;

(iv) compared the financial terms of the Transaction with the financial terms, to the extent publicly available, of other transactions we deemed relevant;

(v) held discussions with the management of the Company concerning the past and current business operations of the Company and the Purchased Assets;

(vi) reviewed the Execution Copy of the Agreement dated December 16, 2004; and

(vii) made such other studies and inquiries, and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria, as we deemed relevant.

      Our opinion is based on market, economic and other conditions and circumstances involving the Company and the Purchased Assets, and the Company’s industry, as they exist today and which, by necessity, can only be evaluated by us on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

C-1

      In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with us by the Company or otherwise publicly available, and have assumed that there have been no material changes in the business operations, financial condition or prospects of the Company, or with respect to the Purchased Assets since the respective dates of such information. We have not independently verified this information, nor have we had such information independently verified. With respect to the financial figures relating to the Company and the Purchased Assets reviewed by or discussed by the Company with us, we have been advised by the management of the Company that such figures were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the historical financial performance of the Company and the Purchased Assets. We have not conducted a physical inspection of any of the assets, properties or facilities of the Company, nor have we made or obtained any independent evaluation or appraisals of any such assets, properties or facilities of the Company. We have assumed that the financial forecasts provided to us by the Company have been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We express no view as to such forecasts or projection information or the assumptions underlying such forecasts or projections.

      We have further assumed with your consent that the Transaction will be consummated in accordance with the terms described in the Agreement, without amendments, modifications or waivers thereto.

      We have not been asked to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategy that may exist for the Company. It is understood that our opinion has been prepared for the benefit of the Board of Directors of the Company solely for use in its consideration of the fairness, from a financial point of view, of the Consideration and that, subject to the remainder of this paragraph, our opinion may not be used by the Company for any other purpose. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction. Our opinion may not be disseminated, quoted, referred to, reproduced or disclosed to any person at any time or in any manner, without our prior written consent, except that our opinion may be reproduced in full and included as an exhibit to the Seller Proxy Statement. Our opinion is not a recommendation as to any matter to be presented to shareholders of the Company. Our opinion does not constitute an opinion as to how the prices of the securities of the Company or Animas may trade in the future.

      First Albany Capital Inc. (“First Albany”) will receive a fee for rendering this opinion, which fee is not contingent upon consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

      First Albany is a full service investment banking and capital markets securities firm which is engaged on a regular basis in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate, estate and other purposes. As a customary part of its business, First Albany may from time to time effect transactions for its own account or for the account of its customers, and hold positions (long or short) in securities of, or options on, securities of the Company and Animas.

      Based upon and subject to the foregoing and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the Consideration to be paid to the Company in connection with the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ FIRST ALBANY CAPITAL INC.

FIRST ALBANY CAPITAL INC.

C-2

PROXY

CYGNUS, INC.

SPECIAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of
Directors of Cygnus, Inc.

     The undersigned stockholder of Cygnus, Inc. hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders of Cygnus, Inc., to be held on March 23, 2005, and hereby appoints John C Hodgman, Craig W. Carlson and Barbara G. McClung, and each of or any of them, proxy and attorney-in-fact, with full power of substitution and resubstitution, on behalf and in the name of the undersigned, to represent the undersigned at such meeting and at any adjournment or postponement thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE LISTED PROPOSALS, AND AS THE PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

		FOR	AGAINST	ABSTAIN
1.	To Approve and Adopt the Asset Purchase Agreement and the Asset Sale	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	To Approve the Plan of Complete Liquidation and Dissolution	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	To Vote to Adjourn the Meeting Even If a Quorum Is Present, If Necessary to Solicit Additional Votes in Favor of Approval of the Asset Purchase Agreement and/or the Plan of Complete Liquidation and Dissolution	☐	☐	☐

     And, in their discretion, the proxies are authorized to vote on such other business as may properly come before the Meeting or any adjournment or postponement thereof.

SIGNATURE(S)	DATE	, 2005

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears hereon. Where shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership by authorized person.